   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1999


                                                      REGISTRATION NO. 333-78007
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            BIOMETRIC SECURITY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                WYOMING                                    6719                                  98-0204725
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION NUMBER)                   IDENTIFICATION NUMBER)

                            ------------------------

                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
                  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT)

                            ------------------------

                           ROBERT M. KAMM, PRESIDENT
                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                           ROBERT M. KAMM, PRESIDENT
                            BIOMETRIC SECURITY CORP.
                       C/O HATHAWAY, SPEIGHT & KUNZ, LLC
                                ATTORNEYS AT LAW
                               2515 WARREN AVENUE
                              POST OFFICE BOX 1208
                          CHEYENNE, WYOMING 82003-1208
                                 (307) 634-7723
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                     JONATHAN C. GUEST                                               DAVID J. RAFFA
                PERKINS, SMITH & COHEN, LLP                                CATALYST CORPORATE FINANCE LAWYERS
                     ONE BEACON STREET                                                 SUITE 1100
                BOSTON, MASSACHUSETTS 02108                                    1055 WEST HASTINGS STREET
                 TELEPHONE: (617) 854-4000                                    VANCOUVER, BRITISH COLUMBIA
                 FACSIMILE: (617) 854-4040                                           CANADA V6E 2E9
                                                                               TELEPHONE; (604) 688-6900
                                                                               FACSIMILE: (604) 443-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:  Not Applicable

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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PROSPECTUS


                                                           DATED OCTOBER 1, 1999



                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6

                                REPURCHASE OFFER

   (3,285,260 SHARES OF COMMON STOCK WITHOUT PAR VALUE AT NOVEMBER 10, 1998)

     On November 10, 1998, we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the law of Wyoming. Since we did not file a registration statement in connection with this transfer, we may have violated the Securities Act of 1933. Accordingly, we now offer to repurchase 3,285,260 shares of our common stock outstanding at November 10, 1998, at a cash price of Cdn. $0.20 (US$ 0.13) per share, plus interest, for a total repurchase amount Cdn. $657,052 (US$ 427,084), plus interest. We are making this offer only to U.S. persons who owned Biometric common stock at November 10, 1998.


     THIS REPURCHASE OFFER WILL EXPIRE ON NOVEMBER 8, 1999.


     If we receive so many repurchase acceptances, or are otherwise required to repurchase shares, so that immediate payment could make Biometric insolvent, we may decide to defer payment or pay in installments so that Biometric is not rendered insolvent. If we delay payment, Biometric will pay interest until payment is made.

     We do not make any recommendation about whether shareholders should accept or reject the repurchase offer. Whether or not you accept this offer, you may still have the right to sue Biometric for its failure to file a registration statement under the Securities Act in connection with the transfer to Wyoming and otherwise not complying with any applicable state or Canadian securities laws.


     If you want Biometric to repurchase your shares, please complete the repurchase agreement accompanying this prospectus and return it as follows:
Biometric Security Corp., Suite 1940 - 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6, Attention: Corporate Secretary. Your completed form must be accompanied by any Biometric common stock certificates that you possess. If you do not possess any Biometric common stock certificates, you must provide other documentation as specified in the repurchase agreement.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THERE ARE A NUMBER OF RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS REPURCHASE OFFER. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

THIS PROSPECTUS HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


               The date of this prospectus is             , 1999

                               TABLE OF CONTENTS


SUMMARY.....................................................     1
     Biometric Security Corp. ..............................     1
     The Repurchase Offer...................................     1
     Legal Rights of Repurchase Offerees and Consequences of
      Acceptance
       or Non-Acceptance....................................     2
     Material Tax Consequences..............................     2
     Biometric Common Stock.................................     2
     Historical Per Share Information.......................     2
RISK FACTORS................................................     3
REPURCHASE OFFER............................................    10
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING
  SECURITIES................................................    13
DIRECTORS AND EXECUTIVE OFFICERS............................    14
EXECUTIVE COMPENSATION......................................    16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    18
BIOMETRIC SECURITY CORP. ...................................    20
DESCRIPTION OF PROPERTY.....................................    30
LEGAL PROCEEDINGS...........................................    30
SELECTED FINANCIAL DATA.....................................    31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    32
LEGAL MATTERS...............................................    37
EXPERTS.....................................................    37
WHERE YOU CAN FIND MORE INFORMATION.........................    37
INDEX TO FINANCIAL STATEMENTS OF BIOMETRIC SECURITY CORP.
  AND BIOMETRIC IDENTIFICATION, INC.........................   F-1

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                                    SUMMARY

     In this summary, we highlight selected information from this document. We haven't included all of the information that is important to you. To better understand our share repurchase offer, you should read carefully this entire document and the documents to which we have referred you. We have included page references to direct you to more complete descriptions of the topics presented in this summary. In this document, we use the plain "$" sign to refer to Canadian dollars, and "US$" to refer to United States dollars.

BIOMETRIC SECURITY CORP. (PAGE 20)

     Our principal business is our investment in Biometric Identification, Inc., a company based in California. Biometric Identification is controlled by Arete Associates, a research and development contractor also based in California and privately held. Biometric Identification designs, manufactures and markets devices for fingerprint identification using technology based on "biometrics," which is the science of identifying individuals through their own unique physical characteristics such as fingerprints and hand shape. Biometric Identification acquired its technology under a license from Arete.

     In June 1998, we agreed with Arete that we could invest up to US$ 5,000,000 in debentures, which are debt securities, to be issued by Biometric Identification. We can convert these debentures into Biometric Identification common stock. As of July 23, 1999, Biometric had acquired all US$ 5,000,000 of the Biometric Identification debentures. If we convert all of them into Biometric Identification common stock, we will hold approximately 45% of its common stock. Biometric is currently evaluating whether to convert its debentures into Biometric Identification common stock. We have not yet made a decision about this.

     Before we invested in Biometric Identification, we were in the mineral exploration business. We still own several properties in Argentina. Since we do not think the precious metals markets will soon recover from slumping demand, we decided to get out of the mineral exploration business. We have ended all of our Argentinean operations and recently reached a preliminary agreement to sell these properties. When they are sold, we will have essentially left our former business.

     Please see "Where You Can Find More Information" on page 37 for additional information about Biometric.

     Our main office is located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6, and our telephone number is (604) 687-4144.

THE REPURCHASE OFFER (PAGE 10)


     We are offering to repurchase all shares of our common stock which were held by U.S. shareholders of record on November 10, 1998, at a cash price of $0.20 (US$ 0.13) per share, plus interest. This offer will expire on November 8, 1999. The repurchase price is the closing price of Biometric's common stock on the Vancouver Stock Exchange on October 9, 1998, the date of the shareholder vote approving our change of domicile to Wyoming.


     We are making this repurchase offer because, when we changed our domicile from British Columbia to Wyoming in November 1998, we may have been required to file a registration statement with the SEC, which we did not do. Since we didn't file a registration statement, we may have violated some federal and state securities laws. If you accept the repurchase offer, but have already sold your shares at a price below the repurchase price, you are entitled to receive cash in the amount of that difference.

     We are making this offer only to U.S. persons who owned Biometric common stock at November 10, 1998. This is because Biometric, as a Canadian company, made the disclosures required by Canadian law when we sought shareholder approval for our transfer to Wyoming. All of our shareholders got the benefit of disclosure in accordance with Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision and that the shareholder disclosure materials should have been registered in accordance with the Securities Act of 1933.

     Even though we are making this repurchase offer, we haven't concluded that we did not comply with applicable federal and state securities laws, and we aren't waiving any applicable statutes of limitation.

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     If you want Biometric to repurchase your shares, please see "Repurchase Offer," below, and the repurchase agreement accompanying this prospectus, for instructions on how to respond to this repurchase offer.

LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE (PAGE 10)

     We are making the repurchase offer to protect Biometric from any future repurchase liability, although Biometric's liability may survive and may not be limited by the repurchase offer. If you owned Biometric shares when we moved to Wyoming, you could require us to buy those shares from you at the market price at the time of the move, or make up the difference to you if you have since sold your shares at a lower price.

MATERIAL TAX CONSEQUENCES (PAGE 11)

     Tax matters are often complicated and the tax consequences to you from the repurchase will depend in part on the facts of your own situation. You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you from the repurchase. In general, though, if we repurchase your shares, you would be subject to tax on the excess, if any, of what we pay you now for your shares over what you originally paid for them. If you have already sold your shares for a lower price than our repurchase offer price, and we reimburse you for the difference, you would be subject to tax on the excess, if any, of the total of our reimbursement to you plus what you sold the shares for, over what you originally paid for the shares.

BIOMETRIC COMMON STOCK


     On November 10, 1998 we had 20,834,412 outstanding shares of common stock, and at September 10, 1999, we had 57,684,208. We do not have any other kind of stock.


HISTORICAL PER SHARE INFORMATION (CANADIAN DOLLARS)

     The following table shows historical earnings, dividend and book value per share data for Biometric. The information is only a summary and you should read it along with the following sections of this document for information about Biometric's financial condition and results of operations: "Selected Financial Data" on page 31; our audited financial statements and notes, beginning on page F-1; and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 32.

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------
                                                    1998      1997      1996      1995     1994
                                                   ------    ------    ------    ------   ------
Net Book Value per Share.........................  $ 0.12    $ 0.48    $ 0.89    $ 0.35   $ 0.37
Net Income (Loss) per Share......................  $(0.38)   $(0.13)   $(0.14)   $(0.20)  $(0.10)
Cash Dividends per Share.........................       0         0         0         0        0

Market Price Information

     Biometric's common shares are traded on the Vancouver Stock Exchange under the symbol "BMS," and are also traded from time to time on the over-the-counter market in the United States under the symbol "BMSX." Biometric's securities issued in offshore transactions under Regulation S of the Securities Act are traded in offshore resales governed by Rule 904 of Regulation S under the symbol "BMS. S" on the VSE.

     On May 6, 1999, the date before Biometric filed a registration statement with the SEC concerning our proposed repurchase offer, the closing price of our stock on the VSE was $0.35, and the closing price of our stock on the over-the-counter market was US$ 0.25.

                                  RISK FACTORS

     You should read the first two risk factors to help you understand some of the risks we face in connection with our repurchase offer. You may also find it helpful to read the other risk factors so you understand more clearly the risks of our investment in Biometric Identification.

     This prospectus contains statements that plan for or anticipate the future. We believe that some of these statements are "forward-looking" statements. Forward-looking statements include statements about the future of the biometric identity verification industry, statements about future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements use words like "anticipate," "plan," "believe," "expect," and "estimate." However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of those factors. You therefore shouldn't place undue reliance on forward-looking statements. Also, we have no obligation to publicly update forward-looking statements we make in this prospectus.

                     RISKS RELATED TO OUR REPURCHASE OFFER

     WE MAY HAVE VIOLATED SECURITIES LAWS IN CONNECTION WITH OUR MOVE TO WYOMING, AND PERSONS WHO WERE OUR SHAREHOLDERS AT THAT TIME, INCLUDING NON-U.S. SHAREHOLDERS, COULD REQUIRE BIOMETRIC TO REPURCHASE THEIR SHARES, OR THEY COULD POSSIBLY SUE BIOMETRIC. As discussed under "Repurchase Offer," in November 1998 we transferred our corporate domicile from British Columbia to Wyoming. Since we did not file a registration statement under United States securities law in connection with this transfer, it is possible that we violated federal securities laws and that, if we did so, anyone who owned our shares at the time of the transfer could require us to repurchase the shares from them, or they could sue us. The federal securities laws require registration of securities -- sometimes even if a company is just changing its domicile, as we did -- unless an appropriate exemption from the registration requirements of those laws is available. If an exemption did not exist in connection with our transfer to Wyoming, we may have violated the registration requirements. We make no admission of any violation of federal securities laws. Also, no shareholder has sought repurchase of any shares. However, we intend to make a repurchase offer to the U.S. persons who held our shares at the time of the transfer to Wyoming, by means of this prospectus. We are making this offer only to U.S. persons who owned Biometric common stock at November 10, 1998 because, although we complied with applicable Canadian disclosure requirements at the time of the transfer, it is possible that our U.S. stockholders could claim that they were being asked to make an investment decision and accordingly that the shareholder material should have been registered under U.S. securities laws. If all our U.S. shareholders as of November 10, 1998, accept the repurchase offer, we would need to pay them approximately $657,052, or approximately US$ 427,084, based on current exchange rates, plus interest. If our U.S. shareholders refuse to accept the remedy offered in this repurchase offer, or if we can't complete the repurchase offer, they could sue us, alleging violations of United States securities laws. Further, even if we complete the repurchase offer, all of our shareholders, including our U.S. shareholders, could still sue us, alleging violations of United States securities laws.

     WE ARE MAKING THIS REPURCHASE OFFER TO U.S. SHAREHOLDERS ONLY. HOWEVER, BIOMETRIC'S NON-U.S. SHAREHOLDERS MAY BE ABLE TO COMPEL US TO REPURCHASE THEIR SHARES AS WELL, IF THEY SUCCESSFULLY SUE US FOR VIOLATING U.S. SECURITIES LAWS IN CONNECTION WITH OUR MOVE TO WYOMING. IF WE ARE COMPELLED TO REPURCHASE SHARES FROM BIOMETRIC'S NON-U.S. SHAREHOLDERS, THIS COULD MAKE BIOMETRIC INSOLVENT OR REQUIRE BIOMETRIC TO OBTAIN ADDITIONAL FINANCING. If all our U.S. shareholders as of November 10, 1998, accept the repurchase offer, we would need to pay those shareholders up to approximately $657,052 (US$ 427,084), plus interest. However, if Biometric's non-U.S. shareholders are able to compel us to purchase their shares as well, and all of the U.S. shareholders accept the repurchase offer, we would need to pay those shareholders up to approximately Cdn. $4,200,000, or approximately US$ 2,800,000, based on current exchange rates, plus interest. We might not have enough money available to pay our shareholders if many of them accept the repurchase offer, and in any case, corporate law prohibits our board of directors from making payments to shareholders that could render Biometric insolvent. We might have to obtain additional funds by selling stock or borrowing money, and we might not be able to raise enough money by those means. We might have to delay payments or pay some shareholders in installments to avoid making Biometric insolvent. If we have to delay payments, we would have to pay interest on the amounts due, which would increase the total amount we would have to pay and further strain our cash position.


     WE MAY HAVE VIOLATED SECURITIES LAWS GOVERNING INVESTMENT COMPANIES BECAUSE OUR INVESTMENT IN BIOMETRIC IDENTIFICATION AND LACK OF SUBSTANTIAL NON-INVESTMENT-TYPE ASSETS COULD RESULT IN OUR BEING TREATED AS AN UNREGISTERED INVESTMENT COMPANY. OUR SHAREHOLDERS COULD SUE US ON THE BASIS OF A CLAIMED VIOLATION. Our purchase of the Biometric Identification securities and sale of our mining properties may mean we have assets that could result in our technically qualifying as an investment company under federal securities law even if that is not our goal. Because investment companies are required to register under the federal securities law and we did not do so, we may have violated federal securities law. Management has been reviewing and continues to analyze methods to avoid inadvertent treatment as an investment company, and may consider registering as an investment company, but has made no decision as to the latter. Biometric may not be able to avoid investment company classification as rapidly as desired, even though we might try, for example, to get approval of an exemption application, change our mix of assets or qualify for a statutory exemption, because of the demanding legal standards that must be met. Accordingly, our shareholders could sue us for an alleged violation of the federal investment company law.


          RISKS RELATED TO OUR INVESTMENT IN BIOMETRIC IDENTIFICATION

FINANCING AND INVESTMENT RISKS

     OUR ONLY MAJOR ASSET IS OUR INVESTMENT IN BIOMETRIC IDENTIFICATION DEBENTURES. WE HAVE NO OTHER INVESTMENTS THAT COULD OFFSET POOR RESULTS OF BIOMETRIC IDENTIFICATION, WHICH HAS A HISTORY OF NET LOSSES. IF BIOMETRIC IDENTIFICATION CONTINUES TO LOSE MONEY, IT COULD LOSE INVESTMENT VALUE, WHICH IN TURN COULD CAUSE YOUR INVESTMENT IN BIOMETRIC TO LOSE VALUE. Right now, our success depends entirely on the future of Biometric Identification. In turn, your investment in us is subject to that risk. Biometric Identification has a history of losses, mainly due to the required accounting treatment of research and development outlays which Biometric Identification has to expense in the year incurred. For the year ended December 31, 1998, Biometric Identification had a net loss of US$ 3,934,609, and for the year ended December 31, 1997, Biometric Identification had a net loss of US$ 1,337,446. For the four months ended April 30, 1999, Biometric Identification had a net loss of US$ 1,958,168. We are leaving the natural resource industry sector in order to enter the technology industry. But we have only identified one company, namely Biometric Identification, in which to invest in the short term. We don't have any other investments that might offset Biometric Identification's recent net losses.

     BIOMETRIC DOESN'T CONTROL BIOMETRIC IDENTIFICATION. SINCE BIOMETRIC DOESN'T YET OWN ANY SHARES IN BIOMETRIC IDENTIFICATION, BIOMETRIC DOESN'T HAVE SHAREHOLDERS' RIGHTS SUCH AS THE RIGHT TO ELECT BIOMETRIC IDENTIFICATION DIRECTORS, SO WE MAY NOT BE ABLE TO CAUSE BIOMETRIC IDENTIFICATION TO TAKE ACTIONS THAT WE THINK MAKE GOOD BUSINESS OR FINANCIAL SENSE. Our investment in Biometric Identification consists only of its convertible debentures that don't have voting rights, so we currently have little to no control over Biometric Identification management policies. Until we exercise our rights to convert these debentures to common stock of Biometric Identification, we will not have the voting and other rights provided to the shareholders of Biometric Identification through their shareholdings. Although Biometric's new President, Robert Kamm, is also President of Biometric Identification, we don't have any control over Biometric Identification's shareholders or board of directors. We might not always be able to cause Biometric Identification to take actions that we think make good business or financial sense.

     BIOMETRIC IDENTIFICATION HAS A LARGE AMOUNT OF DEBT FOR A COMPANY ITS SIZE AND COULD DEFAULT IN ITS PAYMENT OF OBLIGATIONS. IF BIOMETRIC IDENTIFICATION CAN'T MAKE ITS DEBT PAYMENTS, BIOMETRIC COULD LOSE ITS

INVESTMENT IN BIOMETRIC IDENTIFICATION. Our Biometric Identification convertible debentures are unsecured and do not provide for regular payments of principal to us. If Biometric Identification can't generate enough cash to pay our principal and interest payments when due, it may default on our debentures and, if that happens, we could be forced to begin collection efforts or lose all of our investment. Biometric Identification currently has a large amount of debt. At December 31, 1998, Biometric Identification had outstanding convertible debt totaling US$ 2,709,000, compared to total assets of US$ 769,974. At April 30, 1999, Biometric Identification had outstanding convertible debt totaling US$ 4,422,500, compared to total assets of US$ 1,167,040.

     NEITHER BIOMETRIC NOR BIOMETRIC IDENTIFICATION IS PROFITABLE YET, AND NEITHER COMPANY CAN BE SURE OF RAISING ENOUGH MONEY FROM OUTSIDE SOURCES, SO WE MAY NOT BE ABLE TO GROW OUR BUSINESSES OR EVEN RAISE ENOUGH FUNDS NECESSARY TO CONTINUE OPERATING OUR BUSINESSES. Biometric Identification is a relatively new business, incorporated in 1995. In addition, our own business has recently completely changed its direction. As new and growing businesses, both we and Biometric Identification don't yet generate profits from our operations to cover our day-to-day operating costs and to make investments, such as buying expensive new equipment, that we need to grow our businesses. Therefore, we need money from outside sources and if we can't raise enough money, we and Biometric Identification may not be able to keep operating our businesses. In the past, both we and Biometric Identification have had to sell stock in our companies, and also borrow money, to meet our large and ongoing needs for capital. If we can't continue to raise enough money from these sources, neither we nor Biometric Identification will be able to grow our businesses and we may not even be able to cover our own day-to-day operating needs. We have invested money in Biometric Identification, but that won't be enough to keep Biometric Identification solvent. Further, if we can't provide more money to Biometric Identification, and they have to sell more stock to other people, our ownership interest in Biometric Identification could be lessened.

RISKS RELATING TO BIOMETRIC IDENTIFICATION'S BUSINESS AND OPERATIONS

     BIOMETRIC IDENTIFICATION MAY NOT BE ABLE TO DEVELOP A LARGE ENOUGH MARKET FOR ITS BIOMETRIC IDENTITY VERIFICATION PRODUCTS; THESE PRODUCTS AREN'T YET IN WIDE USE. UNLESS THIS MARKET GROWS, BIOMETRIC IDENTIFICATION MIGHT NOT BE ABLE TO SUCCEED. If biometric identity verification products don't become generally accepted in the marketplace, Biometric Identification could become one of several competitors in a small market, and might not be able to generate enough revenues and profits to grow beyond its current size. Its major products, namely biometric identity verification products and biometric imaging products, have not experienced widespread commercial acceptance. In part, this is because biometric identity verification products are a new approach to identity verification and they have not been widely used.

     Factors that could affect whether Biometric Identification can develop a large market for biometric identity verification products include:

        - whether their cost, performance and reliability compare favorably to competitive products

        -  whether customers come to understand their benefits

        - whether the public will be "put off" by the intrusiveness of the products and how companies collect and use fingerprint information

           NOTE: Some groups have objected to biometric identity verification products on civil liberties grounds, as an invasion of privacy, and legislation has been proposed to regulate the use of biometric identity verification products to prevent such abuse

        - whether the public trusts that companies will not abuse the confidentiality of personal information created from using biometric identity verification products

        - whether institutional purchasers such as banks and retailers will install the infrastructure in automatic teller machines and point-of-sale equipment to use biometric identity verification products

        - whether Biometric Identification can develop an international market for its products and

        - whether Biometric Identification successfully markets and promotes its products

     BECAUSE BIOMETRIC IDENTIFICATION IS MUCH SMALLER THAN MANY OF ITS COMPETITORS, IT MAY LACK THE RESOURCES TO CAPTURE AN INCREASED MARKET SHARE. ALSO, BIOMETRIC IDENTIFICATION'S LOW-TECH COMPETITORS CAN DEVOTE LESS RESOURCES TO PRODUCT DEVELOPMENT AND MORE RESOURCES TO MARKETING WHICH COULD ALSO REDUCE BIOMETRIC IDENTIFICATION'S MARKET SHARE. Biometric Identification is a small company with a history of net losses. It may not be able to compete for market share equally with some of the larger companies in the fingerprint identification industry which, unlike Biometric Identification, can generate large amounts of funds for use in product development and marketing. Further, in addition to competing with other providers of sophisticated biometric imaging systems, Biometric Identification also competes with providers who use traditional "low-tech" identification and security systems, e.g., key card, surveillance systems and passwords. Biometric Identification could lose market share to these low-tech companies as well, since they may be able to concentrate more resources on marketing rather than product development. A number of start-up and established companies develop and market software and hardware for fingerprint biometric security applications that could compete directly with Biometric Identification's products. It is also possible that other biometric identification technologies of which we and Biometric Identification are aware, could ultimately be more widely adopted. These technologies could reduce demand for Biometric Identification's products even if they were demonstrably superior. For example, a well-financed company with a large customer base and established distribution channels for its less sophisticated products might marginalize Biometric Identification's possibly superior products.

     IF BIOMETRIC IDENTIFICATION IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE ITS PRODUCTS COULD BECOME OBSOLETE, OR OTHER COMPANIES COULD EXPLOIT MARKET OPPORTUNITIES FASTER, POSSIBLY CAUSING BIOMETRIC IDENTIFICATION TO LOSE MARKET SHARE. Unless Biometric Identification's products keep up with the demand for sophisticated technology, they could become obsolete. The markets for biometric identity verification products and biometric imaging systems rapidly change in response to newer, more advanced products. Even if Biometric Identification can keep pace, it could fail to predict where the market is going and thus develop technology that customers do not want to buy. Or Biometric Identification might develop desirable products but too slowly and be surpassed by a competitor.

     BIOMETRIC IDENTIFICATION DEPENDS ON STRATEGIC RELATIONSHIPS FOR PRODUCT DISTRIBUTION. IF THESE RELATIONSHIPS DON'T WORK OUT, OR IF THE OTHER COMPANIES DON'T DO ENOUGH TO MARKET BIOMETRIC IDENTIFICATION PRODUCTS, BIOMETRIC IDENTIFICATION COULD LOSE SALES. Biometric Identification's business plan depends on establishing strategic relationships with marketing partners, such as equipment manufacturers, systems integrators and resellers, to distribute some of its products. It may be difficult for Biometric Identification to identify and establish relationships to assure the successful marketing of its products. Even if Biometric Identification identifies partners, negotiating deal terms can be a laborious process. Once an agreement is reached, it could be terminable with little notice, or disputes could arise as to interpretation. It's also difficult to control the resources and effort that a partner will devote to the marketing of Biometric Identification's products.

     IF BIOMETRIC IDENTIFICATION'S PRODUCTS ARE DEFECTIVE OR FAIL TO MEET PERFORMANCE CRITERIA, THIS COULD REQUIRE BIOMETRIC IDENTIFICATION TO DIVERT RESOURCES AND INCUR COSTS TO CORRECT THE PROBLEM, WHICH WOULD REDUCE PROFITS. ALSO, PRODUCT MALFUNCTIONS COULD ALIENATE CUSTOMERS, POSSIBLY RESULTING IN LOSS OF CUSTOMERS OR NEGATIVE PUBLICITY. Despite careful quality control in design and production, newly-introduced complex products often have undetected defects, such as software "bugs," or they do not initially meet customer performance specifications. This could require Biometric Identification to divert resources from product development and marketing and concentrate instead on correcting the problems, possibly incurring additional costs as well, which could result in reduced sales and profits. Even if the defects are ultimately corrected, Biometric Identification could:

     - lose customers

     - be forced to divert its employees and resources in order to work with the dissatisfied customers
                                        6

     - make refunds

     - cover breaches in product warranties, or

     - conduct a product recall

     Because Biometric Identification's products are designed to improve security, malfunction could hurt Biometric Identification's customers. Examples of the impact of product failure include:

     - unauthorized persons gaining access to dangerous or sensitive physical facilities

     - the alteration or theft of customer database information, or

     - fraudulent financial transactions

     These failures could result in loss of customers or negative publicity. Even if defects are minor and readily corrected, Biometric Identification's efforts at correction could reduce or even eliminate profits from sales. Biometric Identification may not be able to maintain product liability insurance to adequately cover such risks.

     BIOMETRIC IDENTIFICATION HAS ONLY A LICENSE TO USE, RATHER THAN OUTRIGHT OWNERSHIP OF, ITS BIOMETRIC IDENTITY VERIFICATION TECHNOLOGY. IF ARETE, THE OWNER OF THE INTELLECTUAL PROPERTY RELATING TO THE BIOMETRIC IDENTIFICATION TECHNOLOGY, DOES NOT ADEQUATELY PROTECT THE RIGHTS IT LICENCES TO BIOMETRIC IDENTIFICATION, BIOMETRIC IDENTIFICATION WOULD BE AT A SIGNIFICANT COMPETITIVE DISADVANTAGE THAT WOULD ADVERSELY AFFECT ITS BUSINESS OPERATIONS AND FINANCIAL CONDITION. Biometric Identification licenses its technology from Arete under an exclusive world-wide license. The license has no expiration date, although Arete can terminate the license if Biometric Identification materially breaches the license agreement. Biometric Identification has not yet accrued or paid any significant royalties to Arete. Only after Biometric Identification has paid US$ 1,250,000 of royalties will Arete transfer ownership of the intellectual property outright to Biometric Identification. Until then, Biometric Identification is dependent on Arete's maintaining its ownership and right to exploit the technology. Biometric Identification doesn't control Arete's efforts to protect its rights to these technologies. If Arete doesn't do enough to protect the technologies, Biometric Identification would be put at a significant competitive disadvantage since much of Biometric Identification's market advantage stems from its use of technology that's currently unique to Arete.

     BIOMETRIC IDENTIFICATION'S PROPRIETARY TECHNOLOGY MAY BE IMPOSSIBLE TO PROTECT OR MAY INFRINGE ON OTHER TECHNOLOGIES. IF BIOMETRIC IDENTIFICATION CAN'T ESTABLISH OR MAINTAIN OWNERSHIP AND CONTROL OF THESE TECHNOLOGIES, COMPETITORS COULD EXPLOIT THE TECHNOLOGIES AND ENCROACH ON BIOMETRIC IDENTIFICATION'S MARKET SHARE. IT IS ALSO POSSIBLE THAT OTHERS MAY CLAIM RIGHTS IN THE TECHNOLOGIES AND SUCCESSFULLY SUE BIOMETRIC IDENTIFICATION FOR INFRINGEMENT OF PROPRIETARY TECHNOLOGY RIGHTS. Subject to its license from Arete, Biometric Identification's competitive advantage depends on owning and controlling the right to exploit its technology, such as its unique fingerprint identification technology that images the entire fingerprint, in contrast with typical fingerprint identification methods that image only several points on the fingerprint. If Biometric Identification is unable to fully exploit the rights to technologies such as its fingerprint identification technology, competitors could gain rights to the same or similar technologies and exploit those rights to the detriment of Biometric Identification's market share. It is also possible that a competitor may challenge Biometric Identification's rights in some of its technologies, and if that happens, it could be costly for Biometric Identification to defend its rights. It might even ultimately lose its rights to those technologies if the competitor's challenge succeeds. The usual means to protect proprietary rights in technology are through patent, copyright, trade secret and contract law. Arete holds, and Biometric Identification expects eventually to hold, United States and foreign patents covering certain of Biometric Identification's products and technologies. Patent protection, however, does not eliminate all risks. For example:

     - the claimed inventions in Arete's patents may not be broad enough to cover the technology contained in Biometric Identification's products

     - Arete or Biometric Identification may have their patent applications denied, or

     - another person may challenge the validity of the patents or claim they do not cover a similar invention which that person intends to commercialize

     Biometric Identification also depends on its employees, consultants and other persons to keep confidential Biometric Identification's trade secrets and other proprietary information. If any of these persons reveals this confidential information, Biometric Identification could lose major competitive advantages.

     BIOMETRIC IDENTIFICATION DEPENDS ON ITS KEY TECHNOLOGY PERSONNEL TO DEVELOP ITS PRODUCTS AND MANUFACTURING AND MARKETING STRATEGY, AND DEPENDS ON ITS RELATIONSHIP WITH ARETE FOR ENGINEERING SERVICES. IF BIOMETRIC IDENTIFICATION WERE TO LOSE KEY TECHNOLOGY PERSONNEL, ITS PRODUCT DEVELOPMENT COULD SLOW DOWN AND CUSTOMERS THAT INTEGRATE ITS PRODUCTS WITH THEIRS MIGHT PERMANENTLY REPLACE BIOMETRIC IDENTIFICATION AS A SUPPLIER. THIS WOULD HURT SALES AND PROFITS. SIMILARLY, IF ARETE WERE NOT ABLE TO SUPPLY ENGINEERING SERVICES, THIS COULD ALSO HURT PRODUCT DEVELOPMENT AND SALES, SINCE BIOMETRIC IDENTIFICATION DEPENDS IN PART ON THESE SERVICES TO HELP DEVELOP ITS PRODUCTS AND MANUFACTURING METHODS. Biometric Identification's competitive position depends on its ability to find and keep employees who have special knowledge about designing, manufacturing and marketing biometric identity verification products. Loss of any of these key personnel could slow down product development, potentially hurting Biometric Identification's ability to compete and maintain its customer base. For example, Biometric Identification's products are often specifically developed for incorporation into its customers' products, and its personnel have developed an in-depth understanding of the customers' product and market needs. Loss of these people could cause Biometric Identification to lose customers, perhaps permanently. This would significantly hurt sales.

     Biometric Identification's senior management has many years of experience in the biometric identity verification field. For example:

     - Dr. Stephen Lubard, founder and Chairman of Biometric Identification, is an engineer with over 20 years of experience in managing highly technical projects and developing software and computer systems for solving complex image processing problems

     - Robert Kamm, Chief Executive Officer, is an experienced technology entrepreneur and has started two previous technology companies

     It would be very difficult and time-consuming for Biometric Identification to locate personnel with the combination of skills and attributes required to carry out its strategy.

     Biometric Identification also depends on the engineering assistance it receives from its parent, Arete. For example, Arete has agreed to provide engineering services for Biometric Identification, in exchange for payments from Biometric Identification. Under this agreement, Arete provides Biometric Identification with the equivalent of services of four full-time engineers, and Arete will use its best efforts to supply additional engineering assistance as needed. If Arete can't provide enough engineering assistance, Biometric Identification could lose access to technology that would enable it to compete in the marketplace, which could also hurt sales.

     POSSIBLE FAILURES BY THIRD PARTIES TO COMPLY WITH Y2K ISSUES COULD COMPROMISE THEIR OWN PRODUCT SALES AND, TO THE EXTENT THEIR PRODUCTS INCLUDE BIOMETRIC IDENTIFICATION PRODUCTS, COULD HURT SALES OF THOSE PRODUCTS AS
WELL. Biometric Identification's business involves integrating its products with those of original equipment manufacturers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently Biometric Identification's sales, could drop. The Year 2000 issue refers to possible negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000. Failures may range from relatively minor processing inaccuracies to catastrophic system malfunctions. Failures may affect not only systems used to process everyday business information, but also the imbedded computers that control plant machinery, robotics, office equipment, elevators and building climate and security systems.

     Biometric does not expect to experience significant Year 2000 issues, because we use standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. We are contacting our main suppliers to make sure that they are also Year 2000 compliant, a process we expect to complete by the third quarter of 1999.

     Biometric Identification has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant.

     However, even though we and Biometric Identification believe that we are Year 2000 compliant, we can't control Year 2000 compliance by third parties. To the extent those parties are not Year 2000 compliant, that could hurt Biometric Identification's sales and therefore its investment value.

     OUR STOCK IS LOW-PRICED STOCK SUBJECT TO "PENNY STOCK" RULES; BROKER-DEALERS MAY BE LESS WILLING TO DEAL IN PENNY STOCKS SUCH AS OURS IF THEY FIND THE NEW "PENNY STOCK" LAWS TOO BURDENSOME. THIS COULD CAUSE THE MARKET FOR BIOMETRIC STOCK TO BE LESS ACTIVE, WHICH IN TURN COULD MAKE IT HARDER FOR YOU TO SELL YOUR BIOMETRIC STOCK WHEN YOU WANT AND AT A SATISFACTORY PRICE. Our common stock would be classified as "penny stock" under United States securities laws. These laws impose special rules on broker-dealers trading in penny stocks that are not applicable to other stocks. If broker-dealers find these requirements too burdensome and therefore are less willing to deal in penny stocks, this might limit market activity for all penny stocks, including Biometric's common stock. This could limit your ability to sell your stock when you want and at a satisfactory price.

     The laws relating to penny stocks were changed in 1990 because of alleged abuses in the penny stock market. The new laws require broker-dealers who sell penny stocks to meet potentially burdensome requirements. For example, a broker-dealer selling a penny stock must:

     - give the customer written information about the market for penny stocks including a discussion of how those stocks are traded, and the risks of the penny stock market. This information must also describe the broker-dealer's duties to the customer and let the customer know about his or her rights and remedies if the broker-dealer violates these duties.

     - give penny stock customers written monthly account statements that list their holdings and estimated market values.

If broker-dealers find these requirements too burdensome, that might limit their willingness to deal in penny stocks such as ours, possibly resulting in a less active market which could lower the value of your investment in our common stock.

                                REPURCHASE OFFER

BACKGROUND

     On November 10, 1998 we transferred our corporate domicile from the Province of British Columbia to the State of Wyoming. Our corporate affairs are now governed by the law of Wyoming. In all other respects Biometric remained the same. In order to make the transfer, Biometric had to solicit proxies as required by Canadian corporate and securities law. The shareholder vote for the transfer was 4,883,862 votes in favor, 24,226 votes against, and 440 abstentions.

     A transfer such as Biometric made does not involve the organization of a new corporation or any internal change in the transferring corporation. The only change is that the corporation's affairs become governed by the law of the new jurisdiction, in this case Wyoming.

     As required by British Columbia law, we gave those of our shareholders who dissented from the transfer a right at that time to have their shares redeemed in cash. No shareholders exercised that dissent right.

     Biometric did not file a registration statement under the Securities Act of 1933 when it transferred to Wyoming. The failure to file a registration statement may have been a violation of the Securities Act. Because it may have violated the Securities Act, Biometric is offering to repurchase from all U.S. persons who held shares of stock issued by Biometric on or before November 10, 1998. This group of shareholders, which excludes persons who acquired Biometric common stock after November 10, 1998, are referred to as "repurchase offerees" in this prospectus and their shares as "repurchase shares". Repurchase offerees who want Biometric to repurchase their repurchase shares must complete and return the repurchase agreement accompanying this prospectus as Attachment A. Even though we are making this repurchase offer, we haven't concluded that we violated any applicable federal and state securities laws, and we aren't waiving any rights.

     We are making this offer only to U.S. persons who owned Biometric common stock at November 10, 1998. This is because Biometric, as a Canadian company, made required disclosures in compliance with Canadian law when we sought shareholder approval for our transfer to Wyoming. All of our shareholders got the benefit of disclosure in accordance with Canadian requirements, which we believe are substantially similar to U.S. requirements. However, when we changed our domicile from Canada to the U.S., our U.S. shareholders may have been entitled to claim that we were presenting them with a new investment decision and that the shareholder disclosure materials should have been registered in accordance with the Securities Act of 1933.

REPURCHASE PRICE

     Biometric will pay Cdn$0.20 or US$ 0.13, plus interest, for each share it repurchases. The repurchase price represents the closing price of Biometric's common stock on the Vancouver Stock Exchange on October 9, 1998, the date of the shareholder vote approving Biometric's transfer to Wyoming. The U.S. dollar price is based on the rate of exchange on October 9, 1998. Persons who accept the repurchase offer but disposed of their shares before the offer was made at a price below the repurchase price are entitled to receive cash in the amount of the difference.

LEGAL RIGHTS OF REPURCHASE OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE

     Under federal and state securities laws, the sale of securities must either be registered or exempt from registration. These laws may also require registration of securities where no sale is involved, as, for example, if a company asks its shareholders to exchange their shares for other securities, since the shareholder is being asked to make an investment decision. In the case of Biometric's transfer from British Columbia to Wyoming, its shareholders were arguably presented with an investment decision concerning whether they wished to own shares in a British Columbia or Wyoming corporation. If there is no exemption from registration, a corporation's unregistered sale of securities, including an exchange such as Biometric effectively made with its shareholders in November 1998, is a violation of federal and state securities laws. The repurchase offerees' remedy for this violation is to bring a lawsuit against Biometric for repurchase within the time specified under applicable law. If successful, a repurchase offeree receives an amount per share equal to the share price at the time of the deemed exchange less any distributions made with respect to the shares; or, if the repurchase offeree previously sold the shares, that person receives the repurchase price to be paid for the shares less the proceeds received upon sale. Although the repurchase offer is being made only to U.S. persons who held Biometric shares at November 10, 1998, it is possible that non-U.S. persons may also be able to exercise these remedies. Under federal law, an action for repurchase must be brought within one year of the issuance of the shares in violation of the registration provisions, but in no event more than three years after the shares were offered to investors. For purposes of this prospectus, the one-year period begins on the date Biometric became a Wyoming corporation. State statutes of limitation vary.

     Biometric is making the repurchase offer in an attempt to shield itself from future civil liability for repurchase. Under many state statutes, the repurchase offer, if carried out in compliance with the applicable statutes, ends civil liability for repurchase, regardless of whether shareholders accept the repurchase offer.

     To the extent claims are not time-barred, Biometric may not be able to shield itself from liability under federal securities laws because the SEC has taken the position that liability under federal law is not avoided because a potentially liable person makes a registered repurchase offer. In any event, repurchase offerees, as well as the other persons who held Biometric shares at November 10, 1998, who bring a lawsuit may be limited in their recovery to the amount they would have received had they accepted the repurchase offer. Thus, although repurchase offerees who accept the repurchase offer may be able to sue Biometric, they may not be entitled to additional damages. According to the SEC, repurchase offerees who do not accept the repurchase offer, as well as the other persons who held Biometric shares at November 10, 1998, may be able to sue Biometric for repurchase, but any such lawsuit may be subject to the defenses described above.

MATERIAL TAX CONSEQUENCES

     The following summary is a general discussion of material U.S. federal income tax consequences of accepting the repurchase offer. The consequences to each repurchase offeree will vary, depending in part on the circumstances and status of the repurchase offeree. Generally, repurchase offerees who transfer their repurchase shares to Biometric in exchange for the price paid by the repurchase offeree for the repurchase shares, less any distributions with respect to the repurchase shares, will realize gain equal to the excess of

     - the aggregate amount paid by Biometric to the repurchase offeree for the repurchase shares, over

     - the price originally paid by the repurchase offeree for those repurchase shares.

     If the repurchase offeree previously sold the repurchase shares, the repurchase offeree who accepts the repurchase offer will realize gain in an amount equal to the excess, if any, of:

     - the sale price received by the repurchase offeree plus the aggregate amount paid by Biometric to the repurchase offeree for such repurchase shares over

     - the price originally paid by the repurchase offeree for the repurchase shares.

     Shareholders must recognize any gain realized as a result of accepting the repurchase offer. There is no direct authority, however, regarding the character of the gain for federal income tax purposes. Nevertheless, under general federal income tax principles, repurchase offerees who hold their repurchase shares as a capital asset on the date of the exchange or, in the case of a prior sale of repurchase shares, repurchase offerees who held their repurchase shares as a capital asset on the date of the prior sale or exchange, should be entitled to report gain recognized as a result of accepting the repurchase offer as a distribution in redemption of, or in exchange for, the repurchase shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986.

     This discussion concerning federal income tax matters does not address all potentially relevant federal income tax matters, or the consequences to persons who, because of their circumstances or status are subject to special federal income tax treatment. The discussion does not address state, local or foreign tax issues, and is not intended as tax advice to any person. Consequently, repurchase offerees are urged to consult their own tax advisors as to the specific tax consequences to them of accepting the repurchase offer, including tax reporting requirements, the application and effect of federal, state, local, foreign and other tax laws, and the implications of any changes in the tax laws.

REPURCHASE OFFER

     Biometric is offering the repurchase offerees the right to sell their repurchase shares to Biometric. Repurchase offerees who accept the repurchase offer can exchange their repurchase shares for cash in the amount of the repurchase price, plus interest, less the amount of any income or distributions in cash or kind, received on the repurchase shares. Repurchase offerees who accept the repurchase offer but disposed of their repurchase shares for less than the repurchase price paid can receive cash in the amount of that difference.


     The repurchase offer will end at 5:00 p.m. local time, Vancouver, B.C., on November 8, 1999. Accordingly, repurchase offerees will have twenty business days to respond to the repurchase offer. Repurchase offerees who have not previously disposed of their repurchase shares may accept the repurchase offer only by:


     - completing the repurchase agreement accompanying this prospectus and


     - returning it to Biometric by 5:00 p.m. on November 8, 1999, together with the certificates and documents evidencing the repurchase shares (unless held by a nominee), as adjusted to give effect to any distributions paid with respect to the repurchase shares, properly endorsed for transfer.



     Even if the nominee holding repurchase shares delivers those shares, as required by the repurchase agreement, Biometric must receive the repurchase agreement by November 8, 1999.



     Repurchase offerees who have previously disposed of their repurchase shares may accept the repurchase offer only by completing the repurchase agreement accompanying this prospectus, and furnishing written evidence as to number of shares sold, date of sale, and sale price per share, and returning the repurchase agreement to Biometric by 5:00 p.m. on November 8, 1999.


     ANY REPURCHASE OFFEREE WHO FAILS TO RETURN A SIGNED REPURCHASE AGREEMENT OR, IF REQUIRED, FAILS TO TENDER THE REPURCHASE SHARES BY THE DATE REQUIRED IN THE REPURCHASE AGREEMENT WILL BE CONSIDERED TO HAVE REJECTED THE REPURCHASE OFFER.

     Biometric will decide all questions about the validity, form, eligibility, including time of receipt, and acceptance of the repurchase agreement. Biometric's decision will be final and binding. Biometric reserves the absolute right to reject any or all repurchase agreements improperly completed, or if Biometric's counsel believes their acceptance would be unlawful. Biometric also reserves the right to waive any irregularity in the repurchase agreement. Biometric's interpretation of the terms and conditions of the repurchase agreement, including the instructions in the repurchase agreement, will be final and binding. Biometric doesn't have to notify anyone of defects in connection with repurchase agreements, and Biometric won't be liable for failure to give that information.

     Biometric will pay the purchase price to repurchase offerees who accept the repurchase offer as soon as possible after Biometric receives the repurchase agreement and the certificates and/or documents evidencing the repurchase shares.

     Repurchase offerees who elect not to accept the repurchase offer do not have to respond to the repurchase offer. Repurchase offerees who do not respond to the repurchase offer will continue to be the owners of the repurchase shares and will hold repurchase shares subject to the restrictions which were in effect at the time of their issuance.

Other Terms and Conditions

     If Biometric receives such a large number of repurchase acceptances, or is otherwise required to repurchase shares, so that it could not immediately pay all shareholders without making Biometric insolvent under applicable law, Biometric may elect to delay payment or pay some shareholders in installments to avoid making Biometric insolvent. Biometric will not have to immediately make repurchases that could constitute insolvency distributions under applicable law. Management and Biometric's auditors will make all necessary determinations about possible insolvency.

          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES


     As at November 10, 1998, we had 20,834,412 issued and outstanding fully paid and non-assessable common shares without par value, each share carrying the right to one vote. At September 10, 1999, Biometric had 57,684,208 common shares issued and outstanding. BIOMETRIC HAS NO OTHER CLASSES OF VOTING SECURITIES.



     To the knowledge of Biometric's management, as of September 10, 1999, no person beneficially owns more than five percent of any class of Biometric's voting securities other than as set forth below. The following table shows the total amount of any class of Biometric's voting securities owned by each of its executive officers and directors and by its executive officers and directors, as a group, as of September 10, 1999.


                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL        PERCENTAGE
                    NAME AND ADDRESS(1)                           OWNERSHIP(2)        OF CLASS
                    -------------------                           ------------       ----------
Patrick McCleery(3).........................................       4,079,958             6.8%

EXECUTIVE OFFICERS AND DIRECTORS
Robert M. Kamm..............................................               0               0%
Robert F. Chase.............................................         540,000(4)          1.0%
Chester Idziszek............................................         335,000(5)            *
William A. Rand.............................................       2,679,364(6)          4.5%
Wayne Johnstone.............................................         479,700(7)          1.0%
Saundra J. Zimmer...........................................          95,000(8)         *
  All executive officers and directors as a group (6
     persons)...............................................       4,129,064(2)          6.9%(2)

- ---------------

  *  Less than one percent.

 (1) The address for each of these persons other than Mr. McCleery is Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6. The address for Mr. McCleery is 4510 Beverly Crescent, Vancouver, British Columbia, Canada V6J 4E6.


 (2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 10, 1999, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Biometric does not know whether any of these options or warrants will be exercised. Biometric relies on information furnished by each of these persons as to their beneficial ownership.


 (3) Includes currently exercisable options and warrants, and options and warrants exercisable within sixty days of the date of this prospectus to purchase an aggregate of 1,420,000 shares as to Mr. McCleery and 750,000 shares as to Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. They also include 750,000 shares beneficially owned by Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.

 (4) Includes 250,000 shares and, in addition, warrants currently exercisable to purchase 250,000 shares, owned by Mrs. Chase, with respect to which Mr. Chase disclaims any beneficial ownership. Biometric does not know whether any of these warrants will be exercised.

 (5) Includes currently exercisable options and options exercisable within sixty days of the date of this prospectus to purchase a total of 285,000 shares. Biometric does not know whether any of these options will be exercised.

 (6) Includes currently exercisable options and options exercisable within sixty days of the date of this prospectus to purchase a total of 285,000 shares. Also includes 1,432,864 shares and, in addition, warrants currently exercisable to purchase 961,500 shares, beneficially owned by Rand Edgar Capital

     Corp., a private British Columbia company, which is owned by the wives of Mr. Rand and Brian Edgar and of which Mr. Rand was a director, with respect to which Mr. Rand disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.

 (7) Includes currently exercisable options and warrants, and options and warrants exercisable within sixty days of the date of this prospectus to purchase a total of 291,050 shares. Also includes 10,000 shares owned by Mrs. Johnstone, with respect to which Mr. Johnstone disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.

 (8) Includes currently exercisable options and options exercisable within sixty days of the date of this prospectus to purchase a total of 95,000 shares. Ms. Zimmer does not own any shares of Biometric's common stock. Biometric does not know whether any of these options will be exercised.

     To the knowledge of Biometric's management, there are no arrangements whose operation may at a subsequent date result in a change of control of Biometric.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The employees and consultants forming Biometric's management team and directors, and their resumes, are described briefly below.

Robert Kamm, President and Director

     Mr. Kamm, age 42, has been President of Biometric since May 31, 1999 and a director since that date. He is also Chief Executive Officer and a director of Biometric Identification. He has served Biometric Identification in those capacities since March 1998. Mr. Kamm is an experienced technology entrepreneur and has started two previous technology companies. From May 1997 to March 1998, Mr. Kamm was Chief Operating Officer and Chief Financial Officer of VideoActive Corp. From January 1996 to May 1997, he was Senior Vice President of Monument Mortgage, and from June 1994 to June 1995 he was President of Online Mortgage Documents. Prior to obtaining his M.B.A., Mr. Kamm was employed by General Motors Corporation's fuel systems division in manufacturing engineering management. In this role, Mr. Kamm was responsible for divisional investment planning and was also integrally involved in the development of GM's fuel injection product line. Mr. Kamm received a B.S. degree in Economics and Marketing from Alfred University in 1979, and received an M.B.A. in Finance from the University of California (Los Angeles) in 1985.

Robert Chase, Chief Financial Officer and Director

     Mr. Chase, age 56, has been Chief Financial Officer of Biometric since July 29, 1999 and a director since that date. In addition, he has been a director and Chief Financial Officer of Biometric Identification since July 1999. Since 1998, he has served as a director of Citation Resources Inc. and was its President from September 1998 to July 1999. He is also President, Chief Executive Officer and a director of Lexacal Investment Corp., having served in those capacities since 1995. Since 1998, he has also served as President and a director of Citation Resources Inc. He is also a director of Pacific Northern Gas Ltd. From 1989 to 1994, Mr. Chase was Senior Vice-President, Finance and Chief Financial Officer of Westar Group Ltd. He received his Chartered Accountant designation from the University of Manitoba in 1970.

Chester Idziszek, Director

     Mr. Idziszek, age 51, is a director of Biometric. Mr. Idziszek devotes approximately 10% of his time to Biometric. Mr. Idziszek has served Biometric in this capacity since March 1, 1995. Mr. Idziszek is also the President and CEO and a director of Adrian Resources Ltd., and a director of: Oromin Explorations Ltd., Braddick Resources Ltd., Cross Lake Minerals Ltd. and Fresco Developments Ltd. He is also President and a director of Madison Enterprises Corporation, Buffalo Diamonds Ltd., Hyperion Resources Corp. and Maracote International Resources Inc., which was formerly Cherry Lane Fashion Group. He was a director of Arequipa Resources Ltd. between July 1993 and August 1996. In addition, from 1990 to 1992, he was the

Chief Executive Officer, President and a director of Prime Equities International Corporation. Mr. Idziszek was also President of Prime Explorations Ltd. from 1987 to 1990. In addition, he has been a director and/or officer of numerous other junior mining and resource companies trading on the Vancouver Stock Exchange. These companies include Image Data International, La Plata Gold Corporation, Barrier Technology, Haddington Resources Ltd., Arlo Resources Ltd., Minamerica Corporation and Waseco Resources Inc. Of these companies, Adrian Resources Ltd., Madison Enterprises Corporation and Maracote International Resources Inc. each have a class of securities registered under Section 12 of the Securities Exchange Act of 1934. Mr. Idziszek has a B.Sc. (Geology) degree from University of Waterloo (1971) and an M.Sc. (Appl. Min. Expl.) degree from the University of Waterloo.

William A. Rand, Director

     Mr. Rand, age 57, is a director of Biometric. Mr. Rand devotes approximately 10% of his time to Biometric. Mr. Rand has served Biometric in this capacity since November 1, 1995. Mr. Rand is a director of Rand Edgar Investment Corp., an investment firm in Vancouver, B.C. which provides advisory services to Biometric. Prior to that, Mr. Rand was a partner in a law firm and practiced securities law. Mr. Rand currently sits on the board of a number of publicly traded mineral resource companies. These companies include Consolidated Team Resources Corp., Dome Ventures, Inc., Broadlands Resources Corp., International Curator Resources Ltd., International Uranium Corp., Lexacal Investment Corp., Lundin Oil AB, Red Sea Oil Corporation, Santa Catalina Mining Corp., South Atlantic Resources Corp., Tanganyika Oil Co. Ltd., and Tenke Mining Corp. Of the companies for which Mr. Rand is a director, Broadlands Resources Ltd., International Curator Resources Ltd., International Uranium Corp., Lundin Oil AB and Tenke Mining Corp. each have a class of securities registered under
Section 12 of the Exchange Act. Mr. Rand has considerable expertise in organizing and managing emerging public mineral resource exploration companies. Mr. Rand has a B.Comm. degree from McGill University (1963), an LLB degree from Dalhousie University (1966) and an LLM degree from the London School of Economics (1977).

Wayne Johnstone, Director

     Mr. Johnstone, age 45, is a director of Biometric. Mr. Johnstone devotes approximately 70% of his time to Biometric. Mr. Johnstone has served Biometric in this capacity since June 30, 1998 and was a director of Biometric's predecessor, Sonoma Resource Corp., from August 1989 to November 1995. He has served as Corporate Secretary of Alantra Venture Corp. since June 1999. Mr. Johnstone is a self-employed chartered accountant providing consulting and accounting services to various publicly traded companies. Prior to that Mr. Johnstone served as a senior accountant for Viceroy Resource Corp. and controller of Baja Gold Inc., a company which merged with Viceroy Resource Corp., from February 1994 to December 1996. Prior to that Mr. Johnstone served as an accountant for Weston Mineral Services Ltd., a private British Columbia company. Mr. Johnstone has a B.Comm. degree from The University of British Columbia (1978).

Saundra Zimmer, Secretary

     Ms. Zimmer, age 36, is the Secretary of Biometric and is employed by Biometric on essentially a full time basis. Ms. Zimmer devotes approximately 75% of her time to Biometric. Ms. Zimmer has served Biometric as Secretary since June 21, 1995 and was previously Secretary of Biometric from August 1989 and May 1993. Ms. Zimmer has been the Administrative Assistant of Biometric since August 1, 1995 and before that from 1986 and 1990. From 1990 to 1995, she was the Administrative Assistant of Rich Coast Resources Ltd. She has been a director of Alantra Venture Corp. since March 1998, and Corporate Secretary of Kaieteur Resource Corporation since November 1, 1995.

                             EXECUTIVE COMPENSATION

     We are required to set out particulars of compensation paid to the following persons:

     (a) Biometric's chief executive officer during the most recently completed fiscal year;

     (b) each of Biometric's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds US$ 100,000 per year; and

     (c) any additional individuals for whom disclosure would have been provided under (b) except that the individual was not serving as an executive officer of Biometric at the end of the most recently completed fiscal year.


     During the fiscal year ended December 31, 1998, Biometric employed only one person meeting any of those requirements, namely, Patrick W. McCleery, then the Chairman of the Board, President and a director of Biometric. Accordingly, the only person treated in the following charts is Mr. McCleery.


SUMMARY OF COMPENSATION

     The following table is a summary of compensation paid to Mr. McCleery during Biometric's last three fiscal years.


                                             ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                             -------------------         --------------------------------
                                                                                AWARDS            PAYOUTS
                                                                         ----------------------   -------
                                                                                     RESTRICTED
                                                                                       SHARES
                                                                        SECURITIES       OR
                               FISCAL                    OTHER ANNUAL     UNDER      RESTRICTED
NAME AND                        YEAR                     COMPENSATION    OPTIONS       SHARE       LTIP      ALL OTHER
POSITION OF PRINCIPAL          ENDING   SALARY   BONUS   (CDN. $)(1)     GRANTED       UNITS      PAYOUTS   COMPENSATION
PATRICK W. MCCLEERY             1998      0        0      $120,059       420,000         0          N/A          0
Chairman of the Board and       1997      0        0      $127,122             0         0          N/A          0
President                       1996      0        0      $117,196       359,761         0          N/A          0

(1) Other annual compensation included consulting fees in connection with Mr. McCleery's managerial activities, and corporate finance advisory fees paid to Mr. McCleery.

LONG-TERM INCENTIVE PLANS -- AWARDS IN MOST RECENTLY COMPLETED FISCAL YEAR

     Biometric has no long-term incentive plan in place. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year. It is different from a plan for options, SARs, or stock appreciation rights, or restricted share compensation.

OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR

     During its last fiscal year Biometric granted the following incentive stock options to Mr. McCleery. Biometric did not grant any stock appreciation rights during this period.

                                                                                        MARKET VALUE
                                                                                        OF SECURITIES
                                                                                         UNDERLYING
                                           SECURITIES                    % OF TOTAL      OPTIONS ON
                                             UNDER       EXERCISE OR      OPTIONS        THE DATE OF
                                            OPTIONS      BASE PRICE      GRANTED TO     GRANT (CDN$/
                            DATE OF         GRANTED        (CDN$/       EMPLOYEES IN      SECURITY)
NAME                         GRANT            (#)         SECURITY)     FISCAL YEAR          (1)         EXPIRATION DATE
PATRICK W. MCCLEERY      Jan. 28, 1998      420,000         $0.23          23.5%            $0.23        January 28, 2001


                           POTENTIAL
                          REALIZABLE
                           VALUE AT
                            ASSUMED
                        ANNUAL RATES OF
                          STOCK PRICE
                       APPRECIATION FOR
                          OPTION TERM
NAME                   5%($)     10%($)
PATRICK W. MCCLEERY    $9,950    $20,286

(1) Calculated as the closing price of Biometric's shares on the Vancouver Stock Exchange on the date of the grant.

AGGREGATED OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets out incentive stock options exercised by Mr. McCleery during the last fiscal year, as well as the fiscal year end value of stock options held by him. During this period, he held no outstanding stock appreciation rights.


                                                                                                        VALUE OF UNEXERCISED
                                  SECURITIES          AGGREGATE          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON           VALUE                FISCAL YEAR-END             FISCAL YEAR-END ($)
                                   EXERCISE        REALIZED (CDN$)      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/
NAME                                  (#)                (1)                       (#)                    UNEXERCISABLE (2)
PATRICK W. MCCLEERY                 0                     0                     420,000/0                        0/0

(1) Based on the difference between the option exercise price and the closing market price of Biometric's shares, on the date of exercise.


(2) In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of Biometric's shares on December 31, 1998 (i.e., fiscal year end) was $0.18.


TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS


     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month as a consultant plus severance pay of $6,000 per month, plus benefits and stock options as determined by the board of directors. This agreement expires on June 30, 2001. There are no employment contracts between Biometric and any of its officers. Effective July 29, 1999, Biometric appointed Robert Chase as Chief Financial Officer, at a remuneration of $10,000 per month payable to Lexacal Investment Corp., of which Mr. Chase is President, Chief Executive Officer and a director. Biometric has no defined benefit or actuarial plans.


COMPENSATION OF DIRECTORS

     Mr. McCleery's compensation was disclosed above. Biometric did not pay any cash compensation to any other Biometric director for his services as a director during the fiscal year ended December 31, 1998.

     Biometric has no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the Vancouver Stock Exchange. During the last fiscal year, Biometric granted its directors, other than Mr. McCleery, incentive stock options to purchase a total of 665,000 Biometric common shares. It granted 285,000 to William Rand, 285,000 to Chester Idziszek, and 95,000 to Wayne Johnstone. These options are exercisable up to the close of business on January 28, 2001.

     All of the existing stock options are non-transferable and terminate on the earlier of the expiration date or the 30th day after the date on which the director, officer or employee, as the case may be, terminates his position at Biometric. If a director is forced to resign or is removed by special resolution, or if a senior officer or other employee is fired for cause, his options expire on the day of removal or firing.

     The outstanding options will be adjusted if Biometric consolidates, subdivides or similarly changes its share capital.


     During the fiscal year ended December 31, 1998 Biometric paid a total of $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Biometric has no committee that performs the function of a compensation committee. None of Biometric's officers or directors serves on a committee making compensation decisions of any other entity. directors generally participate in compensation-related matters.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as disclosed below, since the start of the last completed fiscal year, no insider of Biometric, or any associate or affiliate of an insider, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect Biometric.

     Effective July 29, 1999, Biometric appointed Robert Chase as Chief Financial Officer, at a remuneration of $10,000 per month payable to Lexacal Investment Corp., of which Mr. Chase is President, Chief Financial Officer and a director.


     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month as a consultant plus severance pay of $6,000 per month, plus benefits and stock options as determined by the board of directors. This agreement expires on June 30, 2001.


     Also effective May 31, 1999, Robert M. Kamm succeeded Patrick McCleery as President of Biometric, and became a director of Biometric. Mr. Kamm is Chief Executive Officer of Biometric Identification. From June 1998 through July 1999, Biometric has invested a total of US$ 5,000,000 in convertible debentures of Biometric Identification. These debentures are convertible into the common stock of Biometric Identification. Based on the current number of Biometric Identification shares outstanding, if Biometric converted all of its debentures, it would own 45% of the outstanding common stock of Biometric Identification. For a discussion of this investment and the terms of the debentures, please see "Biometric Security Corp. -- Description of Business of Biometric Security Corp.," below.

     In June 1998, Biometric agreed to acquire an interest in Biometric Identification, Inc., a private California corporation. The Biometric Identification acquisition was arranged by Rand Edgar Capital Corp., a private company controlled by the spouses of Brian Edgar and William Rand. Mr. Rand is a director of Biometric. Rand Edgar Capital originally entered into a memorandum of understanding with Biometric Identification and with Arete Associates, a private California company, dated March 18, 1998, amended and replaced May 20, 1998. Rand Edgar Capital assigned its interest in the amended memorandum to Biometric on May 21, 1998 in exchange for a fee of US$145,000, plus reimbursement of its expenses. As of June 12, 1998, Rand Edgar Capital elected to take its fee in the form of 715,575 common shares of Biometric to be issued at a price of $0.30 per share for a total value of US$145,000. Biometric's closing stock price on the VSE on June 12, 1998, was $0.28. These shares were to be issued in pro rata tranches in accordance with the tranche advances being made by Biometric to Biometric Identification. These finders fee shares were actually issued in the form of special warrants at a price of $0.30 per special warrant. Each special warrant is exercisable without the payment of any additional consideration into one common share of Biometric. Rand Edgar Capital elected to take shares valued at US$145,000 instead of cash in order to help Biometric conserve its cash. "Special warrants" can be converted to shares at the holder's option. As at December 31, 1998, Biometric had issued 250,450 shares to Rand Edgar Capital under the terms of this agreement. As of August 11, 1999, Biometric issued the remaining 465,125 shares to Rand Edgar Capital under the terms of this agreement. For further information about this acquisition, please see "Biometric Security Corp. -- Business of Biometric Security Corp.," below.

     During 1998, Rand Edgar Capital loaned Biometric a total of $250,000. The loan is unsecured and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid after December 31, 1998. As of August 11, 1999, Biometric also issued 65,789 shares at a deemed price of $0.19 per share, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan. The value of these shares was based on Biometric's closing stock price on the VSE on November 25, 1998, the date the loan was made, which was $0.19.

     As part of a private placement completed on July 22, 1999, Barbara Chase, the wife of Robert Chase, Chief Financial Officer and a director of Biometric, and Wendy McCleery, the wife of Patrick McCleery, formerly Chairman, President and a director of Biometric, participated in an offering of units at $0.20 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.20 in the first year and $0.23 in the second year. Mrs. Chase and Mrs. McCleery each subscribed for 250,000 units. Biometric's closing stock price on the VSE on July 22, 1999, was $0.20.

     As part of a private placement completed on April 15, 1999, Patrick McCleery and Wendy McCleery participated in an offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units and Mrs. McCleery for 500,000 units. Biometric's closing stock price on the VSE on April 15, 1999, was $0.25.

     As part of a private placement completed on January 29, 1999. Patrick McCleery and Wayne Johnstone and Rand Edgar Capital and Wendy McCleery participated in the offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units, Mr. Johnstone for 96,050 units, Mrs. McCleery for 823,000 units and Rand Edgar Capital for 661,500 units. Biometric's closing stock price on the VSE on January 29, 1999, was $0.20.

     As part of a private placement completed on May 15, 1998, Wendy McCleery, Wayne Johnstone and Rand Edgar Capital participated in an offering of special warrants at a price of $ 0.15 per special warrant. Each warrant was exchangeable, at no additional cost, into one common share and one non-transferable share purchase warrant that was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mrs. McCleery subscribed for 1,000,000 special warrants, Rand Edgar Capital subscribed for 300,000 special warrants and Mr. Johnstone subscribed for 100,000 special warrants. Biometric's closing stock price on the VSE on May 15, 1998, was $0.22.

     During the fiscal year ended December 31, 1998, Biometric paid a total of $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar. Also during that fiscal year, Biometric paid $120,059 in consulting fees to Patrick McCleery. Please see "Executive Compensation -- Summary of Compensation" for more information about Mr. McCleery's compensation when he was Chairman of Biometric. The terms of these consulting arrangements were as fair to Biometric as those that Biometric could have obtained from unrelated third parties and arm's-length negotiation.

                            BIOMETRIC SECURITY CORP.

DESCRIPTION OF BUSINESS

  Structure of Biometric Security Corp.

     Biometric Security Corp. was incorporated by registration of its memorandum and articles under the Company Act (British Columbia) on January 16, 1979 under the name "North American Power Petroleums Inc." Its name was changed to "Sonoma Resource Corp." on January 5, 1990. Sonoma adopted a new set of Articles effective as of July 19, 1996.

     On November 10, 1998 Sonoma transferred its domicile from British Columbia to the State of Wyoming, changed its name from "Sonoma Resource Corp." to "Biometric Security Corp." and adopted Articles of Continuance governed by Wyoming law but unchanged from its prior charter except so as to conform to requirements of the Wyoming corporations statute. On November 12, 1998, Biometric increased its authorized capital to an unlimited number of common shares.

     Biometric's executive offices are located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6. Its registered office and address for service in British Columbia is care of its solicitors, Catalyst Corporate Finance Lawyers, Suite 1100, 1055 West Hastings, Vancouver, British Columbia, Canada V6E 2E9. Biometric's registered office and address for service in Wyoming is care of its Wyoming attorneys, Hathaway, Speight & Kunz, LLC, 2515 Warren Avenue, P.O. Box 1208, Cheyenne, Wyoming, U.S.A. 82003-1208.

     On December 31, 1998 Biometric owned six subsidiaries, detailed in the chart below, which are related to its mineral exploration activities in Argentina. See "Business of Biometric Security Corp. -- Historical Operations:
Mineral Exploration in Argentina" for more information about these activities. Except for Sonoma Resource de Argentina S.A., further described below, none of the subsidiaries has any material assets and Biometric plans dissolve them as soon as possible.

                                                     DATE OF         JURISDICTION OF     PERCENTAGE
              NAME OF SUBSIDIARY                  INCORPORATION       INCORPORATION     OWNERSHIP(1)
              ------------------                  -------------      ---------------    ------------
Sonoma Resource de Argentina S.A.               November 30, 1995       Argentina           100%
Castano S.A.                                     August 7, 1996         Argentina           100%
Castano Mining (Barbados) Ltd.                    June 6, 1996          Barbados            100%
Cerro Toro S.A.                                  August 5, 1996         Argentina           100%
Cerro Toro Mining (Barbados) Ltd.                 June 6, 1996          Barbados            100%
Sonoma Resource (Bermuda) Ltd.                    June 5, 1996           Bermuda            100%

- ---------------
(1) Represents the percentage of voting securities held. None of the subsidiaries has any non-voting securities outstanding.

  Business of Biometric Security Corp.

  Historical Operations: Mineral Exploration in Argentina

     Until mid-1998 Biometric's business was exclusively mineral exploration. In light of the state of the markets for gold and other precious metals, Biometric made a strategic decision to leave the resource sector and began disposing of its mineral exploration assets. Biometric made this change because management believes that the price of gold will remain depressed into the foreseeable future. That means that Biometric, in common with other precious metal exploration companies, would have trouble financing its exploration operations, since this financing is based on cash flow estimates of future production from mineral properties. With low metals prices, even if mines are put into production, the cash flows based on those prices may not be high enough to justify exploration financing.

     On December 31, 1998, Biometric's mineral exploration assets were held indirectly through its wholly-owned subsidiary Sonoma Resource de Argentina S.A. This subsidiary owned 100% of the Cerro Toro Project located in the San Juan Province of Argentina and the Apeleg Claim Block located in the Chubut Province of Argentina, which included 9 properties comprising 93,709 hectares. These limited Argentina operations were what remained following cutbacks made by Biometric earlier in 1998, when Biometric had significantly reduced its staff and overhead in Argentina and had substantially cut back on its exploration activities.

     In November 1998, Biometric through its subsidiary reached an agreement to sell up to 100% of its Argentinean properties to Inlet Resources Ltd., a corporation organized under British Columbia law with executive offices in Vancouver. In order to grant Inlet an option to acquire 90% of the properties, Inlet and Biometric entered into a written agreement for the purchase on January 21, 1999, which was approved on February 15, 1999 by the Canadian regulatory authorities. Under the agreement, Inlet must pay US$ 750,000 and issue 300,000 of its shares to Biometric over a three year period and also complete a work commitment requiring expenditure of US$ 2,150,000. Under this work commitment, Inlet must spend a total of US$ 2,150,000 on exploration work over three years, on the optioned Argentinean properties. If Inlet fails to meet this commitment, it will lose the right to exercise its option to acquire the properties. Inlet may acquire the remaining 10% by the payment of US$ 2,000,000 to Biometric. By March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet.

     Inlet is a public company whose stock is traded on the Vancouver Stock Exchange. The closing price for Inlet's stock on June 9, 1999, was $0.07. Inlet is engaged in the acquisition, exploration, development and subsequent production relating to mining properties. Biometric had acquired 100,000 shares of Inlet common stock and has since sold the shares for $11,078. Biometric holds no Inlet shares at this time. At December 31, 1998, Inlet had 20,174,875 shares outstanding. If Biometric receives 200,000 shares of Inlet stock, Biometric's ownership percentage would be approximately 1%.

     When Inlet has met all its obligations under the agreement, Biometric will have completed its departure from the natural resource sector. It has no plans to return to this industry.

  Current Activity: Investment in U.S. Fingerprint Technology Company

     On June 12, 1998, Biometric entered into an agreement to acquire up to US$ 5,000,000 of convertible debentures to be issued by Biometric Identification, Inc., a California corporation which is engaged in development of fingerprint identification technology and related products. Biometric now has no other activity than its investment in Biometric Identification but, as further discussed below, is contemplating entering into the same business as Biometric Identification.

     Biometric Identification is controlled by Arete Associates, a California corporation having its executive offices in Los Angeles. Arete owns approximately 80% of the issued and outstanding shares of Biometric Identification. Employees of Biometric Identification and Arete hold the remaining shares of Biometric Identification.

     Arete has been a Department of Defense research and development contractor for over 20 years specializing in sensor systems and pattern recognition software development. Many of Arete's mathematicians and physicists helped develop the fingerprint identification technology now being further developed and commercialized by Biometric Identification. Arete has obtained the recognition of the technical community through an integration of scientific knowledge and advanced sensor systems expertise.

  Terms of Investment in Biometric Identification Inc.

     Under the Biometric Identification debenture purchase agreement, Biometric agreed to invest in Biometric Identification by purchasing in a series of tranches up to US$ 5,000,000 of convertible debentures issuable by Biometric Identification. The Biometric Identification debentures bear interest at the lowest "applicable federal rate" required to avoid imputation of interest under U.S. tax law and, unless converted, will mature and be payable on June 12, 2003, the fifth anniversary after the closing date of the first three tranches. As of July 23, 1999, Biometric had purchased all US$ 5,000,000 of the debentures as shown in the following table:

        DESIGNATION           PRINCIPAL AMOUNT        OUTSIDE PURCHASE DATE
        -----------           ----------------    -----------------------------
Tranche A & B                  US$   350,000      Advanced before June 12, 1998
Tranche C                      US$   900,000      Advanced on June 12, 1998
Tranche D                      US$   500,000      Advanced on August 12, 1998
Tranche E:
  First advance                US$    75,000      Advanced on November 13, 1998
  Second advance               US$   250,000      Advanced on November 25, 1998
  Third advance                US$   250,000      Advanced on December 18, 1998
  Fourth advance               US$   550,000      Advanced on January 29, 1999
  Fifth advance                US$   125,000      April 16, 1999
Tranche F                      US$   500,000      April 16, 1999
Tranche G                      US$ 1,500,000      Completed July 23, 1999
          Total:               US$ 5,000,000

     Biometric may convert the Biometric Identification debentures at any time into shares of Biometric Identification common stock. The debentures will be automatically converted on an initial public offering by Biometric Identification. As shown in the following table, if Biometric were to immediately convert all of its Biometric Identification debentures without Biometric Identification having issued any additional dilutive securities, Biometric would hold 45% of Biometric Identification's common stock. That percentage, however, is subject to dilution resulting from share issuances resulting from exercise of stock options granted or to be granted under Biometric Identification's incentive stock option plan as well as any subsequent equity financings undertaken by Biometric Identification in which Biometric does not participate.

                                               PERCENT UPON
                                              CONVERSION OF
                DESIGNATION                   ENTIRE TRANCHE    CUMULATIVE PERCENTAGE
                -----------                   --------------    ---------------------
Tranche A, B & C............................      20.00%                20.00%
Tranches D & E..............................      13.33%                33.33%
Tranches F & G..............................      11.67%                45.00%

     Biometric has not made a decision whether to exercise its right to convert the Biometric Identification debentures.

     The Biometric Identification debenture purchase agreement includes acknowledgements by Biometric and Biometric Identification that they intend to merge if they determine it is in their interests following analysis of their mutual business objectives and whether a merger could be advantageously structured following consideration of tax, securities and other legal matters. The Biometric Identification debenture purchase agreement has no legally binding provision requiring the parties to merge, and the parties are not currently conducting any merger negotiations.

     Rand Edgar Capital Corp., a private British Columbia corporation with executive offices in Vancouver, British Columbia, arranged for Biometric's purchase of the Biometric Identification debentures. Rand Edgar Capital is owned and controlled by two persons, one of whom is the wife of Mr. William Rand, a director of Biometric.

     Rand Edgar Capital originally entered into a memorandum of understanding with Biometric Identification and with Arete dated March 18, 1998, amended and replaced May 20, 1998. Rand Edgar Capital assigned its interest in the memorandum to Biometric on May 21, 1998 upon payment of US$ 145,000 plus reimbursement of its expenses. On June 12, 1998, Rand Edgar Capital elected that its fee could be paid in the form of 715,575 common shares of Biometric at $0.30 per share. These shares were issued in pro rata tranches with the closing of tranches of Biometric's purchase of Biometric Identification debentures. Finders fee shares issued to date have actually been in the form of special warrants, each exercisable for one share of Biometric's common stock at $0.30 per share. As of December 31, 1998, Biometric had issued 250,450 shares to Rand Edgar Capital in connection with the finder's fee. In addition, as of August 11, 1999, Biometric issued 465,125 shares to Rand Edgar Capital in respect of the Biometric Identification debentures that Biometric purchased on November 13 and 25, 1998, December 18, 1998, January 29, 1999, April 16, 1999 and July 23, 1999.
This completes the issuance of all the shares Biometric agreed to issue to Rand Edgar Capital in connection with the finder's fee.

BUSINESS OF BIOMETRIC IDENTIFICATION INC.


     Overview


     Biometric Identification was incorporated in 1995 as a subsidiary of Arete. Arete granted Biometric Identification an exclusive world-wide license for all uses of Arete's fingerprint identification technology, to the full extent of Arete's rights in the technology. The license agreement provides that Biometric Identification will pay Arete a license fee of US$ 0.10 per unit for the first 2,500,000 products and US$ 0.05 per unit for the next 20,000,000 products. Upon the payment of US$ 1,250,000 of royalties, Arete will transfer ownership of the licensed intellectual property outright to Biometric Identification. Although the license has no expiration date, Arete can terminate the license on 30 days' notice if Biometric Identification materially breaches the license agreement.

     Biometric Identification has continued to develop the Arete technology and undertake its commercialization. Biometric Identification's products use patented software for positive personal identification. The technology provides a higher level of security and ease of use compared to traditional older methods of identification such as personal identification numbers and passwords. The advantage of Biometric Identification fingerprint identification technology relative to competitive products derives from its greater accuracy because it images the entire fingerprint and the rapidity with which it can be integrated into customer identification systems.

  Biometric Technologies

     Biometrics is the science of identifying an individual through his or her own unique physical characteristics. The biometrics industry is based upon the premise that there are substantial commercial markets for positive personal identification based on the widespread need of employers, governmental agencies, service companies, among others, for accurate, rapid, cost-efficient and user-acceptable identification of persons. The existence of passwords for data access, PINs for ATM and account access, identification cards, photos and signatures on credit cards provides evidence of this need.

     There are six primary forms of biometric technology, as listed below. Biometric Identification is focusing on fingerprint identification technology.

     - Fingerprint Scanning -- mainly used for retail point of sale and credit card transactions, e-commerce and Internet/intranet security

     - Face Recognition -- mainly used for governmental applications such as welfare agencies and departments of motor vehicles

     - Hand Geometry -- mainly used for time and attendance monitoring

     - Iris/Retina Scanning -- mainly used for high security applications such as nuclear power plants

     - Voice Recognition -- mainly used for remote access applications such as remote banking

     - Signature Recognition -- mainly used for document processing in financial and insurance industries and in government applications

  Technology and Products

     Biometric Identification's products use a patented fingerprint verification software. The system registers the entire fingerprint of an individual, saves a template of it, and then at a later time verifies the individual's identity by retrieving the template and comparing it with a newly obtained fingerprint image. Biometric Identification's line of biometric fingerprint identification products includes those which can be used in stand-alone mode or as part of a larger application. These products can be integrated into a broad range of existing applications that require user authentication such as access to personal computers, computer networks, ATMs, credit card readers and physical access control systems.

  Competitive Features of Biometric Identification's Fingerprint Identification Technology

     Verification software is the essential component of fingerprint identification biometrics. Biometric Identification's software presents improvements in accuracy of verification and integration with other software and hardware. Biometric Identification's products are small, versatile and inexpensive. During 1998, Biometric Identification spent US$ 1,500,000 on product research and development. Biometric Identification plans to spend approximately US$ 2 million in 1999.

     Biometric Identification's products are unique among fingerprint identification systems for three major reasons:

- -  Accuracy and Long-Term Reliability of Identification.

     Many fingerprint verification software techniques involve making identification based on certain features of the fingerprint, known as "minutia", but not the entire fingerprint. These minutia-based programs can be fooled by temporary alterations such as changes to the finger due to cuts or swelling. In contrast, the Biometric Identification technique images the entire two dimensional ridge structure of the fingerprint so as to create a template for comparison purposes. The software's comparison technique compensates for image distortion, dislocation, rotation, sensor noise, finger swelling and scarring. It is only after performance of these compensatory techniques, and the process then indicates that the two print images still do not match, that the candidate print is declared dissimilar to the template.

     Minutia-based systems often have difficulty compensating for distortion and other factors so that over time they become less reliable in identifying stored fingerprints. This can require individuals to re-enroll, i.e., create new templates, and increases the probability of a false rejection.

     Test results confirm that Biometric Identification's identification system is highly accurate. Less than one usage in a thousand results in a false positive, i.e., incorrect identity confirmation, or false negative, i.e., failure to confirm identity. The system permits enrollment of new users through one touch in a process completed within less than five seconds. Response time in usage is usually less than one second. Biometric Identification tests the accuracy of its fingerprint identification systems using various software programs that test the products throughout the manufacturing process. The tests include general checks of systems and circuitry, and tests for tolerance of image quality.

- -  Flexibility and Rapidity of Integration into Products.

     Another unique feature of Biometric Identification's products is that the software, rather than being a permanent, unchangeable part of a computer chip, is programmable and therefore more flexible for various uses. This means that the software can be more easily integrated into products developed by original equipment manufacturers or value added resellers which are sold to the ultimate user. By comparison, most competitive products rely on so-called "application specific integrated circuit" technology, sometimes referred to as "software frozen into silicon," which does not lend itself so readily to customization because the software is a permanent part of the chip in that technology, and cannot be changed.

     Biometric Identification has also developed an application software development kit to assist, for example, value added resellers in integrating their software with Biometric Identification products. Biometric Identification's software is compatible with Windows 95 and Windows NT and is provided in the form of a "dynamic link library" which means that Biometric Identification's software can link, or communicate, with the user's. This allows a user to customize the products for purposes of meeting the user specific needs and enabling capability with its computer environment.

- -  Small and Inexpensive Products.

     Biometric Identification's products use silicon sensor technology to take a picture of the fingerprint. Silicon sensor technology is smaller than a quarter coin, which allows Biometric Identification to embed it in very small devices. Biometric Identification is the first company to complete the integration of its software into a self-contained system the size of a business card, as included in its Veriprint 1100 product, discussed below. Biometric Identification's products require only microprocessors to run their software. This makes them less expensive than competitors' products, which have to be run on PCs since their software requires other PC components such as hard drive and memory cards, rather than the PC's microprocessor alone.

  Biometric Identification's Products

     Biometric Identification has developed three main products. The first is Biometric Identification's core software technology and the next two represent customer-ready applications. Biometric Identification's product line of biometric fingerprint identification products includes products which can be deployed in stand-alone mode or as part of a larger application. Biometric Identification does not manufacture its own products but instead "outsources" its manufacturing so as to control costs.

     Currently, Biometric Identification's major outside manufacturer is PrimeTech Electronics, Inc. This relationship is not exclusive for either Biometric Identification or PrimeTech, and Biometric Identification believes that it can readily find other outside manufacturers if PrimeTech were to be unavailable to manufacture Biometric Identification products. Biometric Identification purchases silicon sensors, its primary manufacturing component, either directly from the large silicon sensor companies such as Infineon Corporation (formerly a division of Siemens), Harris, ST Micro, Veridicom and Thomson CSF Semiconducteurs Specifiques, or through PrimeTech. Biometric Identification purchases its board parts, meaning the collection of printed or soldered circuitry on which the sensors are placed, from PrimeTech. Biometric Identification has not entered into written purchasing or supply contracts with any of these companies.

     Biometric Identification's existing product line is summarized below. All of these products are available for retail sale:

          1.  BIOMETRIC IDENTIFICATION FINGERPRINT IDENTIFICATION
              SOFTWARE -- The core software which is the "engine" of Biometric Identification's product applications and features the following:

             - Biometric Identification's patented fingerprint verification software that, as discussed above, focuses on fingerprint ridge patterns rather than minutia

             - detection of latex/rubber fake fingers used to "fool" less sophisticated identification systems

             - performs both matching (one-to-one) and searching (one-to-many)
               in a database

          2. VERIPRINT 2100 OPTICAL TERMINAL -- Complete biometric terminal with case, keypad and small liquid crystal display. This product is presently an "optically based sensor" product, meaning that it uses light or optics to sense or "see" the fingerprint. Each unit sells for US$ 800 to US$ 900. The product has been available since 1997 and there are now approximately 3,500 units being used in connection with time and attendance and access control applications.

              Biometric Identification hopes during the first half of 2000 to achieve "silicon sensor" integration which is superior to an optically based sensor product because use of silicon enables the product to become much smaller without loss of performance.

          3. VERIPRINT 1100 SILICON SENSOR, INTEGRATION COMPONENT -- Introduced in 1998, this is the first ever use of "silicon sensor" technology in a self-contained programmable fingerprint system including template storage for up to 4,000 persons. The product is smaller than a business card and no thicker than a half dollar, so that it can be easily integrated into equipment manufacturer products such as readers and keyboards. Biometric Identification sells this to equipment manufacturers for approximately US$ 200-400 per unit, depending on volume. Applications include safeguarding Internet access, electronic commerce and other sensitive data applications.

     In addition to its existing products, Biometric Identification is also working on a new product, the Veriprint 2200, which Biometric Identification expects to begin marketing in 2000. This product is to be a hybrid of the Veriprint 1100 and the Veriprint 2100 in that it will incorporate the silicon sensor technology of the Veriprint 1100, and will include a case, keypad and screen display similar to the Veriprint 2100. The Veriprint 2200 will contain a limited amount of storage for the fingerprint templates.

     Biometric Identification's plans for additional future revenue include licensing its proprietary fingerprint identification software to large original equipment manufacturers in such areas as smart card technology, electronic commerce, and computer equipment. Biometric Identification does not currently license its technology to any equipment manufacturers, but its software is currently being tested by several equipment manufacturers in anticipation of forming a licensing relationship in the future.

  Product Integration

     Biometric Identification has integrated its products with newly-introduced silicon sensor-based technology and is working with five vendors of the integrated system: Veridicom, Inc., ST Micro Electronics, Thomson CSF Semiconducteurs Specifiques, Infineon Corporation (formerly a division of Siemens) and AuthenTec Inc. Biometric Identification has also completed product integration with several other manufacturers such as Radionics, Inc., Westinghouse Security Electronics, Inc., Chubb Security, Simplex, Northern Computer and Apollo Computer. The integration process is time-consuming and expensive because it generally involves two levels of integration: first, the hardware must be designed to accommodate the company's products; then the software must be integrated with the hardware.

     Biometric Identification has not entered into written supply, production or distribution contracts with any of the companies that integrate Biometric Identification's products with theirs. Biometric Identification typically enters into non-disclosure agreements with these companies, and provides other documents concerning the product integration process such as product specifications and integration timetables.

  Market for Products

  Market Overview

     The biometrics industry started with forensic applications using fingerprints for law enforcement and government security applications. In the last 30 years, electronic fingerprinting has evolved as an alternative storage and retrieval medium to paper and ink.

     Biometric Identification believes that the fingerprint identification segment is a large and widely accepted method of biometric identification. New technologies, such as Biometric Identification's products, are overcoming the historical problems of inaccuracy, false rejections and user nonacceptance that have limited the use of this tool for biometric identification and have held back long term market growth. With advances in computer technology, including cost reduction, miniaturization, and growing familiarity of the public with computer-based solutions, there is much greater potential for commercial investment in this area, particularly as prices further decline following ongoing technology development and increasingly widespread commercial implementation.

  Biometric Identification's Market Focus

     There are many applications for electronic fingerprint devices, including:

     -  point-of-sale devices

     -  electronic commerce

     -  access control, and

     -  computer security.

     Although Biometric Identification's technology can be used in almost any environment requiring highly accurate and rapid identification of persons, it would be much more expensive and time consuming to focus initially on applications in so-called open systems, which involve large numbers of ever changing users and sites. Examples of open systems include the credit card and electronic commerce industries. Because there is extensive demand for application in closed systems, which are less time-intensive and expensive to implement, Biometric Identification has decided to focus its efforts on these in the short term. Examples of closed systems include access control for company personnel, time and attendance records for employees, and access and usage security for computer networks.

  Time and Attendance Records

     There is high demand for closed system identification controls. Many industries, such as manufacturing, retail, and service, with large numbers of wage workers desire to reduce the fraud associated with "buddy punching," which refers to clocking in and out for an absent co-worker. Buddy punching is relatively easy because cards and personal identification numbers are not intrinsically linked to the card holder.

     Biometric Identification currently provides its time and attendance products to companies such as Stromberg Corporation, Control Module, Inc. and Synel Corporation.

  Building Access Control

     Another promising closed system for Biometric Identification products is in controlling entry of persons to buildings and office suites. The need is growing in the large U.S. service economy involving large numbers of office workers who are highly concentrated in urban areas with a strong perceived need to prevent extremely costly vandalism and theft or alteration of records. Large corporations, sensitive government locations, law and other professional firms, hospitals, banks, correctional institutions, airports and educational institutions are all examples of institutions with large office security requirements.

     The introduction of biometric devices in this market has been limited, despite the considerable size of this marketplace, likely due to cost and system integration impediments. The electronic access control market is dominated by card and proximity reader devices placed on entries to control and limit access. Biometric Identification's discussions at trade shows and with access control companies demonstrate that if biometric solutions could approach the cost level of card and proximity reader devices, then a biometric solution could become the primary application. Biometric Identification has designed its Veriprint 1100 product line to meet these cost levels. Also, Biometric Identification's product require less customer administrative oversight than for a card reader system because there is no longer any need to record and physically control identification cards.

     Biometric Identification has completed or is nearing completion of integrating its product with those of large card identification companies such as Westinghouse Security Electronics Inc. and Radionics, Inc. For example, Westinghouse and Radionics have integrated Biometric Identification's V2100 product with their access control systems.

     Biometric Identification is presently working with Radionics, Inc., one of the largest home security companies in the U.S., in order to integrate Biometric Identification biometrics into their access control and intrusion systems.

  Computer Security

     As corporations and other organizations have decentralized their computer operations by widely installing PCs, the points of access to networked systems and sensitive databases have greatly increased. Although PCs may substantially improve employee productivity, their proliferation presents a far larger security risk because access points are now so numerous. Networked PC systems are expected to grow as computer-based management of information increases worldwide. The rapid expansion of PC networked systems provides an important area of market growth for biometric products. Organizations now have concerns about a range of computer security issues such as protection of privacy of personnel and customer data, prevention of theft of competitively advantageous information including trade secrets, and prevention of deliberate damage to and corruption of data and systems.

     Biometric Identification expects the commercial and governmental network security market to be one of the largest sources of demand for its biometric products. There may be also be a developing market of home users who would be willing to purchase inexpensive and compact security devices such as those of Biometric Identification.

  Identification of Government Service Recipients

     In U.S. government applications, public agencies use biometrics to verify the identity of persons who wish to receive a service from the agency or pass through an application process. Examples include welfare agencies, departments of motor vehicles, and the U.S. Immigration and Naturalization Service. Biometric Identification believes that there is interest in this area from governments due to concerns about fraud.

     Biometric Identification also provides products for non-U.S. governments. For example, Biometric Identification's Veriprint 2100 system is being used by the Venezuelan legislature in verification terminals that allow members of the Chamber of Deputies and Senate, and their authorized surrogates, to vote electronically from their desks.

  Marketing and Distribution Channels

     The favorable performance of Biometric Identification products, combined with aggressive pricing, has enabled Biometric Identification to secure relationships with several large companies. Biometric Identification desires that once integration is completed with each equipment manufacturer's products, the equipment manufacturer will then introduce Biometric Identification products into their distribution channels.

     Biometric Identification has been executing its sales strategy through its sales team and has been actively marketing its product since September 1997. Since then, Biometric Identification has developed a list of alliances with key customers including Westinghouse, Radionics, Thomson CSF, Gemplus and Keysource. Biometric Identification has no customer that accounts for 10% or more of its revenues where the loss of that customer would significantly hurt Biometric Identification.

     Biometric Identification is targeting both large and small companies. Although the larger companies offer long term sales potential, the innovative smaller value added resellers and equipment manufacturers are more often the first to adopt new technologies and create early stage demand from consumers. Early users sometimes divert business from industry leaders which creates incentive for the big companies to follow suit. Biometric Identification is also going to target systems integrators and large consulting firms that thrive on introducing new technologies to their customers.

     To date, Biometric Identification has focused on the time and attendance and access control markets. During 1999, it intends to expand its marketing efforts to include direct contact with financial institutions, "smart" and credit card companies, electronic commerce and computer equipment companies where interest in biometrics is growing.

     Biometric Identification has retained a small marketing company located in the United Kingdom as a representative for Biometric Identification in the European market area. Biometric Identification wishes to secure several sales representatives to assist Biometric Identification in introducing its products into the European and Asian marketplaces.

  Competition

     Biometric Identification competes with other providers of biometric identification services to the commercial markets it serves in time and attendance monitors, access control and computer security. In addition, Biometric Identification competes with providers of non-biometric identification services. Biometric Identification believes that the principal methods of competition in the identification verification industry are providing function, ease of integration and an affordable price. Many of Biometric Identification's actual and potential competitors have greater financial, marketing and other resources than Biometric Identification possesses.

  Patents, Trademarks, and Copyrights

     Arete has provided an exclusive license to Biometric Identification for its five pending patents in fingerprint sensing systems and methods. The patent applications have been filed during the past three years with the U.S. patent office and three have proceeded to filings under the Patent Cooperation Treaty. Of these, one has proceeded to national stage filings in Brazil, Japan and Canada, and with the European Patent Office. Effective January 8, 1999, a patent on key technology elements of ridge recognition was issued in the United States.

                            DESCRIPTION OF PROPERTY

     Biometric occupies approximately 2,300 square feet of leased space at Suite 1940, 400 Burrard Street, Vancouver, British Columbia under a lease expiring October 31, 2000. A total of four Biometric employees operate out of its Vancouver office.

     Biometric Identification occupies one administration office in California and sales offices in Dayton, Ohio and London, England.

     Biometric Identification's California offices occupy a total of approximately 4,200 square feet and are located at 5000 Van Nuys Blvd., Sherman Oaks, California.

                               LEGAL PROCEEDINGS

     Other than as disclosed below, no material legal proceedings are pending to which Biometric is a party or of which any of its properties is subject.


     Effective as of November 10, 1998, in compliance with the "continuation" procedure provided for under the Company Act (British Columbia), Biometric transferred its domicile into the State of Wyoming, where it is now governed by the Wyoming Business Corporation Act. Biometric's management has subsequently considered that Biometric might transfer its domicile back to British Columbia. In order to solicit shareholder approval for this transfer, Biometric filed on March 5, 1999, as required by the Securities Exchange Act of 1934, a preliminary proxy statement with the SEC which was reviewed by the SEC staff. Based on its review, the staff informally advised Biometric that the staff believes that Biometric's transfer to Wyoming was an event that would have required the filing of a registration statement with the SEC, under the Securities Act of 1933.


     In response to the SEC's advice, on May 7, 1999, Biometric filed a registration statement under the Securities Act on Form S-4 for a repurchase offer with respect to the shares deemed to have been offered in connection with the transfer to Wyoming. Repurchase offerees may be able to sue Biometric for a possible violation of the registration requirement under the Securities Act. Biometric's exposure in that event is difficult to quantify because its shareholders were provided their statutory right of dissent under the Company Act (British Columbia) to be paid the fair market value of their shares if they dissented from the transfer to Wyoming. No shareholder exercised that dissent right.

                            SELECTED FINANCIAL DATA

     The selected consolidated financial data shown below with respect to Biometric's consolidated statements of operations for each of the three fiscal years in the period ended December 31, 1998 and with respect to the consolidated balance sheets at December 31, 1998 and 1997, and with respect to Biometric's consolidated statements of operations for each of the six months ended June 30, 1999 and 1998, and with respect to the consolidated balance sheets at June 30, 1999 and 1998, are derived from Biometric's audited consolidated financial statements as of December 31, 1998 and unaudited interim consolidated financial statements as of June 30, 1999, included on pages F-1 - F-30. Consolidated statement of operations data for the years ended December 31, 1995 and 1994, and balance sheet data at December 31, 1996, 1995 and 1994 have been derived from Biometric's audited consolidated financial statements that are not included in this prospectus. These financial statements, which included a note reconciling differences between U.S. and Canadian GAAP, were filed with Biometric's Annual Reports on Form 20-F.

     You should read the following selected financial consolidated financial data in conjunction with Biometric's consolidated financial statements and the notes on pages F-1 - F-30. Historical operating results are not necessarily indicative of the results in any future period.

     As a result of Biometric's transfer into Wyoming, Biometric adopted U.S. GAAP and restated prior years figures to be in accordance with U.S. GAAP. Since Biometric's functional currency is Canadian dollars, all amounts are in Canadian dollars.

                          FOR THE SIX MONTHS
                            ENDED JUNE 30,               FOR THE FISCAL YEARS ENDED DEC. 31,
                         ---------------------   ----------------------------------------------------
                           1999        1998        1998        1997       1996       1995      1994
                         ---------   ---------   ---------   --------   --------   --------   -------
                               (STATED IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE DATA)
                               ----------------------------------------------------------------
Revenue................  $       4   $      66   $      79   $    175   $    102   $    211   $    36
Net income (loss)......  $  (2,416)  $  (5,317)  $  (7,125)  $ (2,200)  $ (1,259)  $ (1,142)  $  (406)
Net income (loss) per
  share................  $   (0.07)  $   (0.31)  $   (0.38)  $  (0.13)  $  (0.14)  $  (0.20)  $ (0.10)
Cash dividends declared
  per share............  $       0   $       0   $       0   $      0   $      0   $      0   $     0
Working capital........  $      76   $   1,280   $      10   $  3,072   $  6,369   $  1,936   $ 1,846
Total assets...........  $   3,147   $   3,640   $   2,567   $  8,274   $ 10,451   $  2,721   $ 2,010
Total liabilities......  $     907   $     405   $     299   $    283   $    571   $     91   $   143
Share capital..........  $  16,177   $  12,948   $  13,789   $ 12,388   $ 12,077   $  3,567   $ 1,662
Retained earnings
  (deficit)............  $ (13,938)  $  (9,713)  $ (11,521)  $ (4,397)  $ (2,197)  $   (937)  $   204

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

NOTE: WE USE THE NAME "BIOMETRIC" FOR DISCUSSIONS OF ALL PERIODS IN THIS SECTION, EVEN THOUGH BIOMETRIC ASSUMED ITS CURRENT NAME ONLY IN NOVEMBER 1998.

  Current Capital Resources and Liquidity

     Since inception, Biometric's capital resources have been limited. Since cash generated from operations has been nominal, Biometric has had to rely upon the sale of equity and debt securities for cash required for investments and operations, among other things. In 1998, Biometric acquired the right to invest up to US$ 5,000,000 into Biometric Identification by way of the acquisition of convertible debentures. See "Biometric Security Corp. -- Business of Biometric Security Corp." for a discussion of the terms of this investment. Biometric completed its purchase of the US$ 5,000,000 of Biometric Identification debentures on July 23, 1999. Biometric's working capital or cash flows are not sufficient to fund ongoing operations and other commitments. The ability of Biometric to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of Biometric to obtain additional equity or debt financing. If Biometric cannot raise the necessary financing directly by way of debt, equity or other means, the lack of capital may force it to curtail its operating activities and potential investment activities. There is no assurance that Biometric will obtain any such financing.

     Biometric does not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

  Results of Operations


     For the six-month period ended June 30, 1999 Biometric incurred a net loss of $2,416,248 resulting in a loss per share of $0.07. The loss for the six-month period ended June 30, 1999 resulted from cash and short term investment earnings of $4,239 less expenses of $1,014,967. In addition, Biometric realized mineral property recoveries of $164,855 and an equity loss in the operations of BII of $1,570,375. The equity loss in the operations of Biometric Identification resulted from Biometric's portion of Biometric Identification's loss from operations for the six months ended June 30, 1999 and amortization of the excess of Biometric's investment over its share of Biometric Identification's net assets. During the six months ended June 30, 1999 Biometric Identification incurred a loss of US$ 3,235,938. This loss resulted from sales of US$ 946,545, interest income of US$ 476 and a tax recovery of US$ 1,744 less cost of sales of US$ 776,169 and selling, general and administration costs of US$ 1,683,970 and research and development expenditures totaling US$ 1,724,564.



     Biometric's six-month net loss is compared to a net loss for the six-month period ended June 30, 1998 of $5,316,647 and a loss per share of $0.31. The loss for the six-month period ended June 30, 1998 resulted from cash and short term investment earnings of $65,603 less expenses of $549,186 and losses on the disposal of equipment of $27,587. In addition, Biometric wrote-off mineral property costs totaling $4,805,477 which increased the loss for the six-month period ended June 30, 1998.


     At March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet. Biometric has since sold these shares for $11,078, or approximately $0.11 per share, which was the quoted market price for Inlet shares on the date of sale. As Biometric had previously written off the mineral property costs, the cash and shares originally received from Inlet, net of expenses incurred, has been reflected in the statement of operations.

     Administrative costs in the six-month period ended June 30, 1999 increased 85% over 1998 primarily as a result of Biometric incurring increased professional fees, consulting fees and finders fees.

  Liquidity and Capital Resources

     During the six-month period ended June 30, 1999 Biometric realized a net increase in cash from operations, financing and investments of $32,221. The loss for the period was $2,416,248.

     During the six-month period ended June 30, 1999 Biometric completed private placements totaling 23,333,331 units. These private placements were for proceeds, before costs, of $3,500,000, of which $660,592 had been advanced to Biometric prior to December 31, 1998. In addition, Biometric received $477,833 on the exercise of warrants. During the first quarter, Biometric repaid a short-term $150,775 loan payable that was outstanding at December 31, 1998.

     During the six-month period ended June 30, 1999 Biometric invested an additional $2,129,062 (US$ 1,425,000) in convertible debentures of Biometric Identification.

  Balance Sheets

     Total cash and short-term investments at June 30, 1999 were $227,403 as compared to $245,182 at December 31, 1998, and working capital increased to $76,288 as at June 30, 1999 compared to $10,478 as at December 31, 1998. The increase in cash and working capital is largely attributable to Biometric's completing three private placements that raised gross cash proceeds of $3,500,000 less $660,592 received by Biometric before December 31, 1998 and the related costs of completing the financing.

     At June 30, 1999 a total of $5,600,417 (US$ 3,750,000) has been invested in convertible debentures of Biometric Identification. This is compared to $3,471,355 (US$ 2,325,000), that had been invested at December 31, 1998, less $1,275,000, which represents Biometric's share of Biometric Identification's losses to December 31, 1998 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. Effective June 1999, Biometric's investment in the Biometric Identification convertible debentures has been accounted for by the equity method, as Biometric has determined that it can exert significant influence over Biometric Identification. Accordingly, Biometric has reduced its investment by $2,845,375, which is its share of Biometric Identification's losses to June 30, 1999 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. The excess of the cost of Biometric's investment over its share of net assets is being amortized on a straight-line basis over five years.

     At June 30, 1999 Biometric had no loans payable and had repaid the $150,775 short term loan that was outstanding at December 31, 1998.

     At June 30, 1999 Biometric had received $nil in share subscriptions and had completed the private placement it had received $660,592 for prior to December 31, 1998.

     In May 1999 Biometric filed a registration statement with the SEC offering U.S. persons who owned Biometric common stock at the time Biometric transferred its corporate domicile to Wyoming, the right to have their shares repurchased by Biometric at their fair market value on the date of the shareholder vote concerning Biometric's transfer to Wyoming. A provision of $657,052 for this contingent liability has been recorded in Biometric's accounts as of June 30, 1999, as a reduction of share capital. Any amount not repurchased by Biometric on expiry of the repurchase offer will be reclassified to share capital. See "Legal Proceedings" for further discussion of the repurchase offer.

  Subsequent Events

     - Biometric completed a $2,000,000 private placement on July 22, 1999. The private placement consisted of 10,000,000 units, brokered on a best efforts basis, at a price of $0.20 per unit for total proceeds of $2,000,000. Each unit consists of one common share and one two-year non-transferable share purchase warrant. Each warrant is exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year. Remuneration paid to the broker for acting as agent consisted of a $186,000 commission payable in cash and a two year broker's warrant exercisable into a maximum of 1,500,000 shares of Biometric. The broker's warrants are exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year.

     - Biometric invested an additional US$ 1,250,000 in Biometric Identification debentures.

     - Biometric announced an annual general meeting of the shareholders, at which time the shareholders will be asked to vote on Biometric's proposal to transfer its domicile to British Columbia and to consolidate Biometric's share capital on the basis of one post-consolidated share for each five pre-consolidated shares.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

  Results of Operations


     A $0.38 loss per share in the fiscal year ended December 31, 1998 resulted from cash and short-term investment earnings of $79,129 less expenses of $1,287,586, mineral property write-offs of $4,592,237 and an equity loss in the operations of BII of $1,275,000. The equity loss in the operations of Biometric Identification resulted from Biometric's portion of Biometric Identification's loss from operations since acquisition and amortization of the excess of Biometric's investment over its share of Biometric Identification's net assets. During 1998 Biometric Identification incurred a loss of US$ 3,934,609. This loss resulted from sales of US$ 1,129,273, interest income of US$ 4,453 and a tax recovery of US$ 370,000 less cost of sales of US$ 1,510,869 and selling, general and administration costs of US$ 2,357,085 and research and development expenditures totaling US$ 1,570,381.



     Biometric's 1998 net loss is compared to a $0.13 loss per share in the fiscal year ended December 31, 1997 from cash and short-term investment earnings of $175,185, expenses of $759,182, and mineral property write-offs of $1,615,898.


     Administrative costs in 1998 increased 79% over 1997, primarily as a result of Biometric incurring increased professional fees and finders fees.

  Liquidity and Capital Resources

     During 1998 Biometric had a reduction in cash from operations, financing and investments of $3,084,928. The loss for the year was $7,124,561, which consisted largely of the write-down of mineral properties and an equity loss in BII.

     During 1998, Biometric completed a 3,375,000 unit private placement that raised proceeds of $506,250 and a 660,000 unit private placement that raised proceeds of $99,000. In addition, Biometric raised $23,000 from the exercise of 100,000 stock options. Biometric also issued 250,450 common shares at a deemed value of $75,135 for finders fees in connection with the Biometric Identification debentures.

     During 1998, Biometric invested $3,471,355, in Biometric Identification convertible debentures, disposed of equipment used in Argentina for proceeds of $151,512 and recovered $185,335 of security deposits.

  Balance Sheets

     Total cash and short-term investments at December 31, 1998 were $245,182 as compared to $3,330,110 at December 31, 1997 and working capital decreased to $10,478 as at December 31, 1998 compared to $3,072,259 as at December 31, 1997. The decrease in cash and working capital is largely attributable to Biometric's investment of $3,471,355 in convertible debentures of Biometric Identification during the year.

     At December 31, 1998 a total of $3,471,355 (US$ 2,325,000) had been invested in convertible debentures of Biometric Identification. Effective June 1999, Biometric determined that it had the ability to exercise significant influence over the activities of Biometric Identification, and in accordance with Accounting Principles Board Opinion No. 18, Biometric's financial statements for 1998 have been restated to reflect this change. Accordingly, Biometric's investment in the Biometric Identification convertible debentures has been accounted for by the equity method and Biometric has reduced its investment by $1,275,000, which is its share of Biometric Identification's losses to December 31, 1998 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. The excess of Biometric's investment over its share of net assets is being amortized on a straight-line basis over five years.

     Equipment and leasehold improvements totaled $60,758 at December 31, 1998 as compared to $248,213 at December 31, 1997. The decrease is a result of Biometric selling off equipment in 1998.

     Mineral properties totaled nil at December 31, 1998 as compared to $4,670,516 at December 31, 1997. The decrease is a result of writing off the deferred costs in June 1998, when it was determined there was little prospect of further work being carried out on the properties and Biometric changed its business from mineral exploration to its investment in Biometric Identification. In November 1998, subsequent to writing off the deferred costs, Biometric granted Inlet Resources Ltd. an option to purchase up to a 100% interest in Biometric's Argentine mineral properties.

     Share capital totaled $13,128,263 at December 31, 1998 as compared to $12,387,691 at December 31, 1997. The increase is a result of Biometric issuing shares for cash proceeds of $628,250 and shares for services having a value of $112,322.

     Shares subscribed totaled $660,592 at December 31, 1998 as compared to nil at December 31, 1997 as investors had advanced Biometric $660,592 as funds advanced for a private placement that was completed after the year-end.

YEARS ENDED DECEMBER 31, 1997 AND 1996

  Results of Operations

     A $0.13 loss per share in the fiscal year ended December 31, 1997 resulted from cash and short-term investment earnings of $175,185 less expenses of $759,182 and mineral property write-offs of $1,615,898. This is compared to a $0.14 loss per share in the fiscal year ended December 31, 1996 from cash and short-term investment earnings of $102,147, expenses of $826,609 and mineral property write-offs of $534,853.

     Administrative costs in 1997 decreased 13% over 1996 as a result of Biometric cutting back promotional, travel, consultants and other costs.

  Liquidity and Capital Resources

     During the year ended December 31, 1997, Biometric had an increase in cash of $1,587,977 primarily as a result of its financing activities. The loss for the year was $2,199,895, which consisted largely of the write-down of mineral properties. During 1997, Biometric completed a special warrant placement of 5,000,000 units that raised net proceeds of $5,106,645. See 1996 liquidity and capital resources below. Biometric raised $184,000 from the exercise of 200,000 warrants, and $126,400 from the exercise of 120,000 options.

     During 1997 Biometric incurred expenditures on mineral properties totaling $3,033,103 and purchased equipment and leasehold improvements of $79,658.

  Balance Sheets

     Total cash and short-term investments at December 31, 1997 were $3,330,110 as compared to $1,742,133, excluding $5,106,645 of cash in escrow, at December 31, 1996. Working capital decreased to $3,072,259 as at December 31, 1997 compared to $6,369,429 as at December 31, 1996. Share capital increased primarily as a result of the closing of the 5,000,000 unit special warrant offering announced in October 1996. Advances on share subscriptions decreased from $5,106,645 to nil as a result of the completion of the 5,000,000 unit special warrant financing.

     Biometric expended a total of $3,171,103 of mineral property costs in Argentina that was initially capitalized during 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Results of Operations

     A $0.14 loss per share in the fiscal year ended December 31, 1996 resulted from cash and short-term investment earnings of $102,147 less expenses of $826,609 and mineral property write-offs of $534,853. This is compared to a $0.20 loss per share in the fiscal year ended December 31, 1995 from cash and short-term investment earnings of $210,620, expenses of $606,230 and resource property write-downs of $746,371.

     Administrative costs in 1996 increased 36.4% over 1995 as a result of Biometric's move to new office premises, the hiring of additional personnel, advertising, promotional, exploration and travel costs incurred to support Biometric's mineral projects.

  Liquidity and Capital Resources

     During the year ended December 31, 1996, Biometric increased its cash by $99,492 primarily as a result of its financing activities which raised $3,403,506 by private placements and the exercise of warrants and options.

     The loss for the year was $1,259,315, which included a $534,853 write-off of mineral properties.

     On October 22, 1996, Biometric announced the private placement of 5,000,000 special warrants at an issue price of $1.10 per special warrant. Each special warrant entitled the holder to acquire, without further consideration, one unit comprising one common share and one-half of a share purchase warrant. Each whole warrant entitled the holder to purchase one additional share at $1.30 per share for a two year period. At December 31, 1996, Biometric held in escrow the proceeds from the sale of special warrants of $5,106,645, net of commissions and other offering costs, pending completion of a prospectus qualifying the common shares and share purchase warrants for distribution.

     Biometric also granted the underwriters 250,000 special compensation options as partial compensation for the placement of the special warrants. Each special compensation option entitled the underwriter to acquire, without further consideration, one compensation option. Each compensation option was exercisable for one unit at a price of $1.10 per unit to January 31, 1999. Each unit consists of one common share and one-half of a share purchase warrant, with each whole warrant entitling the underwriter to purchase one additional share for $1.30 per share to January 31, 1999.

     In January 1997, Biometric issued the 5,000,000 shares and 5,000,000 one-half share purchase warrants upon exercise of the 5,000,000 special warrants. Biometric also issued 250,000 compensation options to the underwriter upon the exercise of 250,000 special compensation options. In addition, the net proceeds from the sale of special warrants, together with interest earned thereon, were released to Biometric.

     Biometric received additional financing during 1996 from: the net proceeds of $1,486,568 from three private placements during 1996 totaling 1,537,000 common shares; $1,828,138 from the exercise of 2,022,250 warrants; and $88,800 from the exercise of 110,000 options granted to employees.

     During 1996 Biometric incurred expenditures on mineral properties totaling $2,998,643, purchased equipment and leasehold improvements totaling $223,643. Also during 1996, Biometric sold marketable securities for proceeds of $193,527 and paid a security deposit of $138,000.

  Balance Sheets

     Total cash and short-term investments at December 31, 1996 were $1,742,133, excluding $5,106,645 of cash in escrow, as compared to $1,796,691 at December 31, 1995. Working capital increased to $6,369,429 as at December 31, 1996 compared to $1,935,574 as at December 31, 1995.

     A total of $2,998,691 in mineral property costs were expended in Argentina and initially capitalized during 1996.

     During 1996 Biometric expended $223,643 on equipment and leasehold improvements giving it a total of $257,743 in equipment net of depreciation at December 31, 1996. This compares to $42,600 for equipment and leaseholds at December 31, 1995.

     At December 31, 1996 Biometric had $138,000 in a security deposit related to a mineral property it was exploring in 1996.

     At December 31, 1996 Biometric had accounts payable of $570,752 largely related to the exploration work it was carrying out in South America.

YEAR 2000 COMPLIANCE

     The Year 2000 issue refers to possible negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000.

     Biometric does not expect to experience significant Year 2000 issues, because it uses standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. Biometric is contacting its main suppliers to make sure that they are also Year 2000 compliant, a process Biometric expects to complete by the third quarter of 1999.

     Biometric Identification has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant. Biometric Identification's business involves integrating its products with those of original equipment managers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently Biometric Identification's sales, could drop. Biometric Identification is contacting these companies to determine the state of their Year 2000 compliance. Biometric Identification expects to complete this process by the third quarter of 1999.

                                 LEGAL MATTERS

     The validity of the shares of Biometric common stock issued as of Biometric's transfer from British Columbia to Wyoming will be passed upon for Biometric by Hathaway, Speight & Kunz, LLC, Cheyenne, Wyoming, U.S.A.

                                    EXPERTS


     Biometric's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of KPMG LLP, independent chartered accountants, given on the authority of that firm as experts in accounting and auditing. Biometric Identification's financial statements as of December 31, 1998, and for the year then ended, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     Biometric has filed with the SEC a registration statement on Form S-4, including amendments, under the Securities Act with respect to its common stock as discussed herein. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information about Biometric and its common stock, please see the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for further details.

     Biometric files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by Biometric, including the registration statement and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's web site at "www.sec.gov."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
BIOMETRIC SECURITY CORP.
  Audited Consolidated Financial Statements as of December
     31, 1998
     Auditors' Report to the Shareholders...................   F-2
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................   F-3
     Consolidated Statements of Operations and Deficit for
      the years ended
       December 31, 1998, 1997 and 1996.....................   F-4
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998,
       1997 and 1996........................................   F-5
     Notes to Consolidated Financial Statements.............   F-6
  Unaudited Interim Consolidated Financial Statements as of
     June 30, 1999
     Unaudited Interim Consolidated Balance Sheets as of
      June 30, 1999,
       December 31, 1998, and June 30, 1998.................  F-22
     Unaudited Interim Consolidated Statements of Operations
      and Deficit for
       the six months ended June 30, 1999 and 1998..........  F-23
     Unaudited Interim Consolidated Statements of Cash Flows
      for the six
       months ended June 30, 1999 and 1998..................  F-24
     Notes to Unaudited Interim Consolidated Financial
      Statements............................................  F-25
BIOMETRIC IDENTIFICATION, INC.
  Audited Financial Statements as of December 31, 1998
     Report of Independent Accountants......................  F-31
     Balance Sheet as of December 31, 1998..................  F-32
     Statement of Operations for the year ended December 31,
      1998..................................................  F-33
     Statement of Cash Flows for the year ended December 31,
      1998..................................................  F-34
     Statement of Stockholders' Deficit for the year ended
      December 31, 1998.....................................  F-35
     Notes to Financial Statements..........................  F-36
  Unaudited Financial Statements as of December 31, 1997
     Balance Sheet as of December 31, 1997..................  F-41
     Statement of Operations for the year ended December 31,
      1997..................................................  F-42
     Statement of Stockholders' Deficit for the year ended
      December 31, 1997.....................................  F-43
     Statement of Cash Flows for the year ended December 31,
      1997..................................................  F-44
     Notes to Financial Statements..........................  F-45
  Unaudited Financial Statements as of December 31, 1996*



- ---------------



* Financial Statements for the year ended December 31, 1996 have been excluded, as the assets and results of operations for Biometric Identification, Inc., were immaterial for that year.

                       AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated balance sheets of Biometric Security Corp. (formerly Sonoma Resource Corp.) as at December 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in the United States.

     As discussed in notes 2(e) and 5, during 1999, the Company changed the method of accounting for its investment in convertible debentures of Biometric Identification Inc. from the fair value method, as an available-for-sale investment, to the equity method. In accordance with Accounting Principles Board Opinion No. 18, the consolidated financial statements for 1998 have been restated to reflect the Company's share of the losses of Biometric Identification Inc. since acquisition, and to eliminate the foreign exchange translation gains and intercorporate interest income related thereto.

                                            /s/  KPMG LLP
                                            Chartered Accountants

Vancouver, Canada
February 23, 1999, except as to notes 2(e), 5 and 15(c), which are as of September 7, 1999

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                          CONSOLIDATED BALANCE SHEETS
                        (EXPRESSED IN CANADIAN DOLLARS)
                           DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
                           ASSETS
Current assets:
     Cash...................................................  $   245,182     $3,330,110
     Amounts receivable.....................................       55,076         19,002
     Prepaid expenses.......................................        9,257          6,252
                                                              -----------     ----------
                                                                  309,515      3,355,364
Equipment and leasehold improvements (note 3)...............       60,758        248,213
Mineral properties (note 4).................................           --      4,670,516
Investment (note 5).........................................    2,196,355             --
                                                              -----------     ----------
                                                              $ 2,566,628     $8,274,093
                                                              ===========     ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities...............  $   148,262     $  283,105
     Loan payable (note 6)..................................      150,775             --
                                                              -----------     ----------
                                                                  299,037        283,105
Shareholders' equity:
     Share capital (note 7):
          Authorized:
          Unlimited (1997 -- 100,000,000) common shares
          Issued:
          20,834,412 (1997 -- 16,448,962) common shares.....   13,128,263     12,387,691
     Advances on share subscriptions (note 7(b))............      660,592             --
     Deficit................................................  (11,521,264)    (4,396,703)
                                                              -----------     ----------
                                                                2,267,591      7,990,988
Continuing operations (note 1)
Commitments and contingencies (notes 5 and 13)
Subsequent events (notes 5, 6, 7 and 14)
                                                              -----------     ----------
                                                              $ 2,566,628     $8,274,093
                                                              ===========     ==========

On behalf of the Board:

                         , Director

                         , Director

          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                             1998          1997          1996
                                                         ------------   -----------   -----------
                                                         (RESTATED --
                                                           NOTE 5)
Revenue:
     Interest and other income.........................  $     79,129   $   175,185   $    62,670
     Gain on disposal of marketable securities.........            --            --        39,477
                                                         ------------   -----------   -----------
                                                               79,129       175,185       102,147
General and administrative expenses:
     Business consultants..............................        78,306        87,345       158,305
     Depreciation and depletion........................         9,858        67,100         8,500
     Finder's fee (note 5).............................        99,822            --            --
     Foreign exchange loss (gain)......................         5,834       (20,198)      (20,630)
     Interest and bank charges.........................        14,449         2,159         2,507
     Legal, audit and accounting.......................       563,234       141,256        66,461
     Management fees...................................       120,059       127,121       164,451
     Office expense....................................       113,851       113,570       136,891
     Public listing....................................        66,153        37,035        38,080
     Salaries, wages and administration................        56,129        61,979        68,841
     Travel, accommodation and promotion...............       159,891       103,332       203,203
                                                         ------------   -----------   -----------
                                                            1,287,586       720,699       826,609
                                                         ------------   -----------   -----------
                                                           (1,208,457)     (545,514)     (724,462)
Other expenses:
     Write-off of mineral properties (note 4)..........     4,592,237     1,615,898       534,853
     Share of loss of Biometric Identification Inc.
       (note 5)........................................     1,275,000            --            --
     Mineral exploration...............................            --        16,395            --
     Loss on disposal of equipment.....................        48,867        22,088            --
                                                         ------------   -----------   -----------
                                                            5,916,104     1,654,381       534,853
                                                         ------------   -----------   -----------
Loss for the year......................................    (7,124,561)   (2,199,895)   (1,259,315)
Deficit, beginning of year.............................    (4,396,703)   (2,196,808)     (937,493)
                                                         ------------   -----------   -----------
Deficit, end of year...................................  $(11,521,264)  $(4,396,703)  $(2,196,808)
                                                         ============   ===========   ===========
Loss per share.........................................  $      (0.38)  $     (0.13)  $     (0.14)
                                                         ============   ===========   ===========
Weighted average number of shares......................    18,825,977    16,170,395     8,933,410
                                                         ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                              1998          1997          1996
                                                          ------------   -----------   -----------
                                                          (RESTATED --
                                                            NOTE 5)
Cash flows from operating activities:
  Loss for the year.....................................  $(7,124,561)   $(2,199,895)  $(1,259,315)
  Adjustments to reconcile loss for the year to net cash
     used in operating activities:
       Write-off of mineral properties..................    4,592,237      1,615,898       534,853
       Share of loss of Biometric Identification Inc....    1,275,000             --            --
       Loss on disposal of equipment....................       48,867         22,088            --
       Depreciation and depletion.......................        9,858         67,100         8,500
       Non-cash fees and expenses.......................      112,322             --            --
       Gain on disposal of marketable securities........           --             --       (39,477)
       Decrease (increase) in amounts receivable........      (36,074)        29,846       107,230
       Decrease (increase) in prepaid expenses..........       (3,005)        36,303        31,331
       Increase (decrease) in accounts payable and
          accrued liabilities...........................     (134,844)      (287,647)      479,671
                                                          -----------    -----------   -----------
Net cash used in operating activities...................   (1,260,200)      (716,307)     (137,207)
Cash flows from investing activities:
  Proceeds on sale of marketable securities.............           --             --       193,527
  Equipment and leasehold improvements..................      (22,781)       (79,658)     (223,643)
  Proceeds on disposal of equipment and leasehold
     improvements.......................................      151,512             --            --
  Mineral properties....................................     (145,306)    (3,033,103)   (2,998,691)
  Security deposit (paid) recovered.....................      185,335             --      (138,000)
  Proceeds on sale of mineral properties................       38,250             --            --
  Investment............................................   (3,471,355)            --            --
                                                          -----------    -----------   -----------
Net cash used in investing activities...................   (3,264,345)    (3,112,761)   (3,166,807)
Cash flows from financing activities:
  Loan payable..........................................      250,000             --            --
  Repayment of loan payable.............................      (99,225)            --            --
  Issuance of common shares.............................      628,250      5,417,045     3,403,506
  Advances on share subscriptions.......................      660,592             --            --
                                                          -----------    -----------   -----------
Net cash provided by financing activities...............    1,439,617      5,417,045     3,403,506
                                                          -----------    -----------   -----------
Increase (decrease) in cash.............................   (3,084,928)     1,587,977        99,492
Cash, beginning of year.................................    3,330,110      1,742,133     1,642,641
                                                          -----------    -----------   -----------
Cash, end of year.......................................  $   245,182    $ 3,330,110   $ 1,742,133
                                                          ===========    ===========   ===========

- ---------------

Supplementary cash flow information (note 9)

          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  CONTINUING OPERATIONS:

     The Company was incorporated under the laws of British Columbia, Canada. During 1998, the Company changed its principal business activity from the exploration and development of resource properties to an investment holding company, with its principal holding being its investment in Biometric Identification Inc. ("BII") (note 5). BII's principal business activity is the development, manufacture and marketing of fingerprint identification systems in the United States. BII has not yet achieved profitable operations. In connection with this change in business activity during 1998, the Company changed its name from Sonoma Resource Corp. to Biometric Security Corp., and on November 10, 1998, the Company was continued under the laws of the State of Wyoming (also see note 14(a)).

     These financial statements have been prepared in accordance with accounting principles applicable to a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. At December 31, 1998, the Company has a net working capital position of approximately $10,000, which is not sufficient to meet its commitments or fund ongoing operations. The ability of the Company to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of the Company to obtain additional equity financing (also see notes 7(b) and 14(b)). The recoverability of the Company's investment in BII is dependent upon the establishment of profitable commercial operations in BII, the ability of the Company to obtain additional debt or equity financing to complete the acquisition of BII or the proceeds from the disposition of the Company's interest in BII.

2.  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of presentation:

     These consolidated financial statements have been prepared in accordance with accounting principles and practices that are generally accepted in the United States, which conform, in all material respects, with those generally accepted in Canada, except as explained in note 15.

  (b) Basis of consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are directly or indirectly wholly-owned, and include (with the jurisdiction of incorporation in brackets):

        Sonoma Resource de Argentina S.A. (Argentina)
        Sonoma Resource (Bermuda) Ltd. (Bermuda)
        Cerro Toro Mining (Barbados) Ltd. (Barbados)
        Cerro Toro S.A. (Argentina)
        Castano Mining (Barbados)
        Castano S.A. (Argentina)

     All intercompany balances and transactions have been eliminated.

  (c) Equipment and leasehold improvements:

     Equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives on a declining-balance basis at 15% per year.

  (d) Mineral properties:

     Mineral property acquisition costs and related exploration and development expenditures are deferred until the property is placed into production, sold or abandoned. These costs will be amortized over the

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

estimated life of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned. Administration expenditures are expensed in the period incurred.

     Mineral property acquisition costs include the cash consideration and the fair market value of common shares issued for mineral property interests. A property acquired under an option agreement or by joint venture, where payments are made at the sole discretion of the Company, is recorded in the accounts at the time of payment.

     On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, the deferred costs related to that property are written down to their estimated recoverable amount.

     The amounts shown for mineral properties reflect costs incurred to date, less write-offs and recoveries, and are not intended to reflect present or future values.

  (e) Investments:

     At December 31, 1998, the investment in convertible debentures of BII (note
5) was classified by the Company as an available-for-sale investment, although the Company intends to hold these debt securities until conversion or maturity. Available-for-sale investments are carried at fair value, with any unrealized holding gain or loss excluded from earnings and reported as a net amount in a separate component of shareholders equity until realized. Interest income is recognized in earnings when earned.


     In mid-1999, the Company determined that it had the ability to exercise significant influence over the operating, financing and investing activities of BII due to a number of factors, including the President of BII becoming the President and a director of the Company. In addition, the Company determined that the investment in convertible debentures could be considered to be similar in nature to an equity investment in BII. As a result of these two factors, the Company changed the method of accounting for its investment in BII from the fair value method, as an available-for-sale investment, to the equity method, effective in June 1999. In accordance with Accounting Principles Board ("APB") Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock", the Company's financial statements for 1998 have been restated to reflect this change.



     Under the equity method, the cost of the investment is adjusted for the Company's share of post-acquisition earnings or losses of BII, as if the Company had converted its BII debentures into shares of BII at the time of each acquisition. The excess of the cost of its investment over the Company's share of the net assets of BII, which has been allocated by the Company to BII's technology rights, is being amortized on a straight-line basis over five years. The Company has recorded $1,275,000 as its share of the loss of BII during the period ended December 31, 1998. In addition, previously reported foreign exchange translation gains of $85,875 relating to this investment have been reversed, and accrued interest income of $79,989 has been eliminated in connection with this change. The overall result of this change was to reduce the investment as at December 31, 1998 by $1,440,864, increase the loss for the year ended December 31, 1998 by $1,440,864, or $0.08 per share, and increase the deficit as at December 31, 1998 by $1,440,864.


  (f) Stock options:

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (g) Loss per share:

     Basic loss per share is calculated using the weighted average number of shares outstanding during the year. Diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

  (h) Foreign currency translation:

     Transactions of the Company and its subsidiaries that are denominated in foreign currencies are recorded in Canadian dollars at exchange rates in effect at the related transaction dates. Monetary assets and liabilities denominated in foreign currencies are adjusted to reflect exchange rates at the balance sheet date. Exchange gains and losses arising on the translation of monetary assets and liabilities are included in the determination of operations for the year.

  (i) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of mineral properties and equipment, useful lives for depreciation and the carrying value of the investment in BII. Actual results could differ from those estimates.

  (j) Comparative figures:

     Certain of the prior years' comparative figures have been reclassified to conform with the presentation adopted for 1998.

3.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

                                                                1998        1997
                                                              --------    --------
Equipment...................................................  $ 67,759    $ 71,320
Automotive equipment........................................        --     209,179
Leasehold improvements......................................    19,138      15,941
                                                              --------    --------
                                                                86,897     296,440
Accumulated depreciation....................................   (26,139)    (48,227)
                                                              --------    --------
                                                              $ 60,758    $248,213
                                                              ========    ========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

4.  MINERAL PROPERTIES:

     The continuity of mineral property acquisition costs, exploration and development expenditures, write-offs and deferred expenditures at year end is as follows:

                                                                      CHUBUT AND
                                         CERRO TORO      CASTANO       SAN LUIS
                                       PROPERTIES(a)    GROUP(b)    PROPERTIES(c)    OTHER(c)      TOTAL
                                       --------------   ---------   --------------   ---------   ----------
Balance, December 31, 1997...........    $3,983,092     $      --      $687,424      $     --    $4,670,516
  Exploration and development
     expenditures:
       Access costs..................           772            --            --            --           772
       Assays........................            --            --         2,882            --         2,882
       Communication.................            --            --           332            --           332
       Contract labour and
          supervision................         5,737            --            --            --         5,737
       Data acquisition and
          analysis...................           941            --           596            --         1,537
       Equipment and field
          supplies...................         5,231            --           259            --         5,490
       Field administration..........        21,674            --            --            --        21,674
       Field car rental and
          transportation.............         3,271            --           389            --         3,660
       Geological and geophysical....        40,471            --        28,810            --        69,281
       Insurance.....................         5,762            --            --            --         5,762
       Legal and other...............        19,552            --         6,687            --        26,239
       Travel and accommodation......         1,669            --           271            --         1,940
                                         ----------     ---------      --------      --------    ----------
                                            105,080            --        40,226            --       145,306
                                         ----------     ---------      --------      --------    ----------
                                          4,088,172            --       727,650            --     4,815,822
  Recovery of security deposit.......            --      (185,335)           --            --      (185,335)
  Deposit received on option
     agreement.......................            --            --            --       (38,250)      (38,250)
  Write-offs.........................    (4,088,172)      185,335      (727,650)       38,250    (4,592,237)
                                         ----------     ---------      --------      --------    ----------
  Balance, December 31, 1998.........    $       --     $      --      $     --      $     --    $       --
                                         ==========     =========      ========      ========    ==========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      CHUBUT AND
                                        CERRO TORO      CASTANO        SAN LUIS
                                      PROPERTIES(a)     GROUP(b)    PROPERTIES(c)    OTHER(c)      TOTAL
                                      --------------   ----------   --------------   ---------   ----------
Balance, December 31, 1996..........    $1,591,602     $1,000,818      $217,877      $305,014    $3,115,311
Acquisition costs...................         7,610        165,308        55,726        31,637       260,281
Exploration and development
  expenditures:
     Access costs...................        66,273             --        27,030            --        93,303
     Assays.........................       109,858             --            --            --       109,858
     Camp...........................         2,121             --            --            --         2,121
     Communication..................        15,802             --            --            --        15,802
     Contract drilling..............     1,203,985             --            --            --     1,203,985
     Contract labour and
       supervision..................        82,045             --        16,685            --        98,730
     Data acquisition and
       analysis.....................        19,512             --         2,364        22,516        44,392
     Equipment and field supplies...       156,120             --        42,676           512       199,308
     Field administration...........       149,318             --           860            --       150,178
     Field car rental and
       transportation...............        77,563             --        15,021           364        92,948
     Geological and geophysical.....       394,316          1,400       200,277        30,280       626,273
     Insurance......................        23,369             --         1,308           707        25,384
     Legal and other................        19,852             --        33,002        55,620       108,474
     Travel and accommodation.......        63,746             --        74,598         1,722       140,066
                                        ----------     ----------      --------      --------    ----------
                                         2,383,880          1,400       413,821       111,721     2,910,822
                                        ----------     ----------      --------      --------    ----------
                                         3,983,092      1,167,526       687,424       448,372     6,286,414
Write-offs..........................            --     (1,167,526)           --      (448,372)   (1,615,898)
                                        ----------     ----------      --------      --------    ----------
Balance, December 31, 1997..........    $3,983,092     $       --      $687,424      $     --    $4,670,516
                                        ==========     ==========      ========      ========    ==========

A brief description of the Company's mineral properties is as follows:

  (a) Cerro Toro Properties:

     On February 15, 1995, the Company filed three exploration permits with the regulatory authorities in San Juan Province, Argentina covering 1,845 hectares located in San Juan Province. The Company was subsequently notified that 100% of the rights of ownership established by the procedures of the Province belong to the Company.

     In June 1998, the Company determined there was little prospect of further work being carried out on the properties. Accordingly, all deferred expenditures relating to the Cerro Toro Properties were written off at that time.

  (b) Castano Group:

     In 1996, the Company entered into a purchase/option agreement to acquire 100% of the rights and interests in the Castano Group of mineral properties located in San Juan Province, Argentina. In 1997, the Company terminated the purchase/option agreement in accordance with the provisions provided therein and wrote off the remaining deferred expenditures on the Castano Group. During 1998, the Company recovered a security deposit that had previously been written off.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (c) Other Argentina properties:

     During 1995, the Company staked and applied for a number of cateos and manifestaciones within Cordova, San Luis, Chubut and Santa Cruz provinces, all of which were of a grass roots nature. At December 31, 1997, the Company had staked and applied for 13 cateos and 20 manifestaciones in the San Luis and Chubut provinces.

     In 1997, the Company wrote-off costs incurred relating to properties in provinces other than San Luis and Chubut that the Company did not intend to pursue.

     As the Cordova and San Luis cateos and manifestaciones were not renewed during 1999, all deferred expenditures relating to these properties were written off during 1998.

     During November 1998, the Company entered into a letter agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in the Company's Argentine properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for U.S. $2,000,000. During the first year, the agreement requires Inlet to pay the Company U.S. $150,000 in stages, issue the Company 100,000 shares and complete a U.S. $650,000 work program, to earn a 50% interest in the properties. During the second and third years, the agreement provides that Inlet will pay the Company a total of U.S. $600,000 in stages, issue 200,000 shares and complete work commitments totalling U.S. $1,500,000 to earn an additional 40% interest in the properties. To December 31, 1998, the Company received a cash deposit of U.S. $25,000 relating to the option agreement.

5.  INVESTMENT:

                                                                  1998
                                                              ------------
                                                              (RESTATED --
                                                               SEE BELOW)
Investment, at cost.........................................   $3,471,355
Share of losses of BII......................................    1,275,000
                                                               ----------
                                                               $2,196,355
                                                               ==========

     During 1998, the Company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology. Under the terms of the agreement, the Company has the right to acquire up to U.S. $5,000,000 of convertible debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.

     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to U.S. $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares at a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company.

     The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     At December 31, 1998, the Company had acquired debentures of BII totalling U.S. $2,325,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 82,292 shares, at a total value of $99,822, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:

                                                          DEBENTURE
DATES                                                  AMOUNTS (U.S. $)   SHARES
- -----                                                  ----------------   -------
February 1, 1999 (paid)..............................     $  550,000       78,713
February 22, 1999....................................        125,000       17,889
March 12, 1999.......................................        500,000       71,558
May 12, 1999.........................................      1,500,000      214,673
                                                          ----------      -------
                                                          $2,675,000      382,833
                                                          ==========      =======

     At December 31, 1998, the fair value of the Company's investment in debentures of BII is estimated to approximate its carrying value.

     Subsequent to December 31, 1998, the debenture acquisitions scheduled to be made on February 22, 1999 and March 12, 1999 were deferred, by mutual agreement, until April 2, 1999, and the May 12, 1999 scheduled acquisition was deferred until July 23, 1999. All of the remaining scheduled acquisitions were made.

     As discussed in note 2(e), during 1999, the Company changed the method of accounting for its investment in BII to the equity method, and in accordance with APB No. 18, has restated the consolidated financial statements for 1998 to reflect the Company's share of losses of BII since acquisition, to reverse previously reported foreign exchange translation gains related to the investment, and to eliminate intercorporate interest income, as if the Company had always accounted for its investment in BII using the equity method.


     Summarized financial information for BII, adjusted to capitalize the convertible debentures payable to the Company to equity, is as follows:



                                                              DECEMBER 31, 1998
                                                              -----------------
Working capital.............................................   U.S. $    2,615
Capital assets..............................................            41,920
Convertible debentures payable to others....................          (332,500)
                                                               ---------------
Net assets (deficiency).....................................   U.S. $ (287,965)
                                                               ===============
Company's share of net assets (deficiency) (28.2%)..........   $      (121,809)
Excess purchase price, net of amortization..................         2,318,164
                                                               ---------------
Investment in BII...........................................   $     2,196,355
                                                               ===============



                                                                YEAR ENDED
                                                             DECEMBER 31, 1998
                                                             -----------------
Revenues and other income..................................  U.S. $ 1,133,726
Expenses...................................................        (5,068,335)
                                                             ----------------
Loss for the year..........................................  U.S. $(3,934,609)
                                                             ================
Company's share of loss for the period.....................  $      1,035,000
Amortization of excess purchase price......................           240,000
                                                             ----------------
                                                             $      1,275,000
                                                             ================

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6.  LOAN PAYABLE:

     During 1998, a company controlled by a director loaned the Company a total of $250,000. The loan is unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998.

     The Company also allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.

7.  SHARE CAPITAL:

  (a) Issued:

                                                               NUMBER
                                                             OF SHARES       AMOUNT
                                                             ----------    -----------
Balance at December 31, 1996...............................  11,128,962    $ 6,970,646
Issued during the year for cash by way of:
     Private placement of special warrants, net of issue
       costs...............................................   5,000,000      5,106,645
     Exercise of warrants..................................     200,000        184,000
     Exercise of options...................................     120,000        126,400
                                                             ----------    -----------
Balance at December 31, 1997...............................  16,448,962     12,387,691
Issued during the year for cash by way of:
     Private placements....................................   4,035,000        605,250
     Exercise of options...................................     100,000         23,000
Issued during the year for finder's fee (note 5)...........     250,450         75,135
                                                             ----------    -----------
                                                             20,834,412     13,091,076
Allotted during the year for:
     Finder's fee (note 5).................................      82,292         24,687
     Carrying charges (note 6).............................      65,789         12,500
                                                             ----------    -----------
Balance at December 31, 1998...............................  20,982,493    $13,128,263
                                                             ==========    ===========

     During 1997, the Company issued the 5,000,000 common shares and 5,000,000 one-half share purchase warrants upon exercise of 5,000,000 previously issued special warrants. In addition, 250,000 compensation options were issued to the underwriter upon the exercise of 250,000 special compensation options granted to the underwriter in connection with this special warrant private placement. Each compensation option entitles the underwriter to acquire a unit, consisting of one share and one-half of a share purchase warrant, at an exercise price of $1.10 per share prior to January 20, 1999. Each whole warrant entitles the underwriter to acquire one share at an exercise price of $1.30 prior to January 20, 1999. Subsequent to December 31, 1998, these compensation options expired unexercised.

     During 1998, the Company completed a 3,375,000 unit private placement at a price of $0.15 per unit and a 660,000 unit private placement at a price of $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant. Each warrant is exercisable for a period of two years and entitles the holder to purchase one additional common share at a price of $0.15 per share in the first year and $0.17 per share in the second year.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (b) Advances on share subscriptions:

     At December 31, 1998, the Company had received advances on share subscriptions for 4,403,950 units at $0.15 per unit in connection with:

- - a brokered private placement of 6,666,666 units at $0.15 per unit for total proceeds of $1,000,000; and

- - a non-brokered private placement of 5,000,000 units at $0.15 per unit for total proceeds of $750,000.

     Each unit consists of one common share and one non-transferable share purchase warrant exercisable for a period of two years. Each warrant will be exercisable at a price of $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission payable in cash and brokers' warrants exercisable into shares of the Company for a period of two years not exceeding 15% of the number of units issued to investors pursuant to the private placements. The brokers' warrants will be exercisable at a price of $0.15 per share the first year and $0.17 per share in the second year.

     Subsequent to December 31, 1998, the Company received the additional $1,089,408 of proceeds, paid the $100,000 commission, issued the 11,666,666 shares and share purchase warrants and issued the 1,000,000 brokers' warrants.

  (c) Share purchase warrants:

     The continuity of share purchase warrants during 1998 is as follows:

                                            BALANCE,                                              BALANCE,
                              EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                    PRICE          1997         GRANTED    EXERCISED    CANCELLED        1998
- -----------                   --------    ------------     -------    ---------   ----------    ------------
January 26, 1998...........  $     1.47        37,000            --       --         (37,000)            --
August 21, 1998............        1.25     1,400,000            --       --      (1,400,000)            --
October 22, 1998...........        1.30     2,500,000            --       --      (2,500,000)            --
October 22, 1998/1999......   0.15/0.17            --       660,000       --              --        660,000
March 31, 1999/2000........   0.15/0.17            --     3,375,000       --              --      3,375,000
                                            ---------     ---------      ---      ----------      ---------
                                            3,937,000     4,035,000       --      (3,937,000)     4,035,000
                                            =========     =========      ===      ==========      =========

     The continuity of share purchase warrants during 1997 is as follows:

                                           BALANCE,                                              BALANCE,
                             EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE          1996         GRANTED    EXERCISED    CANCELLED        1997
- -----------                  --------    ------------     -------    ---------   ----------    ------------
January 26, 1997/1998.....  $1.28/1.47        37,000            --         --            --         37,000
June 22, 1997.............        0.92       700,000            --   (100,000)     (600,000)            --
June 29, 1997.............        0.92       300,000            --         --      (300,000)            --
September 14, 1997........        0.92       150,000            --         --      (150,000)            --
December 5, 1997..........        0.92       100,000            --   (100,000)           --             --
August 21, 1998...........        1.25     1,400,000            --         --            --      1,400,000
October 22, 1998..........        1.30            --     2,500,000         --            --      2,500,000
                                           ---------     ---------   --------    ----------      ---------
                                           2,687,000     2,500,000   (200,000)   (1,050,000)     3,937,000
                                           =========     =========   ========    ==========      =========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (d) Stock options:

     (i) Continuity:

     The continuity of stock options during 1998 is as follows:

                                          BALANCE,                                              BALANCE,
                            EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE         1997         GRANTED    EXERCISED    CANCELLED        1998
- -----------                 --------    ------------     -------    ---------   ----------    ------------
April 27, 1998............    $1.00         100,000            --         --      (100,000)(a)          --
September 14, 1998........     0.34          30,000            --         --       (30,000)(a)          --
October 30, 1999..........     1.33         387,261            --         --      (387,261)(a)          --
January 21, 2000..........     0.34         130,000            --         --      (130,000)(a)          --
January 21, 2000..........     1.36         390,000            --         --      (390,000)(a)          --
July 6, 2000..............     0.32              --        50,000         --            --         50,000
August 28, 2000...........     0.20              --       100,000         --            --        100,000
January 28, 2001..........     0.23              --     1,640,000(a) (100,000)    (285,000)     1,255,000
                                          ---------     ---------   --------    ----------      ---------
                                          1,037,261     1,790,000   (100,000)   (1,322,261)     1,405,000
                                          =========     =========   ========    ==========      =========

- ---------------
(a) During 1998, these 1,037,261 outstanding options were cancelled and replaced with the 1,640,000 options at $0.23 per share expiring January 28, 2001.

     The continuity of stock options during 1997 is as follows:

                                            BALANCE,                                             BALANCE,
                              EXERCISE    DECEMBER 31,                           EXPIRED OR    DECEMBER 31,
EXPIRY DATE                     PRICE         1996        GRANTED    EXERCISED    CANCELLED        1997
- -----------                   --------    ------------    -------    ---------   ----------    ------------
February 16, 1997...........    $0.90          40,000          --     (40,000)           --             --
January 30, 1998............     0.91          50,000          --          --       (50,000)            --
April 27, 1998..............     1.00         100,000          --          --            --        100,000
September 14, 1998..........     1.10          70,000          --     (40,000)      (30,000)(b)          --
September 14, 1998..........     0.34              --      30,000(b)       --            --         30,000
December 8, 1998............     0.97         373,635          --          --      (373,635)            --
July 31, 1999...............     1.12          10,000          --          --       (10,000)            --
September 25, 1999..........     1.16          50,000          --     (40,000)      (10,000)            --
October 30, 1999............     1.33         387,261          --          --            --        387,261
January 21, 2000............     1.36              --     620,000          --      (230,000)(b)    390,000
January 21, 2000............     0.34              --     230,000(b)       --      (100,000)       130,000
                                            ---------     -------    --------    ----------      ---------
                                            1,080,896     880,000    (120,000)     (803,635)     1,037,261
                                            =========     =======    ========    ==========      =========

- ---------------

(b) During 1997, these options were repriced to $0.34 per share.

     (ii) Compensation expense:

     The Company's Board of Directors grants stock options to its officers, directors and key employees in accordance with the rules prescribed by the Vancouver Stock Exchange. Stock options are granted with an exercise price equal to the stock's quoted value on the Vancouver Stock Exchange at the date of grant. Stock options granted generally have varying terms of up to three years and vest and become fully exercisable from the date of grant.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $0.16, $0.17 and $0.89 on the date of grant, using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998   1997   1996
                                                              ----   ----   ----
Expected dividend yield.....................................    0%     0%     0%
Risk-free interest rate.....................................  6.2%   5.0%   6.1%
Expected life (years).......................................    2      2      2
Expected volatility over expected life......................  139%   139%   139%

     The Company applies APB Opinion No. 25 in accounting for granting stock options and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("FAS 123"), the Company's loss for the year would have increased to the pro forma amounts indicated below:

                                                  1998           1997           1996
                                              ------------    -----------    -----------
                                              (RESTATED --
                                                NOTE 5)
Loss for the year:
     As reported............................  $(7,124,561)    $(2,199,895)   $(1,259,315)
     Compensation expense under FAS 123.....      286,558         152,888        458,384
                                              -----------     -----------    -----------
Pro forma loss for the year.................  $ 7,411,119     $(2,352,783)   $(1,717,699)
                                              ===========     ===========    ===========
Pro forma loss per share....................  $     (0.39)    $     (0.15)   $     (0.19)
                                              ===========     ===========    ===========

8.  FINANCIAL INSTRUMENTS:

     The fair values of the Company's cash, amounts receivable, accounts payable and accrued liabilities and loan payable approximate their carrying amounts because of the immediate or short term to maturity of these financial instruments.

9.  NON-CASH FINANCING AND INVESTING ACTIVITIES:

     The Company has the following non-cash financing and investing activities:

                                                       1998        1997        1996
                                                     --------    --------    --------
Financing activities:
     Shares issued and allotted for finders fee....  $ 99,822    $     --    $     --
     Shares allotted as consideration for loan
       payable.....................................    12,500          --          --
                                                     --------    --------    --------
                                                     $112,322    $     --    $     --
                                                     ========    ========    ========
Investing activities:
     Accrued interest income on investment.........  $(79,989)   $     --    $     --
                                                     ========    ========    ========

10.  SEGMENTED INFORMATION:

     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (a) Operating segments:

     The Company has determined its operating segments to be mineral exploration and development, and corporate, which includes holding investments, based on the way management organizes and manages its business.

                                                         MINERAL
                                                     EXPLORATION AND
1998                                                   DEVELOPMENT       CORPORATE         TOTAL
- ----                                                 ---------------    ------------    ------------
                                                                        (RESTATED --    (RESTATED --
                                                                          NOTE 5)         NOTE 5)
Revenue............................................    $        --      $    79,129     $    79,129
General and administrative expenses................             --        1,287,586       1,287,586
Other expenses.....................................      4,592,237        1,323,867       5,916,104
                                                       -----------      -----------     -----------
Loss for the year..................................    $(4,592,237)     $(2,532,324)    $(7,124,561)
                                                       ===========      ===========     ===========
Capital expenditures (recovered)...................    $   (78,279)     $ 3,342,624     $ 3,264,345
                                                       ===========      ===========     ===========
Identifiable assets................................    $        --      $ 2,566,628     $ 2,566,628
                                                       ===========      ===========     ===========
1997
Revenue............................................    $        --      $   175,185     $   175,185
General and administrative expenses................             --          720,699         720,699
Other expenses.....................................      1,632,293           22,088       1,654,381
                                                       -----------      -----------     -----------
Loss for the year..................................    $(1,632,293)     $  (567,602)    $(2,199,895)
                                                       ===========      ===========     ===========
Capital expenditures...............................    $ 3,033,103      $    79,658     $ 3,112,761
                                                       ===========      ===========     ===========
Identifiable assets................................    $ 4,670,516      $ 3,603,577     $ 8,274,093
                                                       ===========      ===========     ===========
1996
Revenue............................................    $        --      $   102,147     $   102,147
General and administrative expenses................             --          826,609         826,609
Other expenses.....................................        534,853               --         534,853
                                                       -----------      -----------     -----------
Loss for the year..................................    $  (534,853)     $  (724,462)    $(1,259,315)
                                                       ===========      ===========     ===========
Capital expenditures...............................    $ 3,136,691      $    30,116     $ 3,166,807
                                                       ===========      ===========     ===========

  (b) Geographic information:

     As previously disclosed (note 4), all of the Company's mineral exploration and development activities during 1996 through 1998 were in Argentina.

     Except for the Company's investment in BII (note 5) and related share of losses, substantially all of the Company's corporate activities during 1996 through 1998 were in Canada.

11.  RELATED PARTY TRANSACTIONS:

     During 1998, fees of $156,620 (1997 -- $233,348; 1996 -- $324,500) were charged by certain directors or companies controlled by them for management, consulting, accounting and administrative services. Management believes the costs of related party services approximate amounts that would have been paid for similar services rendered by unrelated parties.

     Included in accounts payable and accrued liabilities at December 31, 1998 is $15,044 (1997 -- $35,332) payable to a director and a company controlled by a director related to the above fees.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

12.  INCOME TAXES:

     As at December 31, 1998, the Company has approximately $3,000,000 of losses for Canadian income tax purposes that expire between 2000 and 2005 and that may be available to reduce taxable income in Canada in future years. In addition, the Company had deducted approximately $8,000,000 for book purposes in excess of amounts deducted for tax purposes, primarily for expenditures incurred on the Company's mineral properties and equipment. The Company has taken a valuation allowance of the full amount of the tax benefit thereon due to the uncertainty of whether these deferred tax assets will be realized.

13.  CONTINGENCIES:

  (a) Uncertainty due to the Year 2000 Issue:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.

  (b) Contingent liability:

     As disclosed elsewhere in these financial statements (notes 1 and 14(a)), the Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") has advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and United States holders of shares of the Company, at the time of the original continuance to Wyoming may have common law remedies under the Act. In addition, the Company may be required to offer such United States holders of shares of the Company the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance.

     The Company is currently reviewing its options to resolve this matter. No provision has been recorded in the accounts for any contingent loss, as the outcome is not determinable at this time.

14.  SUBSEQUENT EVENTS:

  (a) Corporate continuance:

     Subsequent to December 31, 1998, the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders will vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting date was subsequently postponed and has not yet been rescheduled.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (b) Private placement:

     Subsequent to December 31, 1998, the Company announced, subject to regulatory approval, a best-efforts brokered private placement of up to 11,666,666 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit will consist of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission, payable in cash, and up to 1,750,000 brokers' warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

15. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     Accounting practices under United States and Canadian generally accepted accounting principles ("GAAP"), as they affect the Company, are substantially the same, except for the following:

  (a) Unrealized gains for trading securities:

     Investments held principally for the purpose of selling them in the near term are considered trading securities. Under Canadian GAAP, unrealized gains on trading securities are not recorded in the accounts until realized. Under United States GAAP, unrealized gains and losses for trading securities are included in earnings. Accordingly, under Canadian GAAP, the gain on disposal of marketable securities during 1996 would be recorded as $72,400, as under Canadian GAAP, the $32,923 unrealized holding gain at December 31, 1995 would not have been included in earnings in 1995.

  (b) Stock-based compensation:

     Canadian GAAP for stock-based compensation is similar to that provided in APB Opinion No. 25 under United States GAAP (note 2(f)), although FAS 123 requires additional disclosure of the effects of accounting for stock-based compensation using the fair value method (note 7(c)). Accordingly, under Canadian GAAP, there would be no material differences in the consolidated financial statements in respect of stock-based compensation.

  (c) Equity method of accounting for investments

     Under Canadian GAAP, an investor changing from the cost to the equity method of accounting for investments would record its share of the earnings or losses of the investee only from the time the investor obtained the ability to exercise significant influence over the investee. The investor's share of earnings or losses of the investee prior to this time would not be recorded in the accounts of the investor under Canadian GAAP. United States GAAP requires an investor to restate prior period's financial statements to record the investor's share of the earnings or losses of the investee, as if the investor had always accounted for its investment in the investee using the equity method. Accordingly, under Canadian GAAP, the $1,275,000 share of loss of BII recorded for 1998 would not be recorded, and the intercorporate interest for 1998 of $79,989 would not have been eliminated.

  (d) Foreign currency translation:

     Canadian GAAP requires that non-current, foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the following fiscal year should be translated into Canadian dollars at the exchange rate in effect at the transaction date and adjusted to reflect the current exchange rate at each balance sheet date, with any gain or loss relating to the initial translation and balance

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

sheet date adjustment being deferred and amortized over the remaining life of the item. Under Canadian GAAP, the Company's investment in convertible debentures of BII, prior to the change to the equity method of accounting for such investments, would have been translated in this manner. United States GAAP requires such gains or losses to be included in operations in the period. Canadian and United States GAAP for foreign currency translation of investments accounted for by the equity method are comparable. Accordingly, the foreign exchange gain of $85,875 relating to the revaluation of the investment that was previously reported under Canadian GAAP at December 31, 1998, would be retained in the investment balance, but the effect would be recorded as a deferred credit on the consolidated balance sheet and amortization of $9,551 would be recorded for the 1998 fiscal year, under Canadian GAAP.

     A reconciliation of the effects of the differences between Canadian GAAP and United States GAAP on the balance sheets and statements of operations and deficit is summarized as follows:

                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
Total assets under United States GAAP.......................   $2,566,628     $8,274,093
Adjustments to increase investment to reverse share of
  losses of BII.............................................    1,275,000             --
                                                               ----------     ----------
To record foreign exchange translation gain.................       85,875             --
To reverse intercorporate interest eliminated...............       79,989             --
                                                                              ----------
Total assets under Canadian GAAP............................   $4,007,492     $8,274,093
                                                               ==========     ==========

                                                                 1998          1997
                                                              ----------    ----------
Total liabilities under United States GAAP..................  $  299,037    $  283,105
Deferred foreign exchange gain, net of amortization of
  $9,551....................................................      76,324            --
                                                              ----------    ----------
Total liabilities under Canadian GAAP.......................  $  375,361    $  283,105
                                                              ==========    ==========

                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
Shareholders' equity under United States GAAP...............   $2,267,591     $7,990,988
Adjustments:
     Reverse intercorporate interest eliminated.............       77,989             --
     Amortization of deferred foreign exchange gain.........        9,551             --
     Reverse share of losses of BII.........................    1,275,000             --
                                                               ----------     ----------
                                                                1,364,540             --
                                                               ----------     ----------
Shareholders' equity under Canadian GAAP....................   $3,632,131     $7,990,988
                                                               ==========     ==========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                 1998           1997           1996
                                             ------------    -----------    -----------
                                             (RESTATED --
                                               NOTE 5)
Loss for the year under United States
  GAAP.....................................  $ (7,124,561)   $(2,199,895)   $(1,259,315)
Adjustments:
     Reverse intercorporate interest
       eliminated..........................        79,987             --             --
     Amortization of deferred foreign
       exchange gain.......................         9,551             --             --
     Realized gain on disposal of trading
       securities..........................            --             --         32,923
     Reverse share of losses of BII........     1,275,000             --             --
                                             ------------    -----------    -----------
                                                1,364,540             --         32,923
                                             ------------    -----------    -----------
Loss for the year under Canadian GAAP......    (5,760,021)    (2,199,895)    (1,226,392)
Deficit, beginning of year under Canadian
  GAAP.....................................    (4,396,703)    (2,196,808)      (970,416)
                                             ------------    -----------    -----------
Deficit, end of year under Canadian GAAP...  $(10,156,724)   $(4,396,703)   $(2,196,808)
                                             ------------    -----------    -----------
Loss per share under Canadian GAAP.........  $      (0.31)   $     (0.13)   $     (0.14)
                                             ============    ===========    ===========

                            BIOMETRIC SECURITY CORP.

                           CONSOLIDATED BALANCE SHEET
                        (EXPRESSED IN CANADIAN DOLLARS)
                                  (UNAUDITED)

                                                        JUNE 30,      DECEMBER 31,     JUNE 30,
                                                          1999            1998           1998
                                                      ------------    ------------    ----------
                                                      (RESTATED --    (RESTATED --
                                                        NOTE 4)         NOTE 4)
ASSETS
CURRENT ASSETS
  Cash..............................................  $    277,403    $   245,182     $1,655,323
  Accounts receivable...............................        43,265         55,076         17,062
  Prepaid expenses and deposits.....................         5,976          9,257         13,406
                                                      ------------    -----------     ----------
                                                           326,644        309,515      1,685,791
Equipment and leasehold improvements................        65,046         60,758        116,262
Investment (Note 4).................................     2,755,042      2,196,355      1,837,500
                                                      ------------    -----------     ----------
                                                      $  3,146,732    $ 2,566,628     $3,639,553
                                                      ============    ===========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................  $    250,356    $   148,262     $  405,294
  Loan payable......................................            --        150,775             --
                                                      ------------    -----------     ----------
                                                           250,356        299,037        405,294
CONTINGENT LIABILITY
  (Notes 1 and 7(b))................................       657,052             --             --
SHAREHOLDERS' EQUITY
  Share capital (Note 1)............................    16,176,836     13,128,263     12,947,609
  Shares subscribed.................................            --        660,592             --
Deficit.............................................   (13,937,512)   (11,521,264)    (9,713,350)
                                                      ------------    -----------     ----------
                                                         2,239,324      2,267,591      3,234,259
                                                      ------------    -----------     ----------
                                                      $  3,146,732    $ 2,566,628     $3,639,553
                                                      ============    ===========     ==========

On Behalf of the Board of Directors

            /s/  ROBERT M. KAMM                             /s/  WAYNE JOHNSTONE
- --------------------------------------------    --------------------------------------------
                  Director                                        Director

                            BIOMETRIC SECURITY CORP.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)
                                  (UNAUDITED)

                                                                 FOR THE SIX MONTHS ENDED
                                                               ----------------------------
                                                                 JUNE 30,        JUNE 30,
                                                                   1999            1998
                                                               ------------    ------------
                                                               (RESTATED --
                                                                 NOTE 4)
REVENUE
  Interest (Note 4).........................................   $      4,239    $    65,603
                                                               ------------    -----------
EXPENSES
  Professional fees and registration costs..................        532,268        246,113
  Business consultants......................................         97,394         23,600
  Amortization..............................................          4,902          9,427
  Finder's fee (Note 4).....................................         61,183         53,668
  Foreign exchange..........................................          1,246        (12,354)
  Interest and bank charges.................................          1,195            687
  Management fees...........................................         64,200         60,000
  Offices expenses..........................................         68,604         36,734
  Listing costs.............................................         42,334         35,570
  Salaries, wages and administration........................         49,326         37,671
  Travel and accommodation..................................         92,315         58,070
                                                               ------------    -----------
                                                                  1,014,967        549,186
                                                               ------------    -----------
                                                                 (1,010,728)      (483,583)
SHARE OF LOSS OF BII........................................     (1,570,375)            --
RECOVERY (WRITE-OFF) OF MINERAL PROPERTIES..................        164,855     (4,805,477)
LOSS ON DISPOSAL OF ASSETS..................................             --        (27,587)
                                                               ------------    -----------
LOSS FOR THE PERIOD.........................................     (2,416,248)    (5,316,647)
DEFICIT, BEGINNING OF PERIOD
  As previously reported....................................    (10,080,400)    (4,396,703)
  Adjustment for 1998 share of losses of BII (note 4).......     (1,440,864)            --
                                                               ------------    -----------
  As restated...............................................    (11,521,264)    (4,396,703)
                                                               ------------    -----------
DEFICIT, END OF PERIOD......................................   $(13,937,512)   $(9,713,350)
                                                               ============    ===========
LOSS PER SHARE..............................................   $      (0.07)   $     (0.31)
                                                               ============    ===========

                            BIOMETRIC SECURITY CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        (EXPRESSED IN CANADIAN DOLLARS)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                  1999            1998
                                                              ------------    ------------
                                                              (RESTATED --
                                                                NOTE 4)
OPERATIONS
  Loss for the period.......................................  $(2,416,248)    $(5,316,647)
  Items not involving cash:
     Share of losses of BII.................................    1,570,375              --
     Depreciation...........................................        4,902           9,427
     Loss on disposal of assets.............................           --          27,587
     (Recovery) Write-off of mineral properties.............     (164,855)      4,805,477
     Changes in non-cash working capital items..............      117,186         116,975
     Non-cash fees..........................................       61,183          53,668
                                                              -----------     -----------
                                                                 (827,457)       (303,513)
                                                              -----------     -----------
FINANCING
  Issue of common shares, net...............................    2,983,850         506,250
  Repayment of loan.........................................     (150,775)             --
                                                              -----------     -----------
                                                                2,833,075         506,250
                                                              -----------     -----------
INVESTMENTS
  Capital assets............................................       (9,190)        (13,054)
  Mineral properties........................................      164,855        (134,961)
  Proceeds on disposal of fixed assets......................           --         107,991
  Increase in investment (Note 4)...........................   (2,129,062)     (1,837,500)
                                                              -----------     -----------
                                                               (1,973,397)     (1,877,524)
                                                              -----------     -----------
CHANGE IN CASH..............................................       32,221      (1,674,787)
CASH, BEGINNING OF PERIOD...................................      245,182       3,330,110
                                                              -----------     -----------
CASH, END OF PERIOD.........................................  $   277,403     $ 1,655,323
                                                              ===========     ===========

                            BIOMETRIC SECURITY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

1.  SHARE CAPITAL

     a) Authorized: Unlimited (1998 -- 100,000,000) common shares without par value.

     b) Issued:


                                                   SHARES        AMOUNT
                                                 ----------    -----------
Balance, December 31, 1997.....................  16,448,962    $12,387,691
Issued during the year for cash by way of:
  Private placements...........................   4,035,000        605,250
  Exercise of options..........................     100,000         23,000
Issued during the year for finder's fee........     250,450         75,135
                                                 ----------    -----------
                                                 20,834,412     13,091,076
Allotted during the year for:
  Finder's fee (Note 4)........................      82,292         24,687
  Carrying charges (Note 5)....................      65,789         12,500
                                                 ----------    -----------
Balance, December 31, 1998.....................  20,982,493     13,128,263
Issued during the period for cash by way of:
  Private placements...........................  23,333,331      3,500,000
  Exercise of warrants.........................   2,985,551        477,833
                                                 ----------    -----------
                                                 47,301,375     17,106,096
Allotted during the period for:
  Finder's fee (Note 4)........................     203,941         61,183
Less: share issue costs........................                   (333,391)
                                                 ----------    -----------
                                                 47,505,316     16,833,888
Less: Contingent Liability (Note 7(b)).........  (3,285,260)      (657,052)
                                                 ----------    -----------
Balance, June 30, 1999.........................  44,220,056    $16,176,836
                                                 ==========    ===========


     c) During the three month period ended March 31, 1999 the Company completed brokered and non-brokered private placements that totalled 11,666,666 units at $0.15 per unit for gross proceeds of $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent for the brokered private placement was paid a 10% commission totalling $100,000 and 1,000,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

     d) Private Placement:

     During the three month period ended June 30, 1999 the Company completed a brokered private placement of 11,666,665 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent was paid a 10% commission, payable in cash, and 1,600,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

     e) At June 30, 1999 the Company reserved in respect of options and warrants:

        Options:

NUMBER OF SHARES   EXERCISE PRICE     EXPIRY DATE
- ----------------   --------------     -----------
     750,000           $0.22         April 16, 2001
   1,180,000           $0.23        January 28, 2001
      50,000           $0.32          July 6, 2000
     100,000           $0.20        August 28, 2000
   ---------
   2,080,000
   =========

        Warrants:

NUMBER OF SHARES   EXERCISE PRICE      EXPIRY DATE
- ----------------   --------------      -----------
    1,775,000          $0.17          March 31, 2000
      660,000          $0.15        September 10, 1999
                       $0.17        September 10, 2000
   11,281,115          $0.15         January 29, 2000
                                     January 29, 2001
   13,266,665          $0.15          April 15, 2000
                       $0.17          April 15, 2001
   ----------
   26,982,780
   ==========

2.  RELATED PARTY TRANSACTIONS

     Fees of $138,750 (1998 -- $72,500; 1997 -- $142,228) were charged by directors or companies affiliated with them for management, consulting and administrative services.

3.  DIRECTORS

       Mr. R. Kamm
       Mr. W. Rand
       Mr. C. Idziszek
       Mr. W. Johnstone

4.  INVESTMENT

                                                    JUNE 30,      DECEMBER 31,
                                                      1999            1998
                                                  ------------    ------------
                                                  (RESTATED --    (RESTATED --
                                                   SEE BELOW)      SEE BELOW)
Investment, at cost.............................   $5,600,417      $3,471,355
Share of losses of BII..........................  (2,845,375)     (1,275,000)
                                                   ----------      ----------
                                                   $2,755,042      $2,196,355
                                                   ==========      ==========

     During 1998 the Company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology. Under the terms of the agreement, the Company has the right to acquire up to US $5,000,000 of convertible

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.

     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to US $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares as a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company. The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code.

     At June 30, 1999 the Company had acquired debentures of BII totalling US $3,750,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 286,233 shares at a total value of Cdn $161,005, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:

                                                     DEBENTURE
                      DATES                        AMOUNT (US $)    SHARES
                      -----                        -------------    -------
July 23, 1999....................................    1,250,000      178,892

Subsequent to June 30, 1999 the debenture acquisition scheduled to be made on July 23, 1999 was made.

     During 1999, the Company determined that it had the ability to exercise significant influence over the operating, financing and investing activities of BII. In addition, the Company determined that the investment in convertible debentures could be considered to be similar in nature to an equity investment in BII. As a result of these two factors, the Company changed the method of accounting for its investment in BII from the fair value method, as an available-for-sale investment, to the equity method, effective in June 1999. In accordance with Accounting Principles Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock", the Company's financial statements for 1998 have been restated to reflect this change.

     Under the equity method, the cost of the investment is adjusted for the Company's share of post-acquisition earnings or losses of BII, as if the Company had converted its BII debentures into shares of BII at the time of each acquisition. The excess of the cost of its investment over the Company's share of the net assets of BII, which has been allocated by the Company to BII's technology rights, is being amortized on a straight-line basis over five years. The Company has recorded $1,570,375 as its share of the loss of BII for the six months ended June 30, 1999, and $1,275,000 as its share of the loss of BII for the period ended December 31, 1998. In addition, previously reported foreign exchange losses of $178,069 at June 30, 1999 and gains of $85,875 as at December 31, 1998 relating to this investment have been reversed, and accrued interest income of $55,922 as at June 30, 1999 and $79,989 as at December 31, 1998 have been eliminated in connection with this change. The overall result of this change was to reduce investment as at June 30, 1999 by $2,889,092 and as at December 31, 1998 by $1,440,864, increase loss for the six months ended June 30, 1999 by $1,448,228, or $0.04 per share, and for the year ended December 31, 1998 by $1,440,864, or $0.08 per share, and increase deficit as at June 30, 1999 by $2,889,092 and as at December 31, 1998 by $1,440,864.

5.  LOAN PAYABLE

     During 1998, a company affiliated with a director loaned the Company a total of $250,000. The loan was unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1999, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998.

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

The Company allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.

6.  MINERAL PROPERTIES

     During June 1998, the Company changed its principal business activity from mineral exploration to the development of fingerprint identification systems. As the Company had determined there was little prospect of further work being carried out on the properties, it wrote-off the deferred mineral exploration expenditures at that time.

                                               1999           1998           1997
                                            -----------    -----------    -----------
ACQUISITION COSTS.........................  $        --    $        --    $    80,321
                                            -----------    -----------    -----------
EXPLORATION AND DEVELOPMENT EXPENDITURES
  Access costs............................           --            772         17,929
  Assays..................................           --          2,882         31,690
  Communication...........................           --            332         15,802
  Contract drilling, excavation and
     trenching............................           --             --      1,203,872
  Contract labour and supervision.........           --          3,289        105,178
  Data acquisition and analysis...........           --          1,537         44,367
  Equipment and field supplies............           --          5,417        168,674
  Field administration....................           --         16,895         73,192
  Field car rental and transportation.....           --          3,499         58,966
  Geological and geophysical..............           --         69,281        311,192
  Insurance...............................           --          5,762         18,523
  Legal and other.........................           --         23,936         52,871
  Travel and accommodation................           --          1,359         74,553
                                            -----------    -----------    -----------
                                                     --        134,961      2,176,809
                                            -----------    -----------    -----------
                                                     --        134,961      2,257,130
                                            -----------    -----------    -----------
MINERAL PROPERTIES, BEGINNING OF PERIOD...           --      4,670,516      3,115,311
                                            -----------    -----------    -----------
                                                     --      4,805,477      5,372,441
LESS: AMOUNTS WRITTEN-OFF.................           --     (4,805,477)    (1,002,218)
                                            -----------    -----------    -----------
MINERAL PROPERTIES, END OF PERIOD.........  $        --    $        --    $ 4,370,223
                                            ===========    ===========    ===========

     The Company continues to hold several Argentine properties and has entered into an agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in these properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for US $2,000,000. During the first year the agreement required Inlet to pay the Company US $150,000 in stages, issue the Company 100,000 shares and complete a US $650,000 work program to earn a 50% interest in the properties. During the second and third years the agreement provides that Inlet will pay the Company a total of US $600,000 in stages, issue 200,000 shares and

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

complete work commitments totalling US $1,500,000 to earn an additional 40% interest in the properties. To June 30, 1999 the Company had received US $150,000 and 100,000 shares relating to the option agreement.

7.  CONTINGENCIES:

     a) Uncertainty due to the Year 2000 Issue:

          The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.

     b) Contingent Liability:

          The Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") had advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and holders of shares of the Company at the time of the original continuance to Wyoming may have common law remedies under the Act. The Company complied with applicable Canadian disclosure requirements at the time of transfer and offered all shareholders the right to dissent and no shareholders exercised this right. In May 1999 the Company filed a registration statement with the SEC offering U.S. holders of shares of the Company, at the time of continuance, the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance. A provision for the contingent liability has been recorded in these accounts as a reduction of share capital. Any amount not repurchased by the Company on expiry of the repurchase offer will be reclassified to share capital.

8.  SUBSEQUENT EVENTS

     a) Corporate Continuance:

          During the period the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders were to vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting was subsequently postponed and has been scheduled for October 8, 1999.

     b) Private Placement:

          Subsequent to June 30, 1999 the Company completed a brokered private placement of 10,000,000 units at $0.20 per unit for gross proceeds of $2,000,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.20 per share in the first year and $0.23 per

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

     share in the second year. The agent was paid a $186,000 commission, payable in cash, and 1,500,000 broker warrants exercisable at $0.20 per share in the first year and $0.23 per share in the second year.

9.  SEGMENTED INFORMATION

     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.

     a) Operating Segments:


          During 1999, the Company's principal operating segment is the corporate segment, which includes holding investments, based on the way management organizes and manages its business. In 1998, the Company operated in both the mineral exploration and development segment and the corporate segment, and accordingly, has included information on both segments for 1999.



                                               MINERAL
                                           EXPLORATION AND
                                             DEVELOPMENT       CORPORATE        TOTAL
                                           ---------------    -----------    -----------
                                                               (RESTATED      (RESTATED
                                                               -NOTE 4)       -NOTE 4)
1999
Revenue..................................    $        --      $     4,239    $     4,239
General and administrative...............             --        1,014,967      1,014,967
Recovery of mineral properties...........        164,855               --        164,855
Share of losses of BII...................             --        1,570,375      1,570,375
                                             -----------      -----------    -----------
(Loss) Gain for the period...............    $   164,855      $(2,581,103)   $(2,416,248)
                                             ===========      ===========    ===========
Capital expenditures.....................    $  (164,855)     $ 2,138,252    $ 1,973,397
                                             ===========      ===========    ===========
Identifiable assets......................    $        --      $ 3,146,732    $ 3,146,732
                                             ===========      ===========    ===========
1998
Revenue..................................    $        --      $    65,603    $    65,603
General and administrative...............             --          549,186        549,186
Write-off of resource properties.........     (4,805,477)              --     (4,805,477)
Loss on sale of assets...................             --          (27,587)       (27,587)
                                             -----------      -----------    -----------
(Loss) Gain for the period...............    $(4,805,477)     $  (511,170)   $(5,316,647)
                                             ===========      ===========    ===========
Capital expenditures (recoveries)........    $   134,961      $ 1,742,563    $ 1,877,524
                                             ===========      ===========    ===========
Identifiable assets......................    $        --      $ 3,639,553    $ 3,639,553
                                             ===========      ===========    ===========


     b) Geographic Information:

          All of the Company's mineral exploration and development activities during 1997 through 1999 were in Argentina.

          Except for the Company's investment in BII and related share of losses, substantially all of the Company's corporate activities during 1997 through 1999 were in Canada.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Biometric Identification, Inc.


     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Biometric Identification, Inc. (the "Company") at December 31, 1998, and the results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /S/ PRICEWATERHOUSECOOPERS LLP



Woodland Hills, California
March 24, 1999

                         BIOMETRIC IDENTIFICATION, INC.


                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998



                                 ASSETS
Current assets:
     Cash...................................................  $    58,169
     Accounts receivable, net of allowance of $40,000.......      380,183
     Inventory..............................................      231,807
     Deferred taxes.........................................       49,332
     Other current assets...................................        8,563
                                                              -----------
          Total current assets..............................      728,054
                                                              -----------
Property and equipment......................................       49,129
Less: Accumulated depreciation and amortization.............      (10,349)
                                                              -----------
          Net property and equipment........................       38,780
Other assets................................................        3,140
                                                              -----------
          Total assets......................................  $   769,974
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable.......................................  $   556,252
     Intercompany payable...................................      131,575
     Payroll taxes payable and other accrued expenses.......       37,612
                                                              -----------
          Total current liabilities.........................      725,439
Long-term debt:
     Convertible notes......................................    2,420,000
     Convertible note payable to related parties............      237,500
     Interest payable.......................................       52,266
                                                              -----------
          Total liabilities.................................    3,435,205
Commitments and contingencies (Note 8)
Stockholders' deficit:
     Preferred stock, no par value, 30,000,000 shares
      authorized; 14,155,629 shares issued at December 31,
      1998..................................................    2,784,167
     Common stock, Class A, no par value, 90,000,000 shares
      authorized; 1,000 shares issued at December 31,
      1998..................................................          280
     Common stock, Class B, no par value, 10,000,000 shares
      authorized; 830,625 shares issued at December 31,
      1998..................................................       58,144
     Accumulated deficit....................................   (5,507,822)
                                                              -----------
          Total stockholders' deficit.......................   (2,665,231)
                                                              -----------
          Total liabilities and stockholders' deficit.......  $   769,974
                                                              ===========



   The accompanying notes are an integral part of these financial statements.

                         BIOMETRIC IDENTIFICATION, INC.


                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998





Sales.......................................................  $ 1,129,273
Cost of sales...............................................    1,510,869
                                                              -----------
     Gross loss.............................................     (381,596)
Sales, general and administrative expenses..................    3,927,466
Other income................................................       (4,453)
                                                              -----------
Loss before income taxes....................................   (4,304,609)
Income tax benefit..........................................     (370,000)
                                                              -----------
     Net loss...............................................  $(3,934,609)
                                                              ===========


   The accompanying notes are an integral part of these financial statements.

                         BIOMETRIC IDENTIFICATION, INC.


                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998





Cash flow from operating activities:
  Net loss..................................................  $(3,934,609)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        8,815
     Tax benefit transferred to parent......................     (370,000)
     Changes in assets and liabilities:
       Accounts receivable..................................     (256,580)
       Inventory............................................       (3,585)
       Prepaid expenses and other assets....................        3,840
       Accounts payable.....................................      412,069
       Accrued payroll and other accrued expenses...........       32,982
       Interest payable.....................................       52,266
                                                              -----------
          Net cash used in operating activities.............   (4,054,802)
                                                              -----------
Cash flows from investing activities:
  Purchase of property and equipment........................      (38,391)
                                                              -----------
          Net cash used in investing activities.............      (38,391)
                                                              -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................       58,266
  Proceeds from issuance of convertible debt................    2,325,000
  Proceeds from Parent Company..............................    2,027,781
  Repayments to Parent Company..............................     (275,000)
                                                              -----------
          Net cash used in financing activities.............    4,136,047
                                                              -----------
          Net increase in cash..............................       42,854
Cash, at beginning of year..................................       15,315
                                                              -----------
Cash, at end of year........................................  $    58,169
                                                              ===========
Cash payments made for:
  Interest..................................................  $    25,861
                                                              ===========
Non-cash financing activities:
  Conversion of third-party notes payable to preferred
     stock..................................................  $   192,500
                                                              ===========
  Conversion of related-party payables to preferred stock...  $ 2,321,000
                                                              ===========
  Conversion of Class A to Class B common stock.............  $    58,144
                                                              ===========
  Conversion of common stock to preferred stock.............  $   270,677
                                                              ===========


   The accompanying notes are an integral part of these financial statements.

                         BIOMETRIC IDENTIFICATION, INC.


                       STATEMENT OF STOCKHOLDERS' DEFICIT


                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                              COMMON STOCK           COMMON STOCK
                                   PREFERRED STOCK              CLASS A                 CLASS B
                               -----------------------   ----------------------   -------------------
                               NUMBER OF                 NUMBER OF                NUMBER OF             ACCUMULATED
                                 SHARES       AMOUNT       SHARES      AMOUNT      SHARES     AMOUNT      DEFICIT        TOTAL
                               ----------   ----------   ----------   ---------   ---------   -------   -----------   -----------
Balance at December 31,
  1997.......................         --            --   7,137,800    $ 270,825         --        --    $(1,573,213)  $(1,302,388)
  Stock sales................         --            --     831,625       58,266         --        --            --         58,266
  Conversion of common stock
    to preferred stock.......  7,137,800    $  270,667   (7,137,800)   (270,667)        --        --            --             --
  Conversion of common stock,
    Class A to common stock
    Class B..................         --            --    (830,625)     (58,144)   830,625    $58,144           --             --
  Conversion of notes payable
    into preferred stock.....  7,017,829     2,513,500          --           --         --        --            --      2,513,500
  Net loss...................         --            --          --           --         --        --    (3,934,609)    (3,934,609)
                               ----------   ----------   ----------   ---------    -------    -------   -----------   -----------
Balance at December 31,
  1998.......................  14,155,629   $2,784,167       1,000    $     280    830,625    $58,144   $(5,507,822)  $(2,665,231)
                               ==========   ==========   ==========   =========    =======    =======   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                         BIOMETRIC IDENTIFICATION, INC.


                         NOTES TO FINANCIAL STATEMENTS



1.  DESCRIPTION OF BUSINESS:


     Biometric Identification, Inc. was incorporated in the State of California on July 21, 1995. The principal business purpose of the Company is to develop and market security applications for a fingerprint identification system. The Company is a majority owned subsidiary of Arete Associates (the "Parent Company").

     In November 1997, the Company declared a 100 to one stock split of its common stock.

2.  MANAGEMENT'S PLANS:

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 1998, the Company incurred a loss of $3,934,609 and has accumulated a deficit at December 31, 1998 of $5,507,822. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing or refinancing as may be required to ultimately attain profitability. In current commitments, the Company expects to receive in cash approximately $2,675,000 from the agreement with Biometric Security Corp. The Company is also actively pursuing other equity financing commitments through discussion with potential investors. As of March 24, 1999, the Company has received commitments worth $527,500 from outside investors and an amount not to exceed $200,000 from the Parent Company.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Revenue Recognition

     Revenues from product sales are recognized upon shipment and customer acceptance.

  Use Of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  Concentration Of Credit Risk


     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company limits its credit risk with respect to cash by maintaining cash balances with major financial institutions. At times during the year cash and cash balances exceeded FDIC limits. The Company performs assessments of the credit worthiness of its customers to minimize credit risk with respect to trade receivables.

     One customer accounted for approximately 30% of the Company's accounts receivable at December 31, 1998 and approximately 38% of the Company's revenues during the year ended December 31, 1998.

     One vendor accounted for approximately 77% of inventory purchases during the year ended December 31, 1998. At December 31, 1998 amounts payable to the vendor were approximately 64% of accounts payable.

  Cash And Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

                         BIOMETRIC IDENTIFICATION, INC.

  Inventory

     Inventory is stated at lower of cost (first-in, first-out method) or market.

  Property And Equipment

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets.

     The estimated useful lives for asset classifications are as follows:


Furniture and fixtures......................................  7 years
Office equipment............................................  5 years
Telephone equipment.........................................  5 years


     Expenditures for repairs are expensed as incurred and additions, renewals and betterments are capitalized.


  Income Taxes


     The Company provides for deferred income taxes on an asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     The Company files its income tax return on a consolidated basis with its parent company. All provisions for federal and state income taxes, excluding provisions for deferred income taxes, are provided for through notes payable/receivable with related parties. The Company's current year income tax benefit represents its parent's utilization of the net operating loss generated in 1998 that could be carried back to prior years.


  Fair Value Of Financial Instruments



     For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to the short maturity of these instruments. The carrying value of the line of credit and convertible notes approximate fair value at December 31, 1998.



  Comprehensive Income


     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. The Company has adopted the provisions of SFAS No. 130 during the year ended December 31, 1998. The Company has no other comprehensive income components and accordingly net income equals comprehensive income.

                         BIOMETRIC IDENTIFICATION, INC.

  Stock-Based Compensation Awards

     SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees," encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has adopted the disclosure requirements of SFAS No. 123, which involves pro forma disclosure of net income under the provisions of SFAS No. 123, but has chosen to continue accounting for stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."


4.  RELATED-PARTY TRANSACTIONS:


     At December 31, 1998, notes payable totaling $237,500 were outstanding to various officers of Arete Associates. The notes are unsecured and convertible into common stock of the Company at a rate of $0.28 per share. The notes bear interest at 8% per annum and mature in December 2002.

     For the year ended December 31, 1998, debt due to the Parent Company totaling $2,321,000 was converted into 6,330,329 shares of common stock.

     The Company leases office space from the Parent Company. Rent expense paid to the Parent Company amounted to $47,672 for the year ended December 31, 1998.


5.  INVENTORY:


     At December 31, 1998, inventory consisted of the following:


                                                               AMOUNT
                                                              --------
Raw materials...............................................  $ 33,963
Finished goods..............................................   197,844
                                                              --------
                                                              $231,807
                                                              ========



6.  CONVERTIBLE NOTES:


     In June 1998, BII entered into a $5,000,000 convertible debenture purchase agreement (the "Purchase Agreement") with Biometric Security Corp. ("BSC"). The Purchase Agreement provides for BSC to make tranche payments, as defined, which bear interest equal to the lowest interest rate imputed under the Internal Revenue Code of 1986, payable annually in arrears. The debentures may be converted at the option of BSC at any time, into Series A preferred stock at a specified conversion rate, as defined in the Purchase Agreement. The debentures become convertible upon an initial public offering of BII. The debentures expire in June 2003. The Purchase Agreement also requires the Company to maintain certain non-financial covenants. At December 31, 1998, the holder had made tranche payments to BII totalling $2,325,000.

     At December 31, 1998, the Company had notes payable outstanding of $332,500 payable to various individuals (of which $237,500 are payable to related parties [see Note 4]). The notes bear interest at 8% per annum and are convertible into common stock at a rate of $0.28 per share. The notes mature December 2002.

                         BIOMETRIC IDENTIFICATION, INC.

7.  INCOME TAXES:


     The income tax benefit for the year ended December 31, 1998 is as follows:


Current:
     Federal................................................  $(364,507)
     State..................................................     (5,493)
                                                              ---------
                                                               (370,000)
Deferred:
     Federal................................................         --
     State..................................................         --
                                                              ---------
                                                                     --
                                                              ---------
Income tax benefit..........................................  $(370,000)
                                                              =========


     The types of temporary differences between the tax bases of assets and liabilities that give rise to the net deferred tax balance at December 31, 1997 and their approximate tax effects, are as follows:

Assets:
     Allowance for doubtful accounts........................  $    16,000
     Accrued warranty.......................................       10,000
     Accrued vacation.......................................        5,325
     Net operating loss carryforwards.......................    1,047,060
     Inventory reserve......................................        6,257
     State taxes and other..................................       23,085
                                                              -----------
          Gross deferred tax assets.........................    1,107,727
Less valuation allowance....................................   (1,058,395)
                                                              -----------
Deferred tax assets.........................................  $    49,332
                                                              ===========

     At December 31, 1998, the net deferred tax assets are all current. The Company has provided a valuation allowance against a portion of the deferred tax assets based on management's current assessment of recoverability.

     The portion of the Federal net operating loss carryforwards attributable to the Company amounted to $2,977,662 at December 31, 1998 expiring in 2013. The Company has various state net operating loss carryovers totaling approximately $1,152,165 expiring in the years 2002 through 2018. The Company's ability to utilize the net operating loss carryforwards may be limited in the event that a change of control occurs in the future.


8.  COMMITMENTS AND CONTINGENCIES:


     The Company rents its facilities and certain equipment under various operating leases agreements. The Company leases one facility which includes an escalation clause based primarily on increases in the Consumer Price Index.

     Minimum commitments under the various operating lease agreements are as follows:


                         YEAR ENDED
                        DECEMBER 31,
                        ------------
  1999......................................................  $33,564
  2000......................................................   19,579
                                                              -------
     Total minimum lease payments...........................  $53,143
                                                              =======

                         BIOMETRIC IDENTIFICATION, INC.

     As further discussed in Note 4, the Company also leases certain space on a month-to-month basis from the Parent. Rent expense for the year ended December 31, 1998 was $95,778, including amount paid to the Parent.


9.  STOCKHOLDERS' DEFICIT:


     The Company is authorized to issue two classes of common stock, which have identical rights except that Class A common stock has exclusive voting rights. Class B common stock is automatically convertible into Class A common stock upon the closing of an initial public offering ("IPO").

     The Company is also authorized to issue Preferred Stock. The preferred stock has the following rights and preferences: the holders of the preferred stock shall be entitled, when and as declared by the Board of Directors to a dividend equal to $0.06 per share of preferred stock, payable in preference and priority to any payment of dividend on the common stock; liquidation preference in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company; voting rights rank equally with Class A common stock; and covenants restricting (a) authorization of additional shares, (b) merger or consolidation of the Company with another corporation; (c) disposal of all or substantially all of the property of the Company.

     The Preferred Stock is convertible into one share of Class A common stock at the option of the holder, at any time after the date of issuance. The Preferred Stock will automatically convert to shares of common stock on the closing of an IPO.


10.  STOCK OPTION PLAN:


     During 1998, the Company has formed the Stock Option Plan (the "Plan"). The Plan provides employees, officers, directors and consultants options granted as either "incentive" or "nonqualified" stock options. The Plan allows for option grants for a maximum of 5,325,000 common shares. Incentive options are granted at an exercise price no less than 100% of the fair value of the common stock on the date of grant. Nonqualified options can be granted at an exercise price not less than 85% of the fair value of the common stock on the date of grant. The fair value at the date of grant is determined by the board of directors or the committee that administers the Plan. Each option has a term of not more than ten years and vests at a rate of 20% per year over five years from the date of grant. At December 31, 1998, no options were granted.

                         BIOMETRIC IDENTIFICATION, INC.



                                 BALANCE SHEET


                            AS OF DECEMBER 31, 1997


                     (UNAUDITED -- PREPARED BY MANAGEMENT)



ASSETS
Current assets
     Cash...................................................  $    15,315
     Accounts receivable, net of allowance of $40,000 (Note
      2)....................................................      123,603
     Inventory (Note 3).....................................      228,222
     Deferred taxes (Note 6)................................       49,332
     Other current assets...................................       13,766
                                                              -----------
          Total current assets..............................      430,238
                                                              -----------
Property and equipment......................................       10,738
Less accumulated depreciation and amortization..............       (1,534)
                                                              -----------
                                                                    9,204
Other assets................................................        1,777
                                                              -----------
                                                              $   441,219
                                                              ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
     Accounts payable.......................................  $   144,183
     Accrued payroll and pension expense....................        4,636
     Payroll taxes payable and other accrued expenses.......       31,055
                                                              -----------
          Total current liabilities.........................      179,874
Long-term debt
     Bank line of credit (Note 4)...........................      500,000
     Convertible notes (Note 5).............................      287,500
     Notes payable to related parties (Note 2)..............      776,239
                                                              -----------
          Total liabilities.................................    1,743,613
                                                              -----------
Commitments and contingencies (Note 7)
Stockholders' deficit (Note 8)
     Common stock, no par value.............................      270,825
     Accumulated deficit....................................   (1,573,219)
                                                              -----------
          Total stockholders' deficit.......................   (1,302,394)
                                                              -----------
                                                              $   441,219
                                                              ===========



    See accompanying summary of significant accounting policies and notes to financial statements.

                         BIOMETRIC IDENTIFICATION, INC.



                            STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                     (UNAUDITED -- PREPARED BY MANAGEMENT)



Sales.......................................................  $   493,756
Cost of Sales...............................................    1,032,042
                                                              -----------
Gross Loss..................................................     (538,287)
Sales, general and administrative expenses..................    1,657,866
                                                              -----------
Loss before income taxes....................................   (2,196,152)
Benefit for income taxes (Note 6)...........................      858,706
                                                              -----------
Net income..................................................  $(1,337,446)
                                                              ===========



    See accompanying summary of significant accounting policies and notes to financial statements.

                         BIOMETRIC IDENTIFICATION, INC.



                       STATEMENT OF STOCKHOLDERS' DEFICIT


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                     (UNAUDITED -- PREPARED BY MANAGEMENT)



                                                      COMMON STOCK
                                                  --------------------   ACCUMULATED   STOCKHOLDERS'
                                                   SHARES      AMOUNT      DEFICIT        DEFICIT
                                                   ------      ------    -----------   -------------
Balance at December 31, 1996....................  3,750,000   $ 12,499   $  (235,773)   $  (223,274)
Issuance of common stock for cash...............  2,495,000      8,342            --          8,342
Issuance of common stock for repayment of
  debt..........................................    892,800    249,984            --        249,984
Net loss for the year...........................         --         --    (1,337,446)    (1,337,446)
                                                  ---------   --------   -----------    -----------
Balance at December 31, 1997....................  7,137,800   $270,825   $(1,573,219)   $(1,302,394)
                                                  =========   ========   ===========    ===========



    See accompanying summary of significant accounting policies and notes to financial statements.

                         BIOMETRIC IDENTIFICATION, INC.



                            STATEMENT OF CASH FLOWS


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                     (UNAUDITED -- PREPARED BY MANAGEMENT)



Cash flows from operating activities
  Net loss..................................................  $(1,337,446)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Provision for doubtful accounts........................       40,000
     Depreciation...........................................        1,534
     Changes in assets and liabilities:
       Accounts receivable..................................     (163,602)
       Inventory............................................     (216,222)
       Other current assets.................................      (13,766)
       Deferred income taxes................................      (49,332)
       Other assets.........................................        1,386
       Accounts payable.....................................      144,183
       Accrued payroll and pension expense..................        4,636
       Payroll taxes payable and other accrued expenses.....       29,255
                                                              -----------
Net cash used by operating activities.......................   (1,559,374)
                                                              -----------
Cash flows from investing activities
  Purchase of property and equipment........................      (10,738)
                                                              -----------
Net cash used in investing activities.......................      (10,738)
                                                              -----------
Cash flows from financing activities
  Proceeds from issuance of common stock....................      258,326
  Proceeds from bank line of credit.........................      500,000
  Proceeds form issuance of convertible debt................      525,000
  Proceeds from Parent Company..............................      288,250
                                                              -----------
Net cash used in financing activities.......................    1,571,576
Net increase (decrease) in cash.............................        1,464
Cash, at beginning of year..................................       13,851
Cash, at end of year........................................  $    15,315
                                                              ===========
Cash payments made for:
  Interest..................................................  $    37,984


    See accompanying summary of significant accounting policies and notes to financial statements.

                         BIOMETRIC IDENTIFICATION, INC.



                         NOTES TO FINANCIAL STATEMENTS


                     (UNAUDITED -- PREPARED BY MANAGEMENT)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Organization and Description of Business



     Biometric Identification, Inc. is a Corporation which was incorporated in the State of California on July 21, 1995. The principal business purpose of the Company is to manufacture and sell fingerprint identification systems internationally. The Company is a majority owned subsidiary of Arete Associates.



  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Inventory



     Inventory is stated at the lower of cost first-in, first-out method, or market.



  Property and Equipment



     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets.



     The estimated useful lives for asset classifications, are as follows:



           Office furniture and equipment                 7 Years



  Organization Costs



     As of December 31, 1997, organization costs consist primarily of professional fees and costs incurred in the formation of the Company. These costs are being amortized ratably over a fifteen year period.



  Income Taxes



     The Company provides for deferred income taxes on an asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.



     The Company files its income tax return on a consolidated basis with its parent company. All provisions for federal and state income taxes, excluding provisions for deferred income taxes, are provided for through notes payable/receivable with related parties. The Company's current year income tax benefit represents its parent's utilization of the 1997 loss.



     For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to the short maturity of these instruments. The carrying value of the line of credit and convertible notes approximate fair value at December 31, 1997 since these notes substantially bear interest at rates which approximate bank prime. The fair value of notes payable to and convertible debt to stockholders cannot be estimated due to their related party nature.

                         BIOMETRIC IDENTIFICATION, INC.

                     (UNAUDITED -- PREPARED BY MANAGEMENT)



2.  RELATED PARTY TRANSACTIONS



  Notes Payable to Related Parties



     At December 31, 1997, notes payable to related parties consist of the following:



                                                                 AMOUNT
                                                                 ------
8% notes payable to various officers of Arete Associates,
  due in full December, 2002; unsecured. The notes are
  convertible to common stock of the Company effective
  January 1, 1998, and this option to convert expires
  December 31, 1998, at a rate of $0.28 per share...........    $237,500
Line of credit payable to Arete Associates, interest at the
  yield rate of the Star Treasury Account at Star Bank, due
  in full January 1, 1999; unsecured........................     538,739
                                                                --------
                                                                $776,239
                                                                ========



     Subsequent to December 31, 1997, the Company intends to convert $400,000 of the line of credit payable to Arete Associates to common stock.



  Accounts Receivable from Related Parties



     At December 31, 1997, the Company has $25,160 in accounts receivable due from related parties.



3.  INVENTORY



     At December 31, 1997, inventory consisted of the following:



                                                                 AMOUNT
                                                                 ------
Raw material................................................    $177,527
Work in progress............................................     104,499
Finished goods..............................................      21,839
                                                                --------
                                                                 243,865
Less: allowance for obsolete inventory......................     (15,643)
                                                                --------
                                                                $228,222
                                                                ========


4.  BANK LINE OF CREDIT


     The Company has a line of credit secured by Arete Associates with a bank totaling $500,000. Borrowings under the line of credit bear interest at 8.5% at December 31, 1997. The line expires July 1, 1998.


     On behalf of the Company and subsequent to year-end, Arete Associates paid down the $500,000 line of credit. This payable to Arete Associates will be converted into common stock of the Company.

5.  CONVERTIBLE NOTES PAYABLE

     At December 31, 1997, notes payable of $287,500 consist of 8% notes payable to various individuals, due in full December, 2002; unsecured. The notes are convertible to common stock of the Company effective January 1, 1998, and this option to convert expires December 31, 1998, at a rate of $0.28 per share.

                         BIOMETRIC IDENTIFICATION, INC.

                     (UNAUDITED -- PREPARED BY MANAGEMENT)


6.  INCOME TAXES


     The benefit for income taxes for the year ended December 31, 1997 is as follows:


                                                                1997
                                                                ----
Current:
     Federal................................................  $712,562
     State..................................................    96,812
                                                              --------
                                                               809,374
                                                              --------
Deferred:
     Federal................................................    29,944
     State..................................................    19,388
                                                              --------
                                                                49,332
                                                              --------
     Benefit for income taxes...............................  $858,706
                                                              ========

     The types of temporary differences between the tax bases of assets and liabilities that give rise to the net deferred tax balance at December 31, 1997 and their approximate tax effects, are as follows:


ASSETS
     Allowance for doubtful accounts........................  $16,000
     Accrued warranty.......................................   10,000
     Accrued vacation.......................................    2,662
     Net operating loss.....................................   14,150
     Inventory reserve......................................    6,257
     Other..................................................      283
                                                              -------
Deferred tax assets.........................................  $49,332
                                                              =======


     The Company has various state net operating loss carryovers totaling approximately $295,000 expiring in the years 2002 through 2017.

7.  COMMITMENTS


     The Company currently leases office space under a non-cancellable operating lease agreement which expires in October, 1998. Under the terms of the lease, the Company pays monthly rent of $2,278. For the year ended December 31, 1997, rent expense under the aforementioned non-cancellable operating lease agreement was $25,179.


     As of December 31, 1997, the future minimum lease payment for the year ending December 31, 1998 is $23,395.

8.  STOCKHOLDERS' DEFICIT

     In November 1997, the Company declared a one hundred for one (100-1) split of its common stock. The accompanying statement of stockholders' deficit gives retroactive effect to the stock split.


9.  STATEMENT OF CASH FLOWS


  Non-Cash Investing Financing Activities

     During the year ended December 31, 1997, the Company recognized the following non-cash investing and financing activities that affected assets and liabilities:

          Accrued interest of $16,787 was added to the principal portion of notes payable.

                         BIOMETRIC IDENTIFICATION, INC.

                     (UNAUDITED -- PREPARED BY MANAGEMENT)


          Expenses in the amount of $555,819 were paid directly by the parent company.

          A tax benefit in the amount of $809,374 was utilized by the parent company, and was offset against the payable to the parent company.

          Issuance of stock in the amount of $249,984 for repayment of debt.

10.  CONCENTRATIONS

  Significant Customer

     For the year ended December 31, 1997, the Company had a customer that represented approximately 21% of total revenues. At December 31, 1997, the amount due from this customer included in accounts receivable was $71,736.

  Significant Vendor

     For the year ended December 31, 1997, the Company had a vendor that represented approximately 32% of total inventory purchases. At December 31, 1997, the amount due to this vendor included in accounts payable was $3,806.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon its transfer to Wyoming in 1998, Biometric retained its by-laws as then in effect. Biometric's by-laws provide that, subject to the provisions of the British Columbia Company Act, the directors may, with court approval, cause Biometric to indemnify a director or former director of Biometric or a director or former director of a corporation of which Biometric is or was a member, and the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director of Biometric or a director of such corporation, including any action or proceeding brought by Biometric or any such corporation. Each director of Biometric on being elected or appointed shall be deemed to have contracted with Biometric on the terms of the foregoing indemnity.

     The by-laws also provide that, subject to the provisions of the British Columbia Company Act, the directors may cause Biometric to indemnify any officer, employee or agent of Biometric or of a corporation of which Biometric is or was a member (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him and resulting from his actions as an officer, employee or agent of Biometric or of such corporation. In addition Biometric shall indemnify the Secretary or an Assistant Secretary of Biometric (if he or she shall not be a full time employee of Biometric and notwithstanding that he or she is also a director) and his or her heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or her and arising out of the functions assigned to the Secretary by the British Columbia Company Act or Biometric's by-laws. Each such Secretary and Assistant Secretary on being appointed shall be deemed to have contracted with Biometric on the terms of the foregoing indemnity.

     Relevant Wyoming statutory provisions are as follows:

     Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if, among other factors: (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification must be authorized by directors, legal counsel or shareholders as provided in Section 17-16-855.

     Unless ordered by a court under Wyoming Business Corporation Act Section 17-16-854(a)(iii), a corporation may not indemnify a director under Section 17-16-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct as set forth in the preceding paragraph; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Pursuant to Section 17-16-852 of the Wyoming Business Corporation Act, a corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Pursuant to Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding because he is a director, if he delivers to the corporation: (i) a written affirmation of his good faith belief that he has met the standard of conduct described in Wyoming Business Corporation Act Section 17-16-851; and
(ii) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 17-16-852 (above) and it is determined that he has not met the standard of conduct described in Wyoming Business Corporation Act Section 17-16-851.

     Section 17-16-854 of the Wyoming Business Corporation Act provides for a director who is a party to a proceeding because he is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or another court of competent jurisdiction. If the court determines that the director is entitled to indemnification or advance for expenses, it may also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses.

     Section 17-16-856 of the Wyoming Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) to the same extent as a director; and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: receipt by him of a financial benefit to which he is not entitled; an intentional infliction of harm on the corporation or the shareholders; or (C) an intentional violation of criminal law; and (iii) a corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors or contract. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 17-16-852 of the Wyoming Business Corporation Act, and may apply to a court under Section 17-16-854 of the Wyoming Business Corporation Act for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


            *3.1  Registrant's Articles of Continuance into the State of
                  Wyoming.
            *3.2  Registrant's By-Laws, as amended.
            *3.3  Registrant's Articles of Amendment re Authorized Stock.
            +5    Opinion of Hathaway, Speight & Kunz, LLC (including the
                  consent of such firm), regarding the legality of
                  Registrant's stock issued as of Registrant's Continuance
                  into the State of Wyoming.
           *10.1  Biometric Identification Agreement, dated June 12, 1998.
           *10.2  Inlet Resources, Ltd. Agreement, dated January 21, 1999.
          **21    Subsidiaries of the Registrant.
           +23.1  Consent of Hathaway, Speight & Kunz, LLC (included as part of Exhibit 5 hereto).
            23.2  Consent of KPMG LLP, independent auditors.
            23.3  Consent of PricewaterhouseCoopers LLP.
           +24.1  Power of Attorney.
           +24.2  Power of Attorney.
           *27.1  Financial Data Schedule.
            99    Repurchase Agreement.


- ---------------
 + Previously filed.

 * Filed as an exhibit to Biometric's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Biometric's Annual Report on Form 10-K/A for the year ended December 31, 1998.

     (b) Financial Statement Schedules.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on September 30, 1999.


                                            BIOMETRIC SECURITY CORP.

                                            By:                 *

                                              ----------------------------------
                                              Robert M. Kamm
                                              President and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

                    *                       President and Director (Principal      September 30, 1999
- ------------------------------------------  Executive Officer)
              Robert M. Kamm

                    **                      Director                               September 30, 1999
- ------------------------------------------
             Chester Idziszek

           /s/ ROBERT F. CHASE              Chief Financial Officer and Director   September 30, 1999
- ------------------------------------------  (Principal Financial and Accounting
             Robert F. Chase                Officer)

           /s/ WAYNE JOHNSTONE              Director                               September 30, 1999
- ------------------------------------------
             Wayne Johnstone

           /s/ WILLIAM A. RAND              Director                               September 30, 1999
- ------------------------------------------
             William A. Rand

*By: /s/ SAUNDRA J. ZIMMER
     -------------------------------------
     Name: Saundra J. Zimmer
     Title: Attorney-in-Fact

**By: /s/ WAYNE JOHNSTONE
      ------------------------------------
      Name: Wayne Johnstone
      Title: Attorney-in-Fact

                                 EXHIBIT INDEX


  *3.1    Registrant's Articles of Continuance into the State of
          Wyoming.
  *3.2    Registrant's By-Laws, as amended.
  *3.3    Registrant's Articles of Amendment re Authorized Stock.
  +5      Opinion of Hathaway, Speight & Kunz, LLC (including the
          consent of such firm), regarding the legality of
          Registrant's stock issued as of Registrant's Continuance
          into the State of Wyoming.
 *10.1    Biometric Identification Agreement, dated June 12, 1998.
 *10.2    Inlet Resources, Ltd. Agreement, dated January 21, 1999.
**21      Subsidiaries of the Registrant.
 +23.1    Consent of Hathaway, Speight & Kunz, LLC (included as part of Exhibit 5 hereto).
  23.2    Consent of KPMG LLP, independent auditors.
  23.3    Consent of PricewaterhouseCoopers LLP.
 +24.1    Power of Attorney.
 +24.2    Power of Attorney.
 *27.1    Financial Data Schedule.
  99      Repurchase Agreement.


- ---------------

 + Previously filed.

 * Filed as an exhibit to Biometric's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Biometric's Annual Report on Form 10-K/A for the year ended December 31, 1998.